UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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2024 Proxy Statement
Annual Meeting of Stockholders
Wednesday, May 15, 2024
9:30 A.M., Central Daylight Time
Ashford Inc.
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254

March 28, 2024
Dear Stockholders:

On behalf of the Board of Directors of Ashford Inc., I cordially invite you to attend our 2024 Annual Meeting of Stockholders, which will be held at 9:30 a.m., Central Daylight Time, on Wednesday, May 15, 2024, at our offices located at 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.
2023 was a productive year for Ashford as the lodging industry continues to perform well despite macroeconomic concerns. Our company provides a unique investment opportunity in the hospitality industry given our vertical integration and our ability to maximize control over operations and accelerate growth.

As we enter 2024, we continue to focus on our two main growth strategies of growing our assets under management and growing our third-party business.
We encourage you to read this proxy statement carefully and to vote your proxy as soon as possible so that your shares will be represented at the meeting.
Sincerely,
Monty J. Bennett
Founder, Chief Executive Officer and Chairman of the Board

Notice of 2024 Annual Meeting of Stockholders

Meeting Date:	Wednesday, May 15, 2024
Meeting Time:	9:30 A.M., Central Daylight Time
Meeting Location:	Ashford Inc. 14185 Dallas Parkway, Suite 1200 Dallas, Texas 75254
Meeting Agenda

1.	Election of six directors;
2.	Advisory approval of our executive compensation;
3.	Ratification of the appointment of BDO USA, P.C. as our independent auditor for 2024;
4.	Approval of Amendment No. 2 to the Ashford Inc. 2014 Incentive Plan; and
5.	Transaction of any other business that may properly come before the annual meeting.
Record Date
You may vote at the 2024 Annual Meeting of Stockholders the shares of common stock and Series D Convertible Preferred Stock (which vote on an as-converted basis with our common stock) of which you were the holder of record at the close of business on March 14, 2024.
Review your proxy statement and vote in one of the four ways:

•	In person: Attend the Annual Meeting and vote by ballot.
•	By telephone: Call the telephone number and follow the instructions on your proxy card.
•	Via the internet: Go to the website address shown on your proxy card and follow the instructions on the website.
•	By mail: Mark, sign, date and return the proxy card.
By order of the Board of Directors,
Deric S. Eubanks,
Chief Financial Officer
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
March 28, 2024

2024 Proxy Statement i

ANNEX A-INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES	A-1
2023 Adjusted EBITDA and Adjusted Net Income (Loss)	A-1
2023 Adjusted EBITDA	A-2
2023 Adjusted Net Income (Loss)	A-3
ANNEX B-2014 INCENTIVE PLAN, AS PROPOSED TO BE AMENDED	A-4

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 15, 2024.

The Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2023, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available at www.ashfordinc.com by clicking the “INVESTORS” tab, then the “FINANCIALS & SEC FILINGS” tab and then the “ANNUAL MEETING MATERIAL” link. The information contained on our website is expressly not incorporated by reference into this proxy statement.

ii 2024 Proxy Statement

SUMMARY
This summary highlights selected information contained in this proxy statement, but it does not contain all the information you should consider in determining how to vote your shares of our common stock or Series D Convertible Preferred Stock (which vote on an as-converted basis with our common stock) at the 2024 annual meeting of stockholders of the Company. We urge you to read the entire proxy statement before you vote. This proxy statement or the Notice of Internet Availability of Proxy Materials was first made available to stockholders on or about March 28, 2024.
We are providing these proxy materials in connection with the solicitation by the Board of Directors of Ashford Inc. of proxies to be voted at our 2024 annual meeting of stockholders.
In this proxy statement, unless otherwise indicated or as the context otherwise requires:
•“we,” “our,” “us,” “Ashford,” and the “Company” each refers to Ashford Inc. (NYSE American: AINC), a Nevada corporation;
•“Annual Meeting” refers to the 2024 annual meeting of stockholders of the Company;
•“Ashford LLC” refers to Ashford Hospitality Advisors LLC, a Delaware limited liability company and our subsidiary;
•“Ashford Trust” refers to Ashford Hospitality Trust, Inc. (NYSE: AHT), a Maryland corporation and real estate investment trust (“REIT”);
•“Board of Directors” or “Board” means the board of directors of Ashford Inc.;
•“Braemar” refers to Braemar Hotels & Resorts Inc. (NYSE: BHR), a Maryland corporation and REIT;
•“Code” refers to the Internal Revenue Code of 1986, as amended;
•“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
•“NYSE American” refers to NYSE American LLC, the stock exchange on which shares of our common stock are listed for trading;
•“Premier” refers to Premier Project Management LLC, a Maryland limited liability company and a subsidiary of Ashford LLC, that provides project management services, including construction management, interior design, architectural services, and the purchasing, expediting, warehousing coordination, freight management and supervision of installation of fixtures, furniture, furnishings and equipment (“FF&E”), and related services. On August 8, 2018, we completed our acquisition of Premier, the business of which was formerly conducted by affiliates of Remington Lodging (as defined below);
•“Remington Lodging” refers to Remington Lodging & Hospitality, LLC, a Delaware limited liability company and hotel management company that was owned by Mr. Monty J. Bennett, our Chief Executive Officer and Chairman of the Board, and his father, Mr. Archie Bennett, Jr., Chairman Emeritus of Ashford Trust, before its acquisition by Ashford Inc. on November 6, 2019. “Remington” refers to the same entity after the acquisition was completed, resulting in Remington Lodging & Hospitality, LLC becoming a subsidiary of Ashford Inc.;
•“SEC” refers to the U.S. Securities and Exchange Commission;
•“Securities Act” refers to the Securities Act of 1933, as amended;
•"Stirling" refers to Stirling Hotels & Resorts, Inc., a Maryland corporation and REIT. Ashford Trust has a 99.4% ownership interest in Stirling REIT, OP LP, an entity formed by Stirling; and
•“stockholders” refers to holders of our common stock, par value $0.001 per share, and holders of our Series D Convertible Preferred Stock, collectively, or as the context may require, individually.
We, together with Ashford LLC, serve as external advisor to each of Ashford Trust, Braemar and Stirling. In this proxy statement, we refer to Ashford Inc. and Ashford LLC collectively as “advisor.”

2024 Proxy Statement 1

Annual Meeting of Stockholders

Time and Date	Record Date
9:30 A.M., Central Daylight Time, May 15, 2024	March 14, 2024
Voting Matters

Place	Number of Common Shares and Series D Shares on an As-Converted Basis Eligible to Vote at the Annual Meeting as of March 14, 2024
Ashford Inc. 14185 Dallas Parkway, Suite 1200 Dallas, Texas 75254	7,519,969

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	✔For each director nominee	5
Advisory Approval of Our Executive Compensation	✔For	31
Ratification of Appointment of BDO USA, P.C.	✔For	32
Approval of Amendment No. 2 to the Ashford Inc. 2014 Incentive Plan	✔For	34
Board Nominees
The following table provides summary information about each director nominee. All directors of the Company are elected annually by a plurality of all the votes cast for and against each nominee.

Name, Age	Director Since	Principal Occupation	Committee Memberships			Other U.S. Public Company Boards
			A	NCG	CC
Monty J. Bennett, 58	2014	Chairman and Chief Executive Officer of the Company; Chairman of Ashford Trust; Chairman of Braemar				Ashford Trust; Braemar
Dinesh P. Chandiramani, 56 (F)	2014	Chief Executive Officer of 369 Enterprises, LLC; Chief Executive Officer and Strategic Advisor of Hospitality Advisory Associates; Chief Executive Officer of Spartan Raider Development Partners, LLC	✔ (C)
Darrell T. Hail, 58	2014	Former President, Women’s A.R.C., LLC	✔	✔	✔ (C)
Uno Immanivong, 46	2017	Chef and Owner of Red Stix	✔	✔
W. Michael Murphy, 78	2018	Head of Lodging at First Fidelity Mortgage Corporation			✔	American Hotel Income Properties REIT LP
Brian Wheeler, 55 (L)	2014	Chief Technology Officer at Nieman Printing; Principal at Evolution		✔ (C)	✔

*    Reflects current committee membership of current directors standing for re-election only and is not intended to imply any future committee membership after the election of our directors at the Annual Meeting. The Board, in consultation with the Nominating and Corporate Governance Committee, will determine the appropriate committee membership for the forthcoming year after the completion of the Annual Meeting.
A: Audit Committee
NCG: Nominating and Corporate Governance Committee
CC: Compensation Committee
(L): Lead Director
(F): Audit Committee Financial Expert
(C): Chair
2 2024 Proxy Statement

Summary of Director Diversity and Experience
The Board embodies a broad and diverse set of experiences, qualifications, attributes and skills. Below is a brief summary of some of the attributes, skills and experiences of our director nominees. For a more complete description of each director nominee’s qualifications, please see their biographies starting on page 5.

Corporate Governance Highlights
We are committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to the strong performance of the Company and creating long term stockholder value. Our governance framework gives our independent directors the structure necessary to provide oversight, direction, advice and counsel to the management of the Company. This framework is described in more detail in our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which can be found on our website at www.ashfordinc.com by clicking the “INVESTORS” tab, then the “CORPORATE GOVERNANCE” tab and then the “GOVERNANCE DOCUMENTS” link. The information contained on our website is expressly not incorporated by reference into this proxy statement.

Set forth below is a summary of our corporate governance framework.

Board Independence
●	All directors, except Mr. Monty J. Bennett, our Chief Executive Officer and Chairman, are independent

Board Committees
●	We have three standing Board committees:
	●	Audit Committee
	●	Compensation Committee
	●	Nominating and Corporate Governance Committee
●	All committees are composed entirely of independent directors

Leadership Structure
●	Fully independent and empowered Lead Director with broadly-defined authority and responsibilities

Open Communication
●	We encourage open communication and strong working relationships among the Lead Director, Chairman and Chief Executive Officer and other directors and officers
●	Our directors have full access to management and employees

2024 Proxy Statement 3

Risk Oversight
●	Regular Board review of enterprise risk management and related policies, processes and controls
●	Board committees exercise oversight of risk for matters under their purview

Conflicts of Interest
●	Matters relating to Ashford Trust, Braemar, Stirling or any other related party are subject to the approval of a majority of our independent and disinterested directors

Stock Ownership
●	Stock ownership guidelines for directors and executives are set forth in our Corporate Governance Guidelines as follows:
●	Our directors should own shares of our common stock in an amount in excess of 1.5x his or her annual board retainer fee in effect at the time of such director’s election to the Board
●	Our Chief Executive Officer should own shares of our common stock in an amount in excess of 3x his annual base salary in effect at the time of his appointment as Chief Executive Officer
●	Our other executive officers should own shares of our common stock in an amount in excess of 1.5x his or her annual base salary in effect at the time of his or her appointment to such office
●	Comprehensive insider trading policy
●	Prohibitions on hedging and pledging transactions

Accountability to Stockholders
●	We have a non-classified Board and elect every director annually
●	Stockholders holding at least a majority of the voting power of our outstanding voting shares may call special meetings of stockholders
●	Stockholders have the power to amend the bylaws by the vote of a majority of the voting power of our outstanding capital stock
●	Board receives regular updates from management regarding interaction with stockholders and prospective investors

Board Practices
●	Robust annual Board and committee self-evaluation process
●	Balanced and diverse Board composition
●	Limits on outside public company Board service
4 2024 Proxy Statement

PROPOSAL ONE—ELECTION OF DIRECTORS
All of our directors are elected annually by our stockholders. If elected by the required vote, each of the persons nominated as director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Our Nominating and Corporate Governance Committee has recommended, and the Board of Directors has nominated, for re-election each of the persons currently serving as directors of the Company.
If any nominee becomes unable to stand for election as a director, an event that the Board of Directors does not presently expect, the Board of Directors reserves the right to nominate substitute nominees prior to the Annual Meeting. In such a case, the Company will file an amended proxy statement that will identify the substitute nominee, disclose whether such nominee has consented to being named in such revised proxy statement and to serve, if elected, and include such other disclosure relating to such nominee as may be required under the Exchange Act.
The affirmative vote of a plurality of all the votes cast for and against each nominee at the Annual Meeting will be required to elect each nominee to the Board of Directors
Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for each of the six nominees for director, as well as the month and year each nominee first began his or her service on the Board of Directors.

The Board of Directors unanimously recommends a vote FOR all nominees.
Nominees for Election as Director

MONTY J. BENNETT
Age: 58 Chairman and Chief Executive Officer since 2014
Mr. Bennett has served as our Chief Executive Officer and Chairman of the Board of Directors since November 2014. Mr. Bennett is also the Founder and Chairman of both Ashford Hospitality Trust (NYSE: AHT) and Braemar Hotels & Resorts (NYSE: BHR). Mr. Bennett has over 26 years of experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. In addition to his roles at Ashford, over his career Mr. Bennett has been a member and leader in numerous industry associations.
Mr. Bennett is a lifelong advocate of civic engagement and takes pride in giving back to the Dallas-Fort Worth community. Together with the Ashford companies, he supports numerous charitable organizations including Alzheimer's Association, Habitat for Humanity, North Texas Food Bank, the S.M. Wright Foundation and the Special Olympics.
He holds a Master’s degree in Business Administration from Cornell’s S.C. Johnson Graduate School of Management and received a Bachelor of Science degree with distinction from the School of Hotel Administration also at Cornell. He is a life member of the Cornell Hotel Society.
Experience, Qualifications, Attributes and Skills: Mr. Bennett’s extensive industry experience as well as the strong and consistent leadership qualities he has displayed in his current role as the Chief Executive Officer and Chairman of the Board of the Company, and his experience with, and knowledge of, the Company and its operations gained in those roles, his prior role as the Chief Executive Officer and his current role as the Chairman of each of Ashford Trust and Braemar, are vital qualifications and skills that make him uniquely qualified to serve as a director of the Company and as the Chairman of the Board.

2024 Proxy Statement 5

DINESH P. CHANDIRAMANI
Age: 56 Director since 2014 Independent Committees: • Audit (chair) Financial Expert
Dinesh P. Chandiramani has served on the Board since November 2014 and currently serves as chair of our Audit Committee. Mr. Chandiramani is the Chief Executive Officer of 369 Enterprises, LLC, a non-institutional, boutique private equity firm providing capital to start-up and early stage companies. Since June 2020, Mr. Chandiramani also serves as Chief Executive Officer and Strategic Advisor of Hospitality Advisory Associates and since 2021, he serves as the Chief Executive Officer of Spartan Raider Development Partners, LLC. Previously, from 2017 to 2020, Mr. Chandiramani served as Senior Vice President, Franchise Sales and Development, Americas for Radisson Hotel Group.
From 2008 to 2015, Mr. Chandiramani served as the Chief Executive Officer and President of Hyphen Construction Group, a national general contracting firm specializing in the hospitality industry. Prior to joining Hyphen Construction Group, Mr. Chandiramani worked at Response Remediation Service Company, a remediation and restoration contracting company, from 2002 to 2008.
Experience, Qualifications, Attributes and Skills: Mr. Chandiramani has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. Mr. Chandiramani attended Texas Tech University. He supplements his skill sets through ongoing engagement with the director community and access to leading practices, which are beneficial to his service on the Board. In addition, Mr. Chandiramani brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

DARRELL T. HAIL
Age: 58 Director since 2014 Independent Committees: • Audit • Compensation (chair) • Nominating and Corporate Governance
Darrell T. Hail has served on the Board since November 2014 and currently serves as chair of our Compensation Committee and a member of our Audit Committee and our Nominating and Corporate Governance Committee. Mr. Hail served as President of Women's A.R.C., LLC from 2018 to 2021 and served as a producer at Hotchkiss Insurance Agency, a Texas based insurance agency, from 2011 through 2018. Prior to joining Hotchkiss Insurance Agency, Mr. Hail served as a producer at USI, an insurance brokering and consulting agency, from 2005 to 2011 and at Summit Global Partners, a Dallas-based insurance agency from 2002 to 2005. From 1995 through 2002, Mr. Hail served as the manager and owner of Westlake Golf in The Hills, a retail golf operation in Austin, Texas. Mr. Hail earned his Bachelor of Arts in History from the University of Texas at Austin in 1988.
Experience, Qualifications, Attributes and Skills: Mr. Hail brings significant business experience, including the design and implementation of complex insurance programs for clients in various industries, to the Board. In addition, Mr. Hail brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

6 2024 Proxy Statement

UNO IMMANIVONG
Age: 46 Director since 2017 Independent Committees: • Audit • Nominating and Corporate Governance
Uno Immanivong has served on the Board since May 2017 and currently serves as a member of our Audit Committee and our Nominating and Corporate Governance Committee. Ms. Immanivong has been the Chef and Owner of Red Stix since April 2017. Her role as a chef and owner of restaurants include day-to-day management, training, budgeting, sales forecasting, creation and promotion of special events, review inventory, complete payroll and compensation incentive for managers, coordinate and tape television appearances, and confer with partners on financials and growth planning. From March 2005 to September 2013, Ms. Immanivong was a Regional Sales and Support Consultant for Wells Fargo Home Mortgage, where she was responsible for working with the Regional Manager and regional sales management staff in the implementation and consistent execution of sales strategy and sales support functions. She was also the primary support resource for the region and liaison with the division management team, division implementation team, Compliance, Audit, Academy and other home office functional groups. Further, she assisted in the preparation of regional forecasting and budgeting, ensured the communication of and adherence to sales policies, compiled and reviewed audit report and reports findings, developed plans to address audit deficiencies, and developed reporting mechanisms and trend analysis to identify business needs and opportunities. From 1998 until 2005, Ms. Immanivong held various positions at Citibank, including mortgage loan underwriter and mortgage cross sell product manager.
Experience, Qualifications, Attributes and Skills: Ms. Immanivong brings her familiarity with the restaurant industry and business management to the Board.

W. MICHAEL MURPHY
Age: 78 Director since 2018 Independent Committees: • Compensation
W. Michael Murphy has served on the Board since August 2018 and currently serves as a member of our Compensation Committee. Mr. Murphy is the Head of Lodging and Leisure Capital Markets of the First Fidelity Mortgage Corporation, a position he has held since 2002. Mr. Murphy served on the board of directors of Braemar from 2013 to 2017 and served on the board of directors of Ashford Trust from August 2003 until November 2014. He also serves as a director of American Hotel Income Properties REIT LP (TSX: HOT.UN, HOT.U), the President of the Atlanta Hospitality Alliance and on the Advisory Board of Radical Innovations. From 1998 to 2002, Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company. Prior to joining ResortQuest, from 1995 to 1997, he was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, Mr. Murphy was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to that, Mr. Murphy was a partner in the investment firm of Metric Partners, where he was responsible for all hospitality-related real estate matters, including acquisitions, sales and the company’s investment banking platform. Mr. Murphy served in various development roles at Holiday Inns, Inc. from 1973 to 1980. Mr. Murphy has been Co-Chairman of the Industry Real Estate Finance Advisory Council (IREFAC) five times.
Experience, Qualifications, Attributes and Skills: Mr. Murphy has over 43 years of hospitality experience. During his career at Holiday Inns, Inc. and Metric Partners, Mr. Murphy negotiated the acquisition of over 50 hotels, joint ventures and hotel management contracts. At Geller & Co., he served as asset manager for institutional owners of hotels, and at ResortQuest, he led the acquisition of the company’s portfolio of rental management operations. He has extensive contacts in the hospitality industry and in the commercial real estate lending community that are beneficial in his services on the board.

2024 Proxy Statement 7

BRIAN WHEELER
Age: 55 Lead Director Director since 2014 Independent Committees: • Compensation • Nominating and Corporate Governance (chair)
Brian Wheeler has served on the Board since November 2014 and currently serves as our lead independent director (“Lead Director”), as chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.
Mr. Wheeler is the Chief Technology Officer, Director Print Management and Director Digital Operations of Nieman Printing, Inc., one of the largest wholesale printing facilities in the Southwest United States, and a Principal of Evolution, a coaching and mentoring program for executives, since July 2012. Mr. Wheeler has served as a marketing and communications strategist at Visible Dialogue, a boutique marketing and communications consultancy firm, since July 2010 and as a member of the board of directors of Visible Dialogue since May 2011.
Experience, Qualifications, Attributes and Skills: Mr. Wheeler brings more than 16 years of experience delivering print management and marketing and communication solutions, as well as over 11 years of experience driving brand development and growth strategies, to the Board of Directors. In addition, Mr. Wheeler brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

8 2024 Proxy Statement

Summary of Director Qualifications, Skills, Attributes and Experience
Our Nominating and Corporate Governance Committee and the full Board believe a complementary mix of diverse qualifications, skills, attributes and experiences will best serve the Company and its stockholders. The summary of our director nominees’ qualifications, skills, attributes and experiences that appears below, and the related narrative for each director nominee appearing in the directors’ biographies above, note some of the specific experience, qualifications, attributes and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure and strategic direction. The absence of a checkmark for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

2024 Proxy Statement 9

CORPORATE GOVERNANCE
The Board is committed to corporate governance practices that promote the long-term interest of our stockholders. The Board regularly reviews developments in corporate governance and updates the Company’s corporate governance framework, including its corporate governance policies and guidelines, as it deems necessary and appropriate. Our policies and practices reflect corporate governance initiatives that comply with the listing requirements of the NYSE American and the corporate governance requirements of the Sarbanes Oxley Act of 2002. We maintain a corporate governance section on our website, which includes key information about our corporate governance initiatives including our Corporate Governance Guidelines, charters for the committees of the Board, our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The corporate governance section can be found on our website at www.ashfordinc.com by clicking the “INVESTORS” tab, then the “CORPORATE GOVERNANCE” tab and then the “GOVERNANCE DOCUMENTS” link. The information contained on our website is expressly not incorporated by reference into this proxy statement.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to each of our directors and officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and our Executive Vice President, General Counsel and Secretary (or their respective successors)) and our employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and our other public communications;
•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the code;
•protection of Company assets, including corporate opportunities and confidential information; and
•accountability for compliance to the code.
Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors may be made only by the Board or one of the Board committees and will be promptly disclosed if and to the extent required by law or stock exchange regulations.
Board Leadership Structure
The Board regularly considers the optimal leadership structure for the Company and its stockholders. In making decisions related to our leadership structure, specifically when determining whether to have a joint Chief Executive Officer and Chairman or to separate these offices, the Board considers many factors, including the specific needs of the Company in light of its current strategic initiatives and the best interest of our stockholders.
Upon the completion of our spin-off from Ashford Trust in November 2014, the Board determined that Mr. Monty J. Bennett was the best candidate to fill the role of Chairman of the Board as well as to serve as our Chief Executive Officer. In making this determination, the Board took into consideration the Company’s strategic initiatives, Mr. Monty J. Bennett’s expertise in the hospitality industry, which he has developed over the last 31 years, and his superior performance, as evidenced by the total stockholder return during Mr. Monty J. Bennett’s tenure as Chief Executive Officer of Ashford Trust. The Board continues to believe that combining the roles of Chairman and Chief Executive Officer at this time is in the best interest of our stockholders and that our current leadership structure provides a very well-functioning and effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.
10 2024 Proxy Statement

The combined role of Chairman and Chief Executive Officer is both counterbalanced and enhanced by an independent director serving as the Lead Director. In 2023, the Board re-appointed Mr. Brian Wheeler to serve as the Lead Director for a one-year term. Pursuant to our Corporate Governance Guidelines, the Lead Director has the following duties and responsibilities:
•preside at all executive sessions of the independent or non-employee directors;
•advise the Chairman and Chief Executive Officer of decisions reached and suggestions made at meetings of independent directors or non-employee directors;
•serve as liaison between the Chairman and the independent directors;
•approve information sent to the Board;
•approve meeting agendas for the Board;
•approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•authorize the calling of meetings of the independent directors; and
•if requested by major stockholders, be available for consultation and direct communication.
In 2023, our independent directors held three meetings or executive sessions.
In addition, pursuant to our bylaws, the Board must maintain a majority of independent directors at all times, and pursuant our Corporate Governance Guidelines, if the Chairman of the Board is not an independent director, at least two-thirds of our directors must be independent. The Board must also comply with each of the conflict of interest policies discussed in “Certain Relationships and Related Person Transactions-Conflict of Interest Policies.” Our bylaws, Corporate Governance Guidelines and conflict of interest policies are designed to provide a strong and independent Board that provides balance to the Chief Executive Officer and Chairman positions and ensure independent director input and control over matters involving potential conflicts of interest.
Board Role
The business and affairs of the Company are managed by or under the direction of the Board in accordance with Nevada law. The Board provides direction to, and oversight of, management of the Company. In addition, the Board establishes the strategic direction of the Company and oversees the performance of the Company’s business, management and the employees. The management of the Company is responsible for presenting business objectives, opportunities and/or strategic plans to our Board for review and approval and for implementing the Company’s strategic direction and the Board’s directives.
Strategy
The Board recognizes the importance of ensuring that our overall business strategy is designed to create long term value for our stockholders and maintains an active oversight role in formulating, planning and implementing the Company’s strategy. The Board regularly considers the progress of and challenges to the Company’s strategy and related risks throughout the year. At each regularly scheduled board meeting, the management and the Board discuss strategic and other significant business developments since the last meeting and the Board considers, recommends and approves any changes, if any, in strategies for the Company.
Risk Oversight
Our full Board has ultimate responsibility for risk oversight, but the committees of our Board help oversee risk in areas over which they have responsibility. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. Our Board and the Board committees receive regular updates related to various risks for both our Company and our industry. The Audit Committee regularly receives and discusses reports from members of management who are involved in the risk assessment and risk management functions of our Company. The Compensation Committee annually reviews the overall structure of our equity compensation programs to ensure that those programs do not encourage executives to take unnecessary or excessive risks.
Succession Planning
The Board, acting through the Nominating and Corporate Governance Committee, has reviewed and concurred in a management succession plan, developed by our Chairman, to ensure continuity in senior management. This plan, on which our Chief Executive Officer is to report from time to time, addresses:
•emergency Chief Executive Officer succession;
•Chief Executive Officer succession in the ordinary course of business; and

2024 Proxy Statement 11

•succession for the other members of senior management.
The plan also includes an assessment of senior management experience, performance, skills and planned career paths.
Board Refreshment
In addition to ensuring the Board reflects an appropriate mix of experiences, qualifications, attributes and skills, the Nominating and Corporate Governance Committee also focuses on director succession. Recently, based on consideration of best corporate governance practices and upon the recommendation of the Nominating and Corporate Governance Committee, the Board amended its Corporate Governance Guidelines to remove the requirement that a director, upon attaining the age of 70 and annually thereafter, or an individual who would be 70 years of age at the time of their election as a director, may not serve on the Board unless the Board waives such limitation.
Director Nomination Procedures by the Company
The Nominating and Corporate Governance Committee recommends qualified candidates for Board membership based on the following criteria:
•integrity, experience, achievements, judgment, intelligence, competence, personal character, expertise, skills, knowledge useful to the oversight of the Company’s business, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood of a sustained period of service on the Board;
•business or other relevant experience; and
•the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.
In connection with the merit-based selection of nominees for director, the Board has regard for the need to consider director candidates from different and diverse backgrounds, including sex, race, color, ethnicity, age and geography. Consideration will also be given to the Board’s desire for an overall balance of professional diversity, including background, experience, perspective, viewpoint, education and skills. The Board, taking into consideration the recommendations of the Nominating and Corporate Governance Committee, is responsible for selecting the director nominees for election by the stockholders and for appointing directors to the Board between annual meetings to fill vacancies, with primary emphasis on the criteria set forth above. The Board and the Nominating and Corporate Governance Committee assess the effectiveness of the Board’s diversity efforts as part of the annual Board evaluation process.
Stockholder Nominations
Our bylaws permit stockholders to nominate candidates for election as directors of the Company at an annual meeting of stockholders. Stockholders wishing to nominate director candidates can do so by providing a written notice to the Corporate Secretary, Ashford Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254. Stockholder nomination notices and the accompanying certificate, as described below, must be received by the Corporate Secretary not earlier than November 28, 2024 and not later than 5:00 p.m., Eastern time, on December 28, 2024 for the nominated individuals to be considered for candidacy at the 2025 annual meeting of stockholders. Such nomination notices must include all information regarding the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a director in an election contest pursuant to the SEC’s proxy rules under the Exchange Act as well as certain other information regarding the proposed nominee, the stockholder nominating such proposed nominee and certain persons associated with such stockholder, and must be accompanied by a certificate of the nominating stockholder as to certain matters, all as prescribed in the Company’s bylaws. A detailed description of the information required to be included in such notice and the accompanying certificate is included in the Company’s bylaws. You may contact the Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations.
Failure of the notice and certificate to comply fully with the requirements of the Company’s bylaws in such regard will result in the stockholder nomination being invalid and the election of the proposed nominee as a director of the Company not being voted on at the pertinent annual meeting of stockholders.
On December 15, 2016, the Board adopted and approved an amendment to our bylaws that modified the advance notice procedures to require that only stockholders that have owned at least 1% of our outstanding common stock continuously for at least one year may nominate director candidates and propose other business to be considered at an annual meeting of stockholders. The amendment was previously approved by our stockholders at our annual meeting held on May 13, 2015.
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Stockholder and Interested Party Communication with the Board of Directors
Stockholders and other interested parties who wish to contact any of our directors either individually or as a group may do so by writing to them c/o the Corporate Secretary, Ashford Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254. Stockholders’ and other interested parties’ letters are reviewed by Company personnel based on criteria established and maintained by our Nominating and Corporate Governance Committee, which includes filtering out improper or irrelevant topics such as solicitations.
Director Orientation and Continuing Education
The Board and senior management conduct a comprehensive orientation process for new directors to become familiar with our vision, strategic direction, core values, including ethics, financial matters, corporate governance policies and practices and other key policies and practices through a review of background material and meetings with senior management. The Board also recognizes the importance of continuing education for directors and is committed to providing education opportunities in order to improve both the Board’s and its committees’ performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties.
Director Change in Occupation
Upon the time a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, a director is required to tender a letter of proposed resignation from the Board to the chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will review the director’s continuation on the Board, and recommend to the Board whether, in light of all the circumstances, the Board should accept such proposed resignation or request that the director continue to serve.
Hedging and Pledging Policies
We maintain a policy that prohibits our directors and executive officers from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Our policy also prohibits our directors and executive officers from engaging in speculation with respect to Company securities, and specifically prohibits our executives from engaging in any short-term, speculative securities transactions involving Company securities and engaging in hedging transactions.

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BOARD OF DIRECTORS AND COMMITTEES
Our business is managed through the oversight and direction of the Board. Members of the Board are kept informed of our business through discussions with the Chairman of the Board, Chief Executive Officer, Lead Director and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
During the year ended December 31, 2023, the Board held six regular meetings and three meetings or executive sessions of our non-employee directors, each of whom is an independent director. Our Board must hold at least two regularly scheduled meetings per year of the non-employee directors without management present. All of our incumbent directors standing for re-election attended, in person or by telephone, at least 75% of all meetings of the Board and committees on which such director served, held during the period for which such person was a director or was a member of such committees, as applicable.
Mr. Monty J. Bennett serves as Chairman of the Board of Directors as well as Chief Executive Officer of the Company. He also serves as the Chairman of the board of directors of each of Braemar and Ashford Trust and as Chief Executive Officer and a director of Stirling. Because of the conflicts of interest created by the relationships among us, Ashford Trust, Braemar, Stirling and each of their affiliates, many of the responsibilities of the Board have been delegated to our independent directors, as discussed below and under “Certain Relationships and Related Person Transactions-Conflict of Interest Policies.”
Board Member Independence
The Board determines the independence of our directors in accordance with Section 803A of the NYSE American LLC Company Guide and in accordance with our Corporate Governance Guidelines. The NYSE American LLC Company Guide requires an affirmative determination by the Board that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Moreover, our Corporate Governance Guidelines provide that if any director receives, during any 12-month period within the last three years, more than $120,000 in compensation from the Company or any of its direct or indirect subsidiaries, exclusive of director and committee fees and pension or other forms of deferred compensation, he or she will not be considered independent. Our Corporate Governance Guidelines also provide that at all times that the Chairman of the Board is not an independent director, at least two-thirds of the members of the Board should consist of independent directors. The full text of Corporate Governance Guidelines can be found on our website at www.ashfordinc.com by clicking the “INVESTORS” tab, then the “CORPORATE GOVERNANCE” tab, then the “GOVERNANCE DOCUMENTS” tab and then the “Corporate Governance Guidelines” link. The information contained on our website is expressly not incorporated by reference into this proxy statement.
Following deliberations, the Board has affirmatively determined that, with the exception of Mr. Monty J. Bennett, our Chief Executive Officer and Chairman, each director of the Company is independent of the Company and its management under the standards set forth in our Corporate Governance Guidelines and the NYSE American LLC Company Guide.

In making the independence determinations with respect to our current directors, the Board examined all relationships between each of our directors or their affiliates and the Company or its affiliates, including those reported below under the heading “Certain Relationships and Related Person Transactions” in this proxy statement and one additional relationship that did not rise to the level of a reportable related person transaction but were taken into consideration by the Board in making independence determinations. Mr. Wheeler’s wife owns a commercial printing company that is occasionally utilized by the Company, Ashford Trust and Braemar for printing needs. Total fees paid to this company by the Company, Ashford Trust and Braemar were, in the aggregate, $11,375, $88,746 and $27,013 in 2023, 2022 and 2021, respectively. The Board determined that these transactions did not impair the independence of the director involved. As a result of such analysis and independence determinations, the Board is comprised of a majority of independent directors, as required by Section 803A of the NYSE American LLC Company Guide. Any reference to an independent director herein means such director satisfies the independence criteria set forth in our Corporate Governance Guidelines and the NYSE American LLC Company Guide.
Board Committees and Meetings
Historically, the standing committees of the Board have been the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees is composed exclusively of independent directors. The independence of the members of the Audit Committee and the Compensation Committee is determined in accordance with the heightened independence standards for membership on such committees of the rules of the NYSE American and applicable rules of the SEC. Each of the committees is governed by a written charter that has been approved by the Board. A copy of each charter can be found in the Investor section of our website at www.ashfordinc.com by clicking the “INVESTORS” tab, then the “CORPORATE GOVERNANCE” tab and then the “GOVERNANCE DOCUMENTS” link. The information contained on our website
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is expressly not incorporated by reference into this proxy statement. The committee members who currently serve on each active committee and a description of the principal responsibilities of each such committee follows:
Current Committee Membership

	Audit	Compensation	Nominating and Governance
Dinesh P. Chandiramani
Darrell T. Hail
Uno Immanivong
W. Michael Murphy
Brian Wheeler

Audit Committee
Current Members:	Dinesh P. Chandiramani (chair), Darrell T. Hail, Uno Immanivong
Independence	All of the members of the Audit Committee have been determined by our Board to be independent at all pertinent times.
Number of Meetings in 2023:	Five
Key Responsibilities	•	Evaluate the performance, qualifications and independence of the independent auditor;
	•	review with the independent auditor and the Chief Financial Officer and Chief Accounting Officer the audit scope and plan;
	•	if necessary, to appoint or replace our independent auditor;
	•	meet to review with management and the independent auditor the annual audited and quarterly financial statements of the Company;
	•	recommend to our Board whether the financial statements should be included in the Annual Report on Form 10-K;
	•	prepare the audit committee report that the SEC rules and regulations require to be included in the Company’s annual proxy statement;
	•	discuss with management the Company’s major financial risk exposures and management’s policies on financial risk assessment and risk management, including steps management has taken to monitor and control such exposures; annually review the effectiveness of the internal audit function;
	•	review with management the Company’s disclosure controls and procedures and internal control over financing reporting, and review the effectiveness of the Company’s system for monitoring compliance with laws and regulations, including the Company’s code of conduct and cybersecurity; and
	•	evaluate its own performance and deliver a report to the Board setting forth the results of such evaluation.
The Board has determined that Dinesh P. Chandiramani qualifies as an “Audit Committee financial expert,” as defined by the applicable rules and regulations of the Exchange Act. All of the members of our Audit Committee on and after January 1, 2023 are “financially sophisticated” under the rules of the NYSE American LLC Company Guide.

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Compensation Committee
Current Members:	Darrell T. Hail (chair), W. Michael Murphy, Brian Wheeler
Independence	All of the members of the Compensation Committee have been determined by our Board to be independent at all pertinent times, including under the heightened standards for members of the compensation committees of boards of directors.
Number of Meetings in 2023:	Three
Key Responsibilities	•	Review the Company’s equity compensation programs to ensure the alignment of the interests of key leadership with the long term interests of stockholders;
	•	either as a committee or together with the other independent directors (as directed by our Board), determine and approve the Chief Executive Officer’s and Chairman of our Board’s equity compensation;
	•	make recommendations to our Board with respect to the equity compensation of executive officers;
	•	review the performance of our officers;
	•	review and approve the officer compensation plans, policies and programs;
	•	annually review the compensation paid to non-employee directors for service on our Board and make recommendations to our Board regarding any proposed adjustments to such compensation; and
	•	administer the Company’s equity incentive plan.
The Compensation Committee has the authority to retain and terminate any compensation consultant to assist it in the evaluation of officer compensation, or to delegate its duties and responsibilities to one or more subcommittees as it deems appropriate. In 2023, the Compensation Committee retained Gressle & McGinley LLC (“Gressle & McGinley”) as its independent compensation consultant. Gressle & McGinley provided competitive market data to support the Compensation Committee’s decisions on the value of cash bonuses and equity to be awarded to our named executive officers. Gressle & McGinley has not performed any other services for the Company and performed its services only on behalf of, and at the direction of, the Compensation Committee. Our Compensation Committee reviewed the independence of Gressle & McGinley in light of SEC rules and the NYSE American LLC Company Guide regarding compensation consultant independence and has affirmatively concluded that Gressle & McGinley is independent from management of the Company and has no conflicts of interest relating to its engagement by our Compensation Committee. Messrs. Darrell T. Hail, W. Michael Murphy and Brian Wheeler served as members of the Compensation Committee during 2023.

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Nominating and Corporate Governance Committee
Current Members:	Brian Wheeler (chair), Darrell T. Hail, Uno Immanivong
Independence	All of the members of the Nominating and Corporate Governance Committee have been determined by our Board to be independent at all pertinent times.
Number of Meetings in 2023:	Four
Key Responsibilities	•	Assess, develop and communicate with our Board for our Board’s approval the appropriate criteria for nominating and appointing directors;
	•	recommend to our Board the director nominees for election at the next annual meeting of stockholders;
	•	identify and recommend candidates to fill vacancies on our Board occurring between annual stockholder meetings;
	•	when requested by our Board, recommend to our Board director nominees for each committee of our Board;
	•	develop and recommend to our Board our Corporate Governance Guidelines and periodically review and update such Corporate Governance Guidelines as well as make recommendations concerning changes to the charters of each committee of our Board;
	•	perform a leadership role in shaping in our corporate governance; and
	•	oversee a self-evaluation of our Board.
The Nominating and Corporate Governance Committee has the authority to retain and terminate any search firm to be used to identify director candidates.
Director Compensation
Each of our non-employee directors is paid an annual base retainer of $213,000 (which was increased from $150,000 effective as of May 10, 2023), payable 50% in cash and 50% in common stock of the Company. Non-employee directors serving in the following capacities also receive the additional annual cash retainers set forth below:

Capacity	Additional Annual Retainer ($)
Lead Director	25,000
Audit Committee Chair	10,000
Audit Committee Member (Non-Chair)	2,500
Compensation Committee Chair	10,000
Compensation Committee Member (Non-Chair)	2,500
Nominating and Corporate Governance Committee Chair	5,000
Our non-employee directors may also be eligible for additional cash retainers from time to time for their service on special committees. We do not pay Board meeting fees to any of our directors (although per meeting fees for service on special committees may be paid). Officers receive no additional compensation for serving on the Board. All directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with their services on the Board.
Our 2014 Incentive Plan provides for grants of stock to non-employee directors. On the date of the first meeting of the Board following each annual meeting of stockholders at which a non-employee director is initially elected or reelected to the Board, each non-employee director receives the common stock portion of his or her annual base retainer, valued at $106,500 as of the date of grant, in the form of either a grant of shares of our common stock or, if timely elected by a director, deferred stock units (“DSUs”). In accordance with the foregoing, we granted each

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non-employee director an equity award with respect to 9,879 shares of common stock on May 10, 2023. These stock grants are fully vested immediately but, in the case of DSUs, the underlying shares are not delivered until the earlier to occur of a director’s separation from service or a change of control. DSUs accrue dividend equivalents equal to the dividends or other distributions that would have been paid or issued on the number of shares underlying the DSUs, and such dividend equivalents will be settled in the form of additional shares of common stock on the date that the DSUs are settled.
Under our stock ownership guidelines, each of our non-employee directors must hold an amount of common stock having a value in excess of one-and-one-half times his or her annual board retainer fee in effect at the time of such director’s election to the Board (excluding any portion of the retainer fee representing additional compensation for being a Committee chair or Committee member). Non-employee directors are expected to achieve this guideline within four years after being elected or appointed. Once a director has met his or her guideline, he or she will not be considered to be out of compliance with the guideline as a result of stock price volatility. The Company calculates the minimum number of shares necessary to meet compliance with the guidelines, and that number of shares will be the number required to be held through the remaining term of a director’s tenure. Although a director may not sell any common stock granted to them in connection with their service to the Company until the director is in compliance with the guidelines, no director is required to acquire shares on the open market (or is prohibited from selling shares acquired on the open market) in order to meet compliance with the guidelines. As of December 31, 2023, each of our directors had stock ownership that met the guidelines. Directors are prohibited from hedging or pledging our common stock.

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The following table summarizes the compensation paid by us to our non-employee directors for their services as directors for the fiscal year ended December 31, 2023:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Dinesh P. Chandiramani	$113,875	$106,496	$220,371
Darrell T. Hail	$116,375	$106,496	$222,871
Uno Immanivong	$106,375	$106,496	$212,871
W. Michael Murphy	$106,375	$106,496	$212,871
Brian Wheeler	$136,375	$106,496	$242,871
(1)    In fiscal 2023, Ms. Immanivong and Mr. Chandiramani elected to receive the equity portion of their annual retainer in the form of fully vested shares of common stock, while Messrs. Hail, Murphy, and Wheeler elected to receive fully vested DSUs, as more fully described above.
(2)    Value calculated based on the price of such stock as of the close of market on the date of grant.
Attendance at Annual Meeting of Stockholders
In accordance with our Corporate Governance Guidelines, directors of the Company are expected to attend the annual meeting of stockholders in person, by telephone or video conference. All persons who were directors at our 2023 annual meeting of stockholders attended our 2023 annual meeting.

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EXECUTIVE OFFICERS AND COMPENSATION
Executive Officers
The following table shows the names and ages of our current executive officers and the positions held by each individual. A description of the business experience of each for the past five years follows the table.

Name	Age	Title
Monty J. Bennett	58	Chief Executive Officer, Chairman of the Board of Directors
Alex Rose	38	Executive Vice President, General Counsel and Secretary
Deric S. Eubanks	48	Chief Financial Officer and Treasurer
Justin Coe	40	Chief Accounting Officer
J. Robison Hays, III	46	Senior Managing Director

MONTY J. BENNETT
Age: 58 Chairman and Chief Executive Officer since 2014
Monty J. Bennett has served as our Chief Executive Officer and Chairman of the Board of Directors since November 2014. Mr. Bennett is also the Founder and Chairman of both Ashford Hospitality Trust (NYSE: AHT) and Braemar Hotels & Resorts (NYSE: BHR). Mr. Bennett has over 26 years of experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. In addition to his roles at Ashford, over his career Mr. Bennett has been a member and leader in numerous industry associations.
Mr. Bennett is a lifelong advocate of civic engagement and takes pride in giving back to the Dallas-Fort Worth community. Together with the Ashford companies, he supports numerous charitable organizations including Alzheimers Association, Habitat for Humanity, North Texas Food Bank, the S.M. Wright Foundation and the Special Olympics.
He holds a Master’s degree in Business Administration from Cornell’s S.C. Johnson Graduate School of Management and received a Bachelor of Science degree with distinction from the School of Hotel Administration also at Cornell. He is a life member of the Cornell Hotel Society.

ALEX ROSE
Executive Vice President, General Counsel and Secretary Age: 38 Executive since 2021
Alex Rose has served as our Executive Vice President, General Counsel and Secretary since July 2021, and has served in that capacity for Ashford Trust and Braemar since July 2021.
Mr. Rose brings a broad range of legal experience and corporate governance expertise to our Company. Prior to joining our Company in 2021, he was a Partner at Kirkland & Ellis LLP from July 2018 to June 2021, where he worked with public and private companies, as well as private equity funds and their portfolio companies, in connection with complex transactions such as mergers, acquisitions, joint ventures, divestitures, private financings, recapitalizations, debt and equity security investments, and other general corporate matters. Previously, Mr. Rose was an attorney at Jones Day and Vinson & Elkins LLP.
Mr. Rose holds a J.D. from Columbia University School of Law and a B.S. from the University of Kansas and is admitted to practice law in the States of Texas and New York.

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DERIC S. EUBANKS
Chief Financial Officer and Treasurer Age: 48 Executive since 2014
Deric S. Eubanks has served as our Chief Financial Officer and Treasurer since June 2014. He has also served in that capacity for each of Braemar and Ashford Trust since June 2014. Previously, Mr. Eubanks served as Senior Vice President Finance at Braemar since November 2013 and at Ashford Trust since September 2011. Prior to such roles, Mr. Eubanks was Vice President of Investments for Ashford Trust and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B notes, construction loans, and other debt securities. Mr. Eubanks has been with Ashford Trust since its IPO in August 2003. Mr. Eubanks has written several articles for industry publications and is a frequent speaker at industry conferences and industry round tables. Before joining Ashford Trust, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries.
Mr. Eubanks earned a Bachelor of Business Administration degree from the Cox School of Business at Southern Methodist University and is a CFA charter holder. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.

JUSTIN COE
Chief Accounting Officer Age: 40 Executive since 2024
Mr. Coe has served as our Chief Accounting Officer since January 2024 and has served in that capacity for Braemar and for Ashford Trust since January 2024. Prior to serving as Chief Accounting Officer, Mr. Coe served as our Senior Vice President of Accounting since July 2015. As Senior Vice President of Accounting, Mr. Coe was responsible for overseeing most of our accounting functions and each of our advised platforms, including Braemar and Ashford Trust. Such functions include tax, financial reporting, corporate controller, portfolio accounting, internal audit, information systems, acquisitions and special projects. Prior to joining Ashford Inc., Mr. Coe was a Senior Manager at Ernst & Young LLP and served since 2006 in various Assurance and Advisory roles for public and private companies in the airline, real estate, medical device and other industries domestically and internationally.

Mr. Coe holds Bachelor of Business Administration and Master of Accountancy degrees from Texas State University - San Marcos and is a licensed certified public accountant (CPA) in the state of Texas.

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J. ROBISON HAYS, III
Age: 46 Senior Managing Director Executive since 2014
J. Robison Hays, III has served as our Senior Managing Director since May 2020. He previously served as the Company’s Co-President in March 2018 and Chief Strategy Officer since November 2014 and served on our Board until June 2020. Mr. Hays has served as Ashford Trust’s Chief Executive Officer and President since May 2020 and prior to that served as Ashford Trust’s Chief Strategy Officer since 2015 and Senior Vice President-Corporate Finance and Strategy since 2010. He has been with Ashford Trust since April 2005. Additionally, he previously served as Chief Strategy Officer for Braemar until May 2020. Prior to 2013, in addition to his other responsibilities, Mr. Hays was in charge of Ashford Trust’s investor relations group. Mr. Hays is a frequent speaker at industry and Wall Street investor conferences. Prior to joining Ashford Trust, Mr. Hays worked in the Corporate Development office of Dresser, Inc., a Dallas-based oil field service and manufacturing company, where he focused on mergers, acquisitions and strategic direction. Before working at Dresser, Mr. Hays was a member of the Merrill Lynch Global Power & Energy Investment Banking Group based in Texas.
Mr. Hays has been a frequent speaker at various lodging, real estate and alternative investment conferences around the globe. He earned his A.B. in Politics with a certificate in Political Economy from Princeton University and later studied philosophy at the Pontifical University of the Holy Cross in Rome, Italy.

Our Business
We provide advisory services, asset management services, hotel management services, project management services, event technology and creative communications solutions, mobile room keys and keyless entry solutions, watersports activities and other travel services, hypoallergenic premium room products and services, debt placement services, real estate advisory and brokerage services, and wholesaler, dealer-manager, and other broker-dealer services. We seek to grow through the implementation of two primary strategies: (i) increasing our assets under management; and (ii) pursuing third-party business to grow our other products and services businesses. A brief description of our key services is provided below.
Advisory Services
We are currently the advisor for Ashford Trust, Braemar and Stirling. In such capacity, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust, Braemar and Stirling from an ownership perspective, in each case subject to the advisory agreements and the supervision and oversight of the respective board of directors of Ashford Trust, Braemar and Stirling. Ashford Trust is focused on investing in full service hotels in the upscale and upper-upscale segments in the United States that have revenue per available room (“RevPAR”) generally less than twice the national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Stirling invests in a diverse portfolio of stabilized income-producing hotels and resorts across all chain scales primarily located in the U.S.
We provide the personnel and services that we believe are necessary for each of Ashford Trust and Braemar to conduct their respective businesses. We may also perform similar functions for new or additional platforms. Ashford Trust and Braemar have no employees and all of their respective executive officers are our employees (or employees of our subsidiaries). We receive fees and reimbursement of certain expenses from each of Ashford Trust and Braemar for providing such services, the proceeds of which are used in part to pay compensation to our personnel, but Ashford Trust and Braemar do not specifically reimburse us for any executive employee compensation or benefits costs and the amount of our fees does not vary based on the amount of such executive compensation and benefits costs. In our capacity as an advisor, we are not responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are, and will continue to be, the responsibility of the hotel management companies that operate the hotel properties owned by Ashford Trust and Braemar. However, as described further below, Remington, one of our subsidiaries which we acquired on November 6, 2019, operates certain of the hotel properties owned by Ashford Trust and Braemar.
In our advisory services business, we earn advisory fees from each company that we advise. The fees earned from each company that we advise include a base fee, payable in cash, on a monthly basis, for managing the respective day-to-day operations of the companies that we advise and the day-to-day operations of their respective subsidiaries from an ownership perspective, in each case in conformity with the respective investment guidelines of such client.
Asset Management Services
We provide asset management services to Ashford Trust, Braemar and Stirling. Our strategic approach of designating at least one asset manager to each property allows us to leverage our extensive portfolio of subject matter experts, including asset management, revenue optimization, capital management, legal and risk management, data analysis, and property tax. Our fees for asset management services are included in advisory fees as noted above.
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Hotel Management Services
As of December 31, 2023, we provide hotel management services to 61 properties for Ashford Trust, four properties for Braemar, three properties for Stirling and 54 properties for third parties through our subsidiary, Remington. Hotel management services consist of hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures), and related services.
Design and Construction Services
We provide comprehensive solutions for renovations and construction to substantially all of the hotels owned by Ashford Trust and Braemar and also to third-party clients through our subsidiary, Premier. Services provided by Premier consist of construction management, interior design, architecture, and the purchasing, expediting, warehousing, freight management, installation and supervision of property and equipment, and related services.
Event Technology and Creative Communications Solutions
We provide an integrated suite of audio-visual services, including event, hospitality and creative services to third-party clients and, as of December 31, 2023, we have contracts in place as the exclusive in-house provider of event technology and audio visual services at 24 hotels owned by Ashford Trust, nine hotels owned by Braemar an 50 hotels and eight convention centers owned by third parties, respectively. We provide these services through Inspire Event Technologies Holdings, LLC, our subsidiary doing business as INSPIRE (“INSPIRE”).
Mobile Room Keys and Keyless Entry Solutions
We provide mobile room keys and keyless entry solutions to Ashford Trust and Braemar, as well as to third-party clients, through our subsidiary, OpenKey, Inc.
Watersports Activities, Travel, Concierge, and Transportation Services
We provide watersports, travel, concierge, and transportation services to Ashford Trust and Braemar, as well as to third-party clients, thought our subsidiary, RED Hospitality & Leisure LLC.
Hypoallergenic Premium Room Products and Services
We provide hypoallergenic premium room products and services to Ashford Trust, Braemar, and third-party clients through our subsidiary, PRE Opco, LLC.
Debt Placement Services
We provide debt placement and other related services to Ashford Trust and Braemar through our subsidiary, Lismore Capital II LLC.
Real Estate Advisory and Brokerage Services
We provide real estate advisory and brokerage services to Ashford Trust, Braemar, and third-party clients through our subsidiary, in which we hold a noncontrolling interest, Real Estate Advisory Holdings LLC.
Broker-Dealer Services
We provide wholesaler, dealer-manager and other broker-dealer services to Braemar, Ashford Trust, Stirling and certain of our subsidiaries through our subsidiary, Ashford Securities LLC.
Insurance Services
We provide insurance policies covering general liability, workers’ compensation and business automobile claims on behalf of our clients Ashford Trust, Braemar, Stirling and third parties through our insurance subsidiary Warwick, which is licensed by the Texas Department of Insurance.
Executive Compensation
Compensation Approach
Our compensation program balances three important objectives:
•provide adequate compensation to attract and retain talented employees;
•provide strong incentives for management to craft and execute a value-creating growth strategy; and

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•manage the compensation program in a way that the cost to stockholders is appropriate for the performance achieved.
Our program has three components:
•salary, which is set at competitive levels to attract required talent;
•annual cash bonus plan, which rewards management for meeting the Company’s annual business objectives; and
•long-term equity incentive plan, which rewards management for the effective execution of a long-term growth strategy and an incentive to remain committed to the long-term success of the organization.
All three components are designed to allow us to compete for and retain the services of the persons needed for the growth and success of the Company.
The Compensation Committee oversees the compensation of our named executive officers, and retains an outside compensation consultant, Gressle & McGinley, to advise the Compensation Committee periodically on executive compensation matters. Our Compensation Committee has reviewed the independence of Gressle & McGinley in light of SEC rules and NYSE American listing standards regarding compensation consultant independence and has affirmatively concluded that Gressle & McGinley is independent from the Company and has no conflicts of interest relating to its engagement by our Compensation Committee (note that Gressle & McGinley is also the independent compensation consultant to the compensation committees of the boards of directors of Ashford Trust and Braemar).
Salary
The Compensation Committee sets salaries for our executives taking into account the market for asset management talent, as well as comparative analysis of salaries paid to other investment executives at companies with whom we compete for talent.
Annual Cash Bonus Plan
In determining the annual bonus payable to executives, the Compensation Committee and the Board took into account a variety of financial performance factors, including the level of attainment of budgeted revenue, budgeted adjusted EBITDA and liquidity levels, as well as non-financial strategic goals related to loan terms and third-party business growth in selected operational segments.

2023 Business Objectives	Goal	Actual	Result
Achieve budgeted Revenue*	$308.9m	$338.0m	Achieved
Achieve budgeted Adjusted EBITDA**	$66.5m	$60.4m	Missed by 10.1%
Maintain liquidity of at least $5M***	$5.0m	$51.6m	Achieved
Acquire or start at least two businesses in 2023			Achieved
Exceed budgeted third-party revenue at Remington, Premier, and/or RED			Achieved
*    Excludes reimbursements & Ashford Securities.
**    For a reconciliation of EBITDA, EBITDAre and EBITDA Flows to a measure under generally accepted accounting principles (“GAAP”) in the United States, see Annex A.
***    Cash and equivalents, marketable securities, due from related/third parties, and available credit facility.
After evaluating the foregoing achievements, the Compensation Committee determined that it was appropriate to award each named executive officer a cash bonus in respect of fiscal 2023 performance as set forth below in the Summary Compensation Table, under the “Bonus” column.
Long-Term Equity Incentive Plan
Our long-term equity incentive program historically had been composed of two principal components: time-based awards of restricted stock and stock options granted under our 2014 Incentive Plan. From our initial public offering and continuing through fiscal 2019 equity award grants, we granted stock options, which are designed to reward growth in the value of the Company over time. Commencing with equity award grants made in fiscal 2020, the Compensation Committee began to make equity grants in the form of time-based restricted stock, which provide a retention benefit as well as an opportunity to share in the increase in the value of the Company. The Compensation Committee believes that our long-term equity incentive program provides both a strong incentive to grow the value of the Company as well as a retention incentive through the opportunity to vest in restricted stock over time.
On September 10, 2021, the independent members of the Board approved an amendment to the Amended and Restated Limited Liability Company Agreement of Ashford Hospitality Holdings LLC, a subsidiary operating partnership of the Company (“AHH”), that created a new class of Class 2 Long-Term Incentive Partnership Units
24 2024 Proxy Statement

in AHH (“Class 2 LTIP Units”). The Class 2 LTIP Units replicate the economics of a stock option granted by the Company by converting (prior to the applicable final conversion date) into a number of long-term incentive partnership units (“LTIP Units”) in AHH based on the appreciation in a share of the Company’s common stock over the issue price of the applicable Class 2 LTIP Unit. LTIP Units are in turn convertible into common limited partnership units of AHH, which are themselves redeemable for cash or, at the option of the Company, convertible into shares of the Company’s common stock on a 1-for-1 basis. The amendment was approved in order to provide certain executives of the Company, including the named executive officers, the opportunity to substitute Class 2 LTIP Units for stock options previously granted under the 2014 Incentive Plan, with such Class 2 LTIP Units having an issue price equal to the exercise price of the applicable substituted option and a final conversion date that is the same as the expiration date of the applicable substituted option. Mr. Bennett made such an election with respect to certain of his options and Mr. Hays made such an election with respect to all of his options, as reflected below in the “Outstanding Equity Awards at Fiscal Year End Table.”
The Compensation Committee and Board determine the size of potential awards by officer based on a review of market pay levels, taking into consideration the size of our Company against our peers, as well as multiple other factors including, but not limited to, the Company’s and each named executive officer’s individual performance, competitive award opportunities provided to similarly situated executives, and our named executive officers’ roles and responsibilities.
On March 3, 2023, the Compensation Committee granted each named executive officer an award of restricted stock under the 2014 Incentive Plan. The restricted stock generally vests in three substantially equal installments on each of the first three anniversaries of the grant date, subject to accelerated vesting as discussed below under “Potential Payments Upon Termination of Employment or Change of Control.” Messrs. Eubanks and Hays each received an award of 16,984 shares of restricted stock, and Mr. Bennett received an award of 41,174 LTIP Units.
Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers in fiscal years 2023 and 2022:

Name	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Nonequity Incentive Plan Compensation	All Other Compensation	Total
Monty J. Bennett	2023	$946,267	$1,900,000	$559,555	$—	$—	$—	$3,405,821
Chief Executive Officer	2022	$958,073	$2,375,000	$1,017,264	$—	$—	$—	$4,350,337
Deric S. Eubanks	2023	$706,510	$980,000	$230,813	$—	$—	$—	$1,917,322
Chief Financial Officer	2022	$527,565	$918,750	$277,705	$—	$—	$—	$1,724,020
J. Robison Hays, III	2023	$727,097	$1,015,000	$230,813	$—	$—	$—	$1,972,910
Senior Managing Director	2022	$725,698	$1,268,750	$277,705	$—	$—	$—	$2,272,153
(1)    For fiscal 2023, represents annual cash bonus awards awarded by our Compensation Committee, as described in “Annual Cash Bonus Plan,” above. Payment of these awards was made in cash in March 2024.
(2)    For fiscal 2023, represents the aggregate grant date fair value of restricted stock granted pursuant to our 2014 Incentive Plan, calculated in accordance with ASC Topic 718 without regard to the effect of any forfeitures. Assumptions used in the calculations of these amounts are described in Note 16 to the company’s audited financial statements for the fiscal year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 27, 2024.

2024 Proxy Statement 25

Outstanding Equity Awards at Fiscal Year End Table
The following table sets forth information concerning outstanding equity awards for each of our named executive officers as of December 31, 2023:

Name	Number of Securities Underlying Unexercised Options (# exercisable)		Number of Securities Underlying Unexercised Options (# unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Monty J. Bennett	35,000		-	$85.97	12/11/2025	-		-
	60,000	(*)	-	$85.97	12/11/2025	-		-
	100,000	(*)	-	$45.59	3/31/2026	-		-
	50,000	(*)	-	$57.34	4/18/2027	-		-
	50,000	(*)	-	$57.71	10/3/2027	-		-
	77,206		-	$94.96	3/14/2028	-		-
	90,000	(*)	-	$61.12	2/27/2029	-		-
	-		48,170(**)	$45.00	3/15/2032	-		-
	-		-	-	-	25,902	(2)	$95,327
	-		-	-	-	41,174	(3)	$151,533
Deric S. Eubanks	30,000		-	$85.97	12/11/2025	-		-
	35,000		-	$45.59	03/31/2026	-		-
	17,500		-	$57.34	04/18/2027	-		-
	17,500		-	$57.71	10/03/2027	-		-
	27,451		-	$94.96	03/14/2028	-		-
	35,000		-	$61.12	02/27/2029	-		-
	-		-	-	-	5,000	(1)	$18,402
	-		-	-	-	11,471	(2)	$42,217
	-		-	-	-	16,984	(3)	$62,506
J. Robison Hays, III	30,000	(*)	-	$85.97	12/11/2025	-		-
	35,000	(*)	-	$45.59	03/31/2026	-		-
	17,500	(*)	-	$57.34	04/18/2027	-		-
	17,500	(*)	-	$57.71	10/03/2027	-		-
	27,451	(*)	-	$94.96	03/14/2028	-		-
	35,000	(*)	-	$61.12	02/27/2029	-		-
	-		-	-	-	5,000	(1)	$18,402
	-		-	-	-	11,471	(2)	$42,217
					-	16,984	(3)	$62,506
(*)    These entries reflect awards originally granted as stock options that were converted into Class 2 LTIP Units. See “Executive Compensation-Long-Term Equity Incentive Plan” above.
(**)    This entry reflects Class 2 LTIP Units.
(1)    These shares of restricted stock were granted on March 15, 2021 under the 2014 Incentive Plan and vested in three substantially equal installments on each of the first three anniversaries of the grant date, subject to forfeiture.
(2)    These shares of restricted stock or LTIP units were granted on March 15, 2022 under the 2014 Incentive Plan and vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to forfeiture.
(3)    These shares of restricted stock or LTIP units were granted on March 3, 2023 under the 2014 Incentive Plan and vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to forfeiture.
(4)    These values are calculated using the closing price of our common stock on December 29, 2023, which was $3.68.
Employment Agreements
We have employment agreements with each of our named executive officers. The current terms of our employment agreements with our named executive officers expire on December 31, 2024 (2026 in the case of Mr. Eubanks), but each agreement is subject to automatic one-year renewals, unless either party to the applicable employment agreement provides at least 120 days’ notice (60 days in the case of Mr. Eubanks) of non-renewal of such employment agreement.
The employment agreements for each of our named executive officers provided for in 2023:
26 2024 Proxy Statement

•an annual base salary of $950,000 for Mr. Bennett, $700,000 for Mr. Eubanks, and $725,000 for Mr. Hays, subject to annual increases;
•eligibility for annual cash performance bonuses under our incentive bonus plans, based on a targeted bonus range for each officer as described below;
•participation in other short- and long-term incentive, savings, and retirement plans applicable to our senior executives; and
Additionally, the named executive officers of the Company have the following benefits:
•medical and other group welfare plan coverage applicable to our senior executives.
•director’s and officer’s liability insurance coverage;
•payment for an annual executive medical exam conducted at UCLA Medical Center; and
•additional disability and life insurance policies available only to our senior executives.
The cumulative cost of the medical exam and the additional disability and life insurance is not expected to exceed $10,000 annually for any individual executive.
Mr. Bennett’s targeted annual cash bonus range is 100% to 250% of his base salary, Mr. Hays’ targeted annual cash bonus range is 75% to 175% of his base salary and Mr. Eubanks’ targeted annual cash bonus range is 60% to 175% of his base salary.
2014 Incentive Plan
Our 2014 Incentive Plan provides for both equity- and cash-based incentive compensation and for the grant of incentive awards to employees, consultants, and non-employee directors of our Company and its affiliates. The 2014 Incentive Plan is administered by the Compensation Committee and is described more fully below in connection with Proposal Four-Approval of Amendment No. 2 to the Ashford Inc. 2014 Incentive Plan.
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to its “covered employees,” which generally include its chief executive officer, chief financial officer, its next three most highly compensated executive officers, and any individual who is (or was) a “covered employee” for any taxable year beginning after December 31, 2016.
Our company is structured such that compensation is not paid and deducted by the corporation, but at the lower-level operating partnership, which also serves as the employer of our employees. Section 162(m)’s deduction limitation applies to our distributive share of our operating partnership’s deduction for compensation paid to covered employees. The deductibility of compensation is only one of a multitude of factors that we consider in establishing compensation, and we and our Compensation Committee believe that it is important to retain flexibility to award compensation to our employees that appropriately incentivizes their retention, encourages performance, and aligns with our stockholders’ interests, even if the deductibility of that compensation is limited (whether under Section 162(m) or otherwise).
Stock Ownership Guidelines
Our named executive officers are subject to stock ownership guidelines. Under our guidelines, our Chief Executive Officer is expected to hold an amount of our common stock with a value in excess of three times his or her base salary, and other executive officers are expected to hold an amount of our common stock with a value in excess of one-and-one-half times their annual base salary. Officers are expected to achieve compliance with these guidelines within four years of being appointed. Once an executive officer has met his or her guideline, he or she will not be considered to be out of compliance with the guideline as a result of stock price volatility. The Company calculates the minimum number of shares necessary to meet compliance with the guidelines, and that number of shares will be the number required to be held through the remaining term of an executive officer’s tenure. Although an executive officer may not sell any common stock granted to them in connection with their service to the Company until the executive officer is in compliance with the guidelines, no executive officer is required to acquire shares on the open market (or is prohibited from selling shares acquired on the open market) in order to meet compliance with the guidelines. For purposes of determining compliance, all units in our operating partnership, vested and unvested shares of restricted stock, and any shares we may be obligated to issue under a deferred compensation plan are counted on a one-to-one basis with shares of our common stock. As of December 31, 2023, each of our named executive officers had stock ownership that met the guidelines.
Our executive officers are prohibited from hedging or pledging any shares of our common stock.

2024 Proxy Statement 27

Adjustment or Recovery of Awards
The Company has adopted a clawback policy as required by the Dodd-Frank Act, applicable SEC rules and stock exchange listing requirements. That policy was adopted in place of the Company’s previously existing clawback policy.
Deferred Compensation Plan
In 2007, Ashford Trust implemented a deferred compensation plan which allowed its executives and directors, at their election, to defer portions of their compensation. We assumed the plan in connection with our spin-off from Ashford Trust. Mr. Bennett is the only named executive officer that has participated in this plan. On the spin-off date, we assumed a liability of $16,956,712 in connection with Mr. Bennett’s portion of the deferred compensation plan. No additional compensation has been deferred under the amended and restated plan following the spin-off.
Pursuant to the terms of the amended and restated plan, Mr. Bennett elected to invest his deferred compensation amounts in our common stock. As a result of this election, we have agreed to issue Mr. Bennett 195,579 shares of our common stock to satisfy the assumed deferred compensation obligation, and such shares will be issued beginning when the applicable deferral periods expire. We are currently obligated to begin payment of the deferred compensation obligations (and issuance of shares of our common stock) to Mr. Bennett over a five-year period that will begin in 2026. Such shares will be issued in equal quarterly installments of 9,779 shares per installment beginning in the first quarter of 2026, absent a subsequent deferral election by Mr. Bennett.
Prior to our assumption and amendment of the deferred compensation plan in November 2014, Ashford Trust paid deferred compensation plan participants who elected the company stock investment option dividend equivalents, which accrued as additional shares, if and to the extent Ashford Trust paid dividends on its common stock. Thereby, each executive who participated in the deferred compensation plan and elected the company stock investment option received his investment shares plus any related dividend equivalent shares at the time that distributions were made from the plan subject to applicable rules and limitations. After our assumption and amendment of the deferred compensation plan in November 2014, deferred compensation plan participants may elect our common stock as an investment option, and we will continue to make such dividend equivalent payments in shares of our common stock to the extent we pay dividends and deferred compensation plan participants elect common stock as the investment option.
Potential Payments Upon Termination of Employment or Change of Control
We have employment agreements with each of our named executive officers. Under the terms of the employment agreements, each of our named executive officers is entitled to receive certain severance benefits after termination of employment. The amount and nature of these benefits vary depending on the circumstances under which employment terminates. The employment agreements provide for certain specified benefits during the entire term of the employment agreement.
Each of the employment agreements of our named executive officers provides that, if the executive’s employment is terminated as a result of death or disability of the executive; by us without “cause” (including non-renewal of the agreement by us); by the executive for “good reason”; or a termination by us without “cause” or by Mr. Bennett for any reason within one year following a “change of control” (each as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination, pay for unused vacation, and any unpaid incentive bonus from the prior year plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:
•a lump-sum cash severance payment (more fully described below);
•pro-rated payment of the incentive bonus for the year of termination (based on actual performance), payable at the time incentive bonuses are paid to the remaining senior executives for the year in which the termination occurs;
•all restricted equity-based securities held by such executive will become fully vested; and
•health, life, and disability benefits for 36 months (for Mr. Eubanks, 18 months for health and 24 months for life and disability benefits) following the termination of employment, in each case at the same level of benefit as in effect immediately preceding such, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, payable by the Company over the period of coverage.
Mr. Eubanks is also entitled to receive the pro-rated incentive bonus, the life/disability benefit continuation described above and accelerated vesting of equity-based awards granted before September 13, 2017, upon a resignation for any reason within one year following a “change of control.”
The lump sum severance payment payable upon termination of an executive’s employment agreement in any of the circumstances described above is calculated as the sum of such executive’s then-current annual base salary
28 2024 Proxy Statement

plus his average bonus over the prior three years, multiplied by a severance multiplier. The severance multiplier is:
•one for all executives in the event of termination as a result of death or disability of the executive; or
•three (two, for Mr. Eubanks) in the event of a termination by us without “cause” (including non-renewal of the agreement), termination by the executive for “good reason,” or termination by us without “cause” or by the executive for “good reason” (or, for Mr. Bennett, for any reason) within one year following a “change of control.”
Additionally, the employment agreements for each of the named executive officers includes non-compete provisions as described below, and in the event the executive elects to end his employment with us without “good reason,” in exchange for the executive honoring his non-compete provisions, he will be entitled to the following additional payments:
•a non-compete payment equal to the sum of his then-current annual base salary plus average bonus over the prior three years, paid equally over the twelve-month period immediately following the executive’s termination; and
•for Messrs. Bennett and Hays only, health benefits for the duration of the executive’s non-compete period following the executive’s termination of employment at the same level of benefit as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer.
If any named executive officer’s employment agreement is terminated by the Company for “cause” (as defined in the applicable employment agreement) the executive will be entitled solely to any accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year.
Each of the employment agreements contain standard confidentiality, non-compete, non-solicitation, and noninterference provisions. The confidentiality provisions apply during the term of the employment agreement and at all times thereafter. The non-interference provisions apply during the term of the employment agreement. The non-solicitation and non-competition provisions apply during the term of the agreement, and for a period of one year following the termination of the executive (two years for Mr. Eubanks' non-solicitation obligations).
Pay Versus Performance Disclosure

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid(3) to PEO	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid(3) to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On Total Shareholder Return	Net Income (Loss) Attributable to the Common Stockholders (in thousands)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$3,405,821	$2,230,934	$1,945,116	$1,574,714	$42.89	$(40,821)
2022	$4,350,337	$4,686,429	$2,199,358	$2,283,084	$161.77	$(32,812)
2021	$3,306,729	$4,069,090	$1,626,456	$1,919,424	$194.06	$(45,978)
(1)    Mr. Bennett was PEO throughout this period.
(2)    2023: Messrs. Eubanks and Hays; 2022 and 2021: Messrs. Eubanks, Hays and Welter
(3)    Compensation Actually Paid is the summary compensation table total for the PEO (column (b) above) and average summary compensation table total for the Non-PEO NEOs (column (d) above), as applicable, with the following adjustments to the value of equity adjusted as follows pursuant to Item 402(v)(2)(iii)(C) of Regulation S-K:

	PEO	Non-PEO NEOs
	2023	2023
Summary Compensation Table Total	$3,405,821	$1,945,116
SCT Reversal	$559,555	$230,813
New awards outstanding	$151,533	$62,506
Change in value of prior-year awards	$(552,039)	$(167,998)
New awards vested during the year	$—	$—
Vested prior-year awards	$(214,826)	$(34,098)
Forfeitures	$—	$—
Dividends	$—	$—
Compensation actually paid	$2,230,934	$1,574,714

2024 Proxy Statement 29

Relationship Between Compensation Actually Paid (CAP) and Financial Performance Measures in the Pay Versus Performance Table

Total Shareholder Return is calculated assuming a $100 investment in the Company at the beginning of the period, calculated through the end of the applicable year shown based on the Company’s share price and assuming the reinvestment of any dividends during the applicable measurement period.
30 2024 Proxy Statement

PROPOSAL TWO-ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
We are providing stockholders an opportunity to cast a non-binding advisory vote on executive compensation (sometimes referred to as “say on pay”). This proposal allows the Company to obtain the views of stockholders on the design and effectiveness of our executive compensation program. Your advisory vote will serve as an additional tool to guide the Compensation Committee and our Board in continuing to improve the alignment of our executive compensation programs with the interests of the Company and our stockholders.
Section 14A of the Exchange Act and related SEC rules require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. We must provide this opportunity to our stockholders at least once every three years; however, following the recommendation of our stockholders, our Board has chosen to hold this vote every year.
In deciding how to vote on this proposal, the board encourages you to read the Executive Compensation section of this proxy statement. The Board of Directors recommends stockholder approval of the following resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers of Ashford Inc. as disclosed in the Company’s proxy statement for the 2024 annual meeting of stockholders, in accordance with the SEC’s compensation disclosure rules.”
Because your vote is advisory in nature, it will not have any effect on compensation already paid or awarded to any of our executive officers and will not be binding on our Board. However, the Compensation Committee will take into account the outcome of this advisory vote when considering future executive compensation decisions.
The Board of Directors unanimously recommends a vote FOR approval of Proposal Two, advisory approval of our executive compensation.

2024 Proxy Statement 31

PROPOSAL THREE-RATIFICATION OF THE APPOINTMENT OF
BDO USA, P.C. AS OUR INDEPENDENT AUDITOR
We are asking our stockholders to ratify our Audit Committee’s appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2024. BDO USA, P.C. has audited our financial statements as of and for the years ended December 31, 2015 through December 31, 2023. Stockholder ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of BDO USA, P.C. to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Our Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. Our Audit Committee pre approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee approved all fees paid to BDO USA, P.C. since their appointment with no reliance placed on the de minimis exception established by the SEC for approving such services.
Audit Committee Report
The Audit Committee represents and assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, our internal disclosure controls and procedures, including our internal control over financial reporting, and risk assessment and risk management. The Audit Committee manages our relationship with its independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from us for such advice and assistance.
Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, BDO USA, P.C., is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.    The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and BDO USA, P.C., the Company’s independent registered public accounting firm.
2.    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board, or the PCAOB.
3.    The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.
AUDIT COMMITTEE
Dinesh P. Chandiramani, Chair
Darrell T. Hail
Uno Immanivong
32 2024 Proxy Statement

Auditor Fees
Services provided by BDO USA, P.C. included the audits of our annual financial statements and the financial statements of our subsidiaries. Services also included the limited review of unaudited quarterly financial information and review and consultation regarding filings with the SEC. During the years ended December 31, 2023 and 2022, aggregate fees incurred related to our principal accountants, BDO USA, P.C., consisted of the following:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Audit Fees	$1,233,259	$1,125,295
Audit Related Fees	$70,000	$72,207
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$1,303,259	$1,197,502
“Audit Fees” include fees and related expenses for professional services rendered in connection with audits of our annual financial statements and the financial statements of our subsidiaries, reviews of our unaudited quarterly financial information, reporting on the effectiveness of our internal controls over financial reporting and reviews and consultation regarding financial accounting and reporting matters. This category also includes fees for services that generally only the auditor responsibly can provide, such as statutory audits, comfort letters, consents, and assistance with review of our filings with the SEC.
“Audit Related Fees” include fees and related expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not Audit Fees. Audit Related Fees for the year ended December 31, 2023 include the standalone audit of the combined carve-out financial statements of Chesapeake’s predecessor entities related to the Company’s acquisition of Chesapeake in 2022.
“Tax Fees” include fees and related expenses billed for tax compliance services and federal and state tax advice and planning.
“All Other Fees” include fees and related expenses for products and services that are not Audit Fees, Audit Related Fees or Tax Fees.
Our Audit Committee has considered all fees provided by the independent auditor to us and concluded this involvement is compatible with maintaining the auditor’s independence.
Representatives of BDO USA, P.C. will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Additional Information
Ratification of the appointment of BDO USA, P.C. as our independent auditor requires the affirmative “FOR” vote of a majority of the votes cast on such proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting. Abstentions and broker non-votes, if any, will not be considered as votes cast under the Company’s bylaws, and accordingly will have no effect on the outcome of this Proposal Three. If you provide your proxy with no further instructions, your shares will be voted in accordance with the recommendations of the Board. In addition, this proposal is considered a routine item, and as such, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.
The Board of Directors unanimously recommends a vote FOR approval of Proposal Three, the ratification of the appointment of BDO USA, P.C. as our independent auditor for the year ending December 31, 2024.

2024 Proxy Statement 33

PROPOSAL FOUR-APPROVAL OF AMENDMENT NO. 2 TO THE ASHFORD INC. 2014 INCENTIVE PLAN
General

In 2014, the Company adopted its 2014 Incentive Plan (as amended, the "2014 Plan"). The Board now proposes and recommends that stockholders approve an amendment to the 2014 Plan to extend the term of the 2014 Plan from November 12, 2024, to March 25, 2034 (the "Plan Amendment"), the tenth anniversary of the Board’s adoption of the Plan Amendment subject to stockholder approval.

The 2014 Plan is our primary retention tool, the purpose of which is to encourage those who provide services to the Company (including, without limitation, our executive officers, non-employee directors, employees of our advisor, and others providing advisory or consulting services to the Company) to acquire or increase their equity interests in our Company to give an added incentive to work toward its growth and success.

We believe that equity compensation is an essential part of our compensation strategy to help us attract and retain talent in order to deliver on our strategy and create stockholder value. We believe our future success depends on our ability to attract, motivate and retain high quality employees and approval of the Plan Amendment is critical to achieving this success.

We are not seeking stockholder approval of additional shares, though, as described further below, if the extension of its term is approved, the 2014 Plan would continue to incorporate a share pool “evergreen” feature pursuant to which additional shares will be added to the available pool of shares on an annual basis. The 2014 Plan itself has been previously approved. If the stockholders do not approve the Plan Amendment, the 2014 Plan will terminate on November 12, 2024 pursuant to its terms, though awards granted under the 2014 Plan before that date will continue to apply in accordance with their terms. If the 2014 Plan terminates, the Board would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate eligible officers, employees and non-employee directors. Approval of an extension of the 2014 Plan’s term would also permit the Company to grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (the “Code”); up to 210,000 shares were available to be made subject to such incentive stock options, and to date no such incentive stock options have been granted under the 2014 Plan.

We are asking stockholders to approve the Plan Amendment to extend the term of the 2014 Plan to March 25, 2034. A summary of the material terms of the 2014 Plan, as amended by the Plan Amendment, is set forth below. Our description of the Plan Amendment and the 2014 Plan (as amended by the Plan Amendment) is qualified in its entirety by reference to the full text of the 2014 Plan, which, as previously amended and as it would be amended by the Plan Amendment, is provided in Annex B to this proxy statement.
Summary of the 2014 Plan, as Amended by the Plan Amendment
Purpose
The purpose of the 2014 Plan is to attract and retain employees, members of our board and consultants by providing them with additional incentives, and to promote the success of our Company's business.
Administration
The 2014 Plan is administered by the compensation committee of our Board (the "Compensation Committee"). The Compensation Committee determines the number of shares that are subject to awards and the terms and conditions of such awards, including the price (if any) to be paid for the shares or the award. Along with other authority granted to the Compensation Committee under the 2014 Plan, the Compensation Committee may (i) determine fair market value, (ii) select recipients of awards, (iii) determine the number of shares subject to awards, (iv) determine the terms and conditions of awards, and (v) amend outstanding awards.
Eligibility
Persons eligible to receive awards under the 2014 Plan include our employees, consultants and non-employee members of our Board. The Compensation Committee determines from time to time the participants to whom awards will be granted. As of March 1, 2024, there were approximately 600 employees and 5 non-employee directors eligible to participate in the 2014 Plan. The Company has not made grants to consultants in their capacity as such and accordingly it is not practicable to determine how many may receive grants under the 2014 Plan.
34 2024 Proxy Statement

Authorized Shares; Limits on Awards
We initially reserved 420,000 shares of common stock for issuance under our 2014 Plan, which was the equivalent of approximately 15% of the sum of (i) the issued and outstanding shares of our common stock immediately following our spin-off from Ashford Hospitality Trust, Inc. in November 2014 and (ii) the shares of our common stock reserved for issuance pursuant to the deferred compensation obligations we assumed in connection with the spin-off.
The 2014 Plan contains a provision pursuant to which there is an automatic increase of authorized shares on January 1 of each year equal to 15% of the sum of (i) the fully diluted share count as of January 1 of such year and (ii) the shares of common stock reserved for issuance under the company's deferred compensation plan, less shares available under the 2014 Plan as of December 31 of the previous year. After application of this provision, as of January 1, 2024, we had 750,949 shares of our common stock available for issuance under our 2014 Plan. As of March 25, 2024, the closing per-share trading value of our common stock was $2.25.
As discussed in the following section, in the event the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of the company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under our 2014 Plan will be ratably adjusted. In the event the number of shares to be delivered upon the exercise or payment of any award granted under the 2014 Plan is reduced for any reason whatsoever, including any optional forfeitures for the payment of taxes, or in the event any award granted under our 2014 Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such award will be released from such award and be available under the 2014 Plan for the grant of additional awards.
Adjustments or Changes in Capitalization
In the event of any change in the outstanding shares of common stock by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or similar transaction, the Compensation Committee shall provide for a substitution or an adjustment in the (i) number and class of securities subject to outstanding awards, (ii) the consideration to be received upon exercise or vesting of an award, (iii) the exercise price of options, (iv) the aggregate number and class of securities for which awards may be granted under the 2014 Plan and/or (v) the maximum number of securities with respect to which an employee may be granted awards during any calendar year.
Types of Awards
Incentive Awards
The 2014 Plan authorizes stock options, stock appreciation rights (“SARs”), restricted stock, phantom stock, performance-based awards, purchased stock, bonus stock as well as other awards (described in the 2014 Plan) that are responsive to changing developments in management compensation. The 2014 Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash. An option or SAR will expire, or other award will vest in accordance with the schedule set forth in the applicable award agreement.
Stock Option
A stock option is the right to purchase common shares at a future date at a specified price per share generally equal to, but no less than, the fair market value of a share on the date of grant. An option may either be an Incentive Stock Option ("ISO") or a nonqualified stock option ("NQSO"). ISO benefits are taxed differently from NQSOs, as described under "Federal Income Tax Treatment of Awards under the 2014 Plan," below. ISOs also are subject to more restrictive terms and are limited in amount by the Code and the 2014 Plan. No Option shall be exercisable later than ten years after its date of grant (five years in the case of certain ISOs).Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Compensation Committee: the payment of the exercise price for each option shall either be (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Compensation Committee, by tendering to the Company shares of Common Stock owned by the participant for more than six months having an aggregate fair market value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, (iii) subject to such conditions and requirements as the Compensation Committee may specify, at the written request of the participant, by the Company’s withholding from shares otherwise deliverable pursuant to the exercise of the option shares of Common Stock having an aggregate fair market value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iv) subject to such instructions as the Compensation Committee may specify, at the participant’s written request the Company may deliver certificates for the shares of Common Stock for which the option is being exercised to a broker for sale on behalf of the participant, provided that the participant has irrevocably instructed such broker to remit directly to the Company on the participant’s behalf the full amount of the exercise price from the proceeds of such sale. No ISO shall be exercisable more than three months after the optionee ceases to be an employee for

2024 Proxy Statement 35

any reason other than death or disability, or more than one year after the optionee ceases to be an Employee due to death or disability.
SARs
A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Compensation Committee at the time of grant of the SAR but will not be less than the fair market value of a share on the date of grant. SARs may be granted in connection with other awards or independently. An SAR granted in connection with an option shall be exercisable only at such time or times and only to the extent that the related option is exercisable and shall not be transferable (other than by will or the laws of descent and distribution) except to the extent that the related option is transferable. An SAR granted independent of an option shall be exercisable as determined by the Compensation Committee and set forth in the award agreement governing the SAR. The Compensation Committee shall determine at the date of grant the time or times at which, and the circumstances under which, an SAR may be exercised in whole or in part, the method of exercise, whether or not an SAR shall be in tandem or in combination with any other award, and any other terms and conditions of any SAR.
Restricted Stock
A restricted stock award is typically for a fixed number of common shares subject to restrictions. The Compensation Committee specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. A stock bonus may be granted by the Compensation Committee to any eligible person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Compensation Committee. The number of shares so awarded shall be determined by the Compensation Committee and may be granted independently or in lieu of a cash bonus.
Phantom Stock
Phantom stock is similar to a SAR except that it entitles the recipient to receive an amount equal to the fair market value of a common share.
Performance Awards
The payment of the value of a performance award is conditioned upon the achievement of performance goals set by the Compensation Committee at the time of granting the performance award and may be paid in cash, shares of our common stock, or a combination thereof. The maximum value of the cash that may be paid to a participant pursuant to a performance award granted in any year is $8 million.
Other Awards
The 2014 Plan also provides for grants of other awards, including cash-denominated awards, with terms determined by the Compensation Committee.
Maximum Individual Annual Compensation
No individual participant may receive awards in any one calendar year relating to more than 210,000 shares of our common stock, subject to adjustment upon certain corporate events described in the 2014 Plan, or more than $8 million in cash.
Certain Option/SAR Terms
Any awards of stock options or SARs will contain an exercise price not less than the fair market value of the underlying common stock as of the date of grant. The Compensation Committee may grant to holders of outstanding NQSOs, in exchange for the surrender and cancellation of such NQSOs, new NQSOs having exercise prices lower than the exercise price provided in the NQSOs so surrendered and canceled, but only with stockholder approval.
Transfer Restrictions
Subject to certain exceptions, awards under the 2014 Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient's lifetime, only by him or her.

36 2024 Proxy Statement

Termination of or Changes to the 2014 Plan
The Board may amend, alter or discontinue the 2014 Plan at any time. No such amendment or termination, however, may impair the rights of any holder of outstanding awards without his or her consent, and no award may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a "repricing" of such award.
Acceleration of Vesting
Vesting of awards may be accelerated in the event of certain change in control situations or in other circumstances as provided by the Compensation Committee.
Governing Law
The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Maryland, without regard to any principles of conflicts of law.
Clawback Policy Application
All awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any award or upon the receipt or resale of any shares of Common Stock underlying the award) shall be subject to the provisions of any clawback policy implemented by the Company, the Advisor or any affiliate of the Company, as applicable.
Federal Income Tax Treatment of Awards Under the 2014 Plan
Federal income tax consequences relating to awards under the 2014 Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.
For NQSOs, our company is generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, our company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the 2014 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. The Company will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to ISO treatment, our company would generally have no corresponding compensation deduction.
If an award is accelerated under the 2014 Plan in connection with a change in control (as this term is used under Section 280G of the Code), the Company might not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards might not be permitted to be deducted by the Company in certain circumstances as provided under Section 162(m) of the Code.
New Plan Benefits
Because benefits under the 2014 Plan are at the discretion of the Compensation Committee, it is not possible to determine the value of benefits that will be received by participants in the 2014 Plan with respect to any awards made in the future.

2024 Proxy Statement 37

The following table sets forth information regarding the number of stock options previously granted under the 2014 Plan to the identified persons or groups:

Person or Group	Number of Stock Options
Monty J. Bennett, Chief Executive Officer	462,206
Deric S. Eubanks, Chief Financial Officer	162,451
J. Robison Hays, III, Senior Managing Director	162,451
All current executive officers as a group	790,214
All current directors who are not executive officers as a group	0
Each nominee for election as a director	0
Each associate of any such directors, executive officers or nominees	0
Each other person who received or is to receive 5% of such options	628,235
All employees, including all current officers who are not executive officers, as a group	751,309
Certain Equity Plan Information

The following table sets forth certain information with respect to securities authorized and available for issuance under our equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	1,709,860(2)	65.48(2)	593,082(1)
Equity compensation plans not approved by security holders	_	_	_
Total	1,709,860	65.48	593,082

(1)    As of December 31, 2023, 593,082 shares of our common stock, or securities convertible into 593,082 shares of our common stock, remained available for issuance under our 2014 Incentive Plan. As defined by the 2014 Incentive Plan, authorized shares automatically increase on January 1 of each year in an amount equal to 15% of the sum of (i) the fully diluted share count and (ii) the shares of common stock reserved for issuance under the Company’s deferred compensation plan less shares available under the 2014 Incentive Plan as of December 31 of the previous year. Pursuant to the plan, we have 750,949 shares of our common stock, or securities convertible into 750,949 shares of our common stock, available for issuance under our 2014 Incentive Plan, as of January 1, 2024.

(2)    As of December 31, 2023, we have an obligation to issue 195,579 shares of our common stock with no strike price under our non-qualified deferred compensation plan (“DCP”) for Mr. Monty J. Bennett, our chairman and chief executive officer. The plan allows the participant to defer up to 100% of his base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. Mr. Monty J. Bennett has elected to invest his deferred compensation account in our common stock which will be issued in quarterly installments over five years beginning in 2026. Mr. Monty J. Bennett may postpone all or a portion of the distributions, for a minimum of 5 years, if he notifies the Company 12 months prior to the scheduled distributions.
Vote Required for Approval
Approval of the Plan Amendment requires the affirmative vote of a majority of the votes cast. Abstentions will not be treated as a vote cast either "for" or "against" the approval of the Plan Amendment, and therefore will not be included in the vote totals and will not affect the outcome of the vote for the Plan Amendment. Assuming a valid quorum is otherwise established, broker non-votes will have no effect on the outcome of any vote on the proposal to approve the Plan Amendment.
38 2024 Proxy Statement

Recommendation of the Board
The Board unanimously recommends a vote FOR the approval of the Plan Amendment. The Board believes it is in the best interests of the Company and its stockholders to enable the Company to implement equity incentive compensation arrangements that are able to appropriately incentivize and retain our executive officers and non-employee directors, employees of our advisor, and others providing advisory or consulting services to the Company, and align the interests of participants with the interests of our stockholders. If our stockholders do not approve the Plan Amendment, our future ability to issue appropriate equity compensation to hire and retain talent will be severely limited, which could have an adverse impact on our ability to retain our workforce and, ultimately, on our business.
The Board of Directors unanimously recommends a vote FOR approval of Proposal Four, Approval of Amendment No. 2 to the Ashford Inc. 2014 Incentive Plan.
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of March 14, 2024 regarding the ownership of our common stock by (i) each person who beneficially owns, directly or indirectly, more than 5% of our common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes: (i) all shares the person owns beneficially; (ii) all shares over which the person has or shares voting or dispositive control; and (iii) all shares the person has the right to acquire within 60 days. Except otherwise indicated, each person or entity identified below has sole voting and investment power with respect to such securities. As of March 14, 2024, we had an aggregate of 3,206,307 shares of common stock outstanding and a total of 19,120,000 shares of Series D Convertible Preferred Stock outstanding (which shares are convertible, in the aggregate, along with all unpaid accrued and accumulated dividends thereon, into 4,313,662 shares of common stock). Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.

2024 Proxy Statement 39

Security Ownership of Management and Directors

	Common Stock			Series D Convertible Preferred Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(5)	Number of Shares Beneficially Owned(6)	Percent of Class(6)
Monty J. Bennett	3,055,131	(2)(3)	52.9%	9,279,300	48.5%
Dinesh P. Chandiramani	45,483		1.4%	—	*
Darrell T. Hail	7,911		*	—	*
J. Robison Hays, III	275,111	(3)	8.2%	—	*
Uno Immanivong	42,643		1.3%	—	*
W. Michael Murphy	4,775		*	—	*
Brian Wheeler	9,332		*	—	*
Deric S. Eubanks	225,089	(3)	6.7%	—	*
Alex Rose	18,197		*	—	*
Archie Bennett, Jr.	2,264,122	(4)	42.4%	9,479,300	49.6%
All executive officers and directors as a group (10 persons)	3,689,733		60.4%	9,279,300	48.5%
*    Denotes less than 1.0%.
(1)    Ownership includes common units in Ashford LLC, our operating company.
(2)    This number excludes the Company’s obligation to issue common stock to Mr. Monty J. Bennett pursuant to the Company’s deferred compensation plan. As of March 14, 2024, the Company has reserved an aggregate of 195,579 shares of common stock for issuance to Mr. Monty J. Bennett, which are issuable periodically over a five-year period that will begin in 2026. This number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Monty J. Bennett. Mr. Monty J. Bennett disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 2,093,502 shares of common stock into which the Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, beneficially owned by Mr. Monty J. Bennett is convertible. See Note 6.
(3)    This number includes shares of common stock issuable pursuant to vested stock options or Class 2 LTIP Units granted under our 2014 Incentive Plan as follows: Mr. Monty J. Bennett - 462,206 shares; Mr. Hays - 162,451 shares; Mr. Eubanks - 162,451 shares. See “Executive Compensation - Long-Term Equity Incentive Plan” above.
(4)    As of March 14, 2024, this number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Archie Bennett, Jr. Mr. Archie Bennett, Jr. disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 2,138,624 shares of common stock into which the Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, beneficially owned by Mr. Archie Bennett is convertible. See Note 6.
(5)    As of March 14, 2024, there were outstanding and entitled to vote 3,206,307 shares of common stock. The total number of shares outstanding used in calculating the percentage for each person assumes that the common units and vested options held by such person are redeemed for common stock and the Series D Convertible Preferred Stock beneficially owned by any such person are converted into common stock at the conversion ratio described in Note 6, but none of the common units or vested options held by other persons are redeemed for common stock or, in the case of the Series D Convertible Preferred Stock, are converted into common stock.
(6)    Holders of the Series D Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. In addition, the Series D Convertible Preferred Stock votes as a separate class with respect to certain matters. Each share of Series D Convertible Preferred Stock is convertible at any time and from time to time, in full or partially, into our common stock at a conversion ratio equal to the liquidation preference of a share of Series D Convertible Preferred Stock (which is $25), divided by $117.50. As a result, the 19,120,000 shares of Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, are convertible into an aggregate of 4,313,662 shares of common stock. Please refer to the Form 8-K filed on November 6, 2019 for a complete description of the voting and conversion rights of the Series D Convertible Preferred Stock.

40 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners
The following table sets forth information as of March 14, 2024 regarding the ownership of our equity securities by the persons known to Ashford to be the beneficial owners of five percent or more of our common stock or our Series D Convertible Preferred Stock, by virtue of the filing of a Schedule 13D or Schedule 13G with the SEC. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of Ashford’s common stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Common Stock			Series D Convertible Preferred Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(4)	Number of Shares Beneficially Owned(5)	Percent of Class(5)
Monty J. Bennett	3,055,131	(1)(2)	52.9%	9,279,300	48.5%
Archie Bennett, Jr.	2,264,122	(1)(3)	42.4%	9,479,300	49.6%
J. Robison Hays, III	275,111		8.2%	-	*
Deric S. Eubanks	225,089		6.7%	-	*
Mark L. Nunneley	166,816		5.0%	-	*
*    Denotes less than 1.0%.
(1)    Each of Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett owns a portion of their shares indirectly.
(2)    This number excludes the Company’s obligation to issue common stock to Mr. Monty J. Bennett pursuant to the Company’s deferred compensation plan. As of March 14, 2024, the Company has reserved an aggregate of 195,579 shares of common stock for issuance to Mr. Monty J. Bennett, which are issuable periodically over a five-year period that will begin in 2026. This number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Monty J. Bennett. Mr. Monty J. Bennett disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 2,093,502 shares of common stock into which the Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, beneficially owned by Mr. Monty J. Bennett is convertible. See Note 5.
(3)    As of March 14, 2024, this number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Archie Bennett, Jr. Mr. Archie Bennett, Jr. disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 2,138,624 shares of common stock into which the Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, beneficially owned by Mr. Monty J. Bennett is convertible. See Note 5.
(4)    As of March 14, 2024, there were outstanding and entitled to vote 3,206,307 shares of common stock. The total number of shares outstanding used in calculating the percentage for each person assumes that the common units and vested options held by such person are redeemed for common stock and the Series D Convertible Preferred Stock beneficially owned by any such person are converted into common stock at the conversion ratio described in Note 5, but none of the common units or vested options held by other persons are redeemed for common stock or, in the case of the Series D Convertible Preferred Stock, are converted into common stock.
(5)    Holders of the Series D Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. In addition, the Series D Convertible Preferred Stock votes as a separate class with respect to certain matters. Each share of Series D Convertible Preferred Stock is convertible at any time and from time to time, in full or partially, into our common stock at a conversion ratio equal to the liquidation preference of a share of Series D Convertible Preferred Stock (which is $25), divided by $117.50. As a result, the 19,120,000 shares of Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, are convertible into an aggregate of 4,313,662 shares of common stock. Please refer to the Form 8-K filed on November 6, 2019 for a complete description of the voting and conversion rights of the Series D Convertible Preferred Stock.
Delinquent Section 16(a) Reports
Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2023 the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a); except that one report, covering two transactions, was filed late by Mr. Darrell Hail.

2024 Proxy Statement 41

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
This section of the proxy statement describes certain relationships and related person transactions we have that could give rise to conflicts of interest. A “related transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, since the beginning of our last fiscal year or currently proposed, in which: (i) our Company was or is to be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related person had or will have a direct or indirect material interest.
A “related person” means: (i) any director, director nominee or executive officer of the Company; (ii) any person known to the Company to be the beneficial owner of more than 5% of its outstanding voting stock at the time of the transaction; (iii) any immediate family member of either of the foregoing; or (iv) a firm, corporation or other entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has at least a 10% equity interest.
Conflict of Interest Policies
We take conflicts of interest seriously and aim to ensure that transactions involving conflicts or potential conflicts are thoroughly examined and only approved by independent board members.
Because we could be subject to various conflicts of interest arising from our relationships with Ashford Trust, Braemar, Stirling, their respective affiliates and other parties, to mitigate any potential conflicts of interest, we have adopted a number of conflict of interest policies. As described above under “Corporate Governance-Board Leadership Structure,” our bylaws require that, at all times, a majority of the Board be independent directors and our Corporate Governance Guidelines require that two-thirds of the board be independent directors at all times that we do not have an independent Chairman.
Our Corporate Governance Guidelines also provide that, in order to mitigate potential conflicts of interest, any waiver, consent, approval, modification, enforcement, or elections which the Company may make pursuant to any agreement between the Company, on the one hand, and any of the following entities, on the other hand, shall be within the exclusive discretion and control of a majority of the independent directors of: (a) Braemar or any of its subsidiaries; (b) Ashford Trust or any of its subsidiaries; (c) any entity controlled by Mr. Monty J. Bennett and/or Mr. Archie Bennett, Jr.; and (d) any other entity advised by us or our subsidiaries.
Additionally, our Board has adopted our Code of Business Conduct and Ethics, which includes a policy for review of any transactions in which an individual’s private interests may interfere or conflict in any way with the interests of the Company. Pursuant to the Code of Business Conduct and Ethics, employees must report any actual or potential conflict of interest involving themselves or others to our Executive Vice President, General Counsel and Secretary. Directors must make such report to our Executive Vice President, General Counsel and Secretary or the Chairman of the Nominating and Corporate Governance Committee. Officers must make such report to the Chairman of the Nominating and Corporate Governance Committee.
Finally, our directors also are subject to provisions of Nevada law that address transactions between Nevada corporations and our directors or other entities in which our directors have a material financial interest. Such transactions may be voidable under Nevada law, unless certain safe harbors are met. Our charter contains a requirement, consistent with one such safe harbor, that any transaction or agreement involving us, any of our subsidiaries or Ashford LLC, on the one hand, and a director or officer or an affiliate or associate of any director or officer or an entity in which a director or officer is a director or officer or has a financial interest, on the other hand, requires the approval of a majority of disinterested directors.
Our Relationship and Agreements with Ashford Trust and Braemar
We, through our operating subsidiary, Ashford LLC, advise Ashford Trust and Braemar in the management of their investments and day-to-day operations, subject to the supervision and oversight of the respective board of directors of such entities, pursuant to advisory agreements executed between Ashford LLC and each of Ashford Trust and Braemar. We may also perform similar services for new or existing platforms created by us, Ashford Trust or Braemar. In addition, we and our subsidiaries have entered into other agreements with Ashford Trust and Braemar, which are described below.
All of our executive officers are executive officers of Ashford Trust (with the exception of Mr. Monty J. Bennett, our Chief Executive Officer, who is not an executive officer of Ashford Trust), and we have one common director with Ashford Trust, Mr. Monty J. Bennett, Chairman of our Board of Directors and Chairman of the board of directors of Ashford Trust. As of March 14, 2024, our directors and executive officers and their immediate family members (including Mr. Archie Bennett, Jr., who is Mr. Monty J. Bennett’s father) collectively may be deemed to beneficially own 351,292 shares of Ashford Trust’s common stock. In accordance with SEC rules, our directors and executive officers and their immediate family members may be deemed to beneficially own approximately 0.9% of Ashford Trust’s common stock.
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Our directors and executive officers and their immediate family members will benefit, as stockholders of Ashford Trust, to the extent we make payments or give other benefits to Ashford Trust or its subsidiaries pursuant to the arrangements described below.
All of our executive officers are executive officers of Braemar (with the exception of Mr. Monty J. Bennett, our Chief Executive Officer, and Mr. J. Robison Hays, III, our Senior Managing Director, neither of whom is an executive officer of Braemar) and we have one common director with Braemar, Mr. Monty J. Bennett, Chairman of our Board of Directors and Chairman of the board of directors of Braemar. As of March 14, 2024, our directors and executive officers and their immediate family members (including Mr. Archie Bennett, Jr., who is Mr. Monty J. Bennett’s father) collectively may be deemed to beneficially own 2,083,846 shares of Braemar’s common stock. In accordance with SEC rules, our directors and executive officers and their immediate family members may be deemed to own approximately 3.1% of Braemar common stock.
Our directors and executive officers and their immediate family members will benefit, as stockholders of Braemar, to the extent we make payments or give other benefits to Braemar or its subsidiaries pursuant to the arrangements described below.
Agreements Relating to Ashford Trust
Advisory Agreement with Ashford Trust
Our advisory agreement with Ashford Trust has an initial 10-year term, which expires on January 14, 2031 and is subject to an extension by Ashford Inc. for up to seven successive additional ten-year renewal terms thereafter. We are entitled to receive from Ashford Trust, on a monthly basis, an annual base fee, in an amount equal to 1/12th of (i) 0.70% or less of Ashford Trust’s total market capitalization plus (ii) a net asset fee adjustment (as described below), subject to a minimum monthly fee. The net asset fee adjustment is an amount equal to (i) the product of the Sold Non-ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of real property (other than any hotel assets purchased pursuant to the enhanced return funding program described below) sold or disposed of after the date of the Ashford Trust ERFP Agreement, commencing with and including the first such sale) and 0.70% plus (ii) the product of the Sold ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of hotel assets purchased pursuant to the enhanced return funding program described below and then sold or disposed of by Ashford Trust after the date of the Ashford Trust ERFP Agreement, commencing with an including the first such sale) and 1.07%. As a result of these provisions, in the event that Ashford Trust disposes of hotel properties in the future, we will continue to receive advisory fees from Ashford Trust in respect of hotel properties that it has sold. We are also entitled to receive an incentive fee from Ashford Trust based on its outperformance, as measured by total annual stockholder return, as compared to Ashford Trust’s defined peer group. For the years ended December 31, 2023 and 2022, we earned a base fee of $33.2 million and $34.8 million, respectively, of which $0 were incentive fees.
In addition, we are entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by us or our affiliates on behalf of Ashford Trust or in connection with the services provided by us pursuant to our advisory agreement with Ashford Trust, which includes Ashford Trust’s pro rata share of our office overhead and administrative expenses incurred in providing our duties under the advisory agreement. For the years ended December 31, 2023 and 2022, we were reimbursed for expenses paid or incurred on behalf of Ashford Trust totaling approximately $11.6 million and $9.0 million, respectively.
The board of directors of Ashford Trust also has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by Ashford Trust of certain financial and other hurdles established by its boards of directors. In March 2023, Ashford Trust awarded deferred cash awards and equity grants of its performance stock units and performance LTIP units to our executives valued at approximately $10.0 million (based on the target level) and deferred cash awards to our non-executive employees valued at approximately $2.9 million. In March 2024, Ashford Trust awarded deferred cash awards to our executives valued at approximately $9.6 million and deferred cash awards to our non-executive employees valued at approximately $3.6 million.
We are also entitled to receive a termination fee from Ashford Trust under certain circumstances upon the termination of our advisory agreement, and upon certain events that would if consummated result in a change of control of Ashford Trust, to escrow funds that belong to Ashford Trust to secure its obligation to pay the termination fee. In the event the termination fee is payable under our advisory agreement, Ashford Trust will be required to pay us or our subsidiaries a termination fee equal to: (a) 1.1 multiplied by the greater of (i) 12 times the net earnings of the Company for the 12 month period preceding the termination date of the advisory agreement; (ii) the earnings multiple (calculated as our total enterprise value on the trading day immediately preceding the day the termination notice is given to us divided by our most recently reported adjusted EBITDA) for our common stock for the 12 month period preceding the termination date of the advisory agreement multiplied by the net earnings of the Company for the 12 month period preceding the termination date of the advisory agreement; or (iii) the simple average of the earnings multiples for each of the three fiscal years preceding the termination of the advisory agreement (calculated as our total enterprise value on the last trading day of each of the three preceding fiscal years divided by, in each case, our adjusted EBITDA for the same periods), multiplied by the net earnings of

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the Company for the 12 month period preceding the termination date of the advisory agreement; plus (b) an additional amount such that the total net amount received by the Company after the reduction by state and federal income taxes at an assumed combined rate of 40% on the sum of the amounts described in (a) and (b) shall equal the amount described in (a);provided, that notwithstanding the foregoing, the minimum amount of any termination fee we may receive as of any date of determination shall be the greater of (i) the fee that would have been payable had such termination fee been calculated as of December 31, 2023 and (ii) the fee calculated as of such date of determination.
On January 14, 2021, the Company entered into the Second Amended and Restated Advisory Agreement, by and between Ashford Trust, Ashford Hospitality Limited Partnership ("AHLP"), Ashford TRS Corporation ("Ashford TRS"), Ashford Inc. and Ashford LLC. The Second Amended and Restated Advisory Agreement amends and restates the terms of the Amended and Restated Advisory Agreement, dated as of June 10, 2015, as amended by the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement, dated as of June 26, 2018 (the “Ashford Trust ERFP Agreement”) to, among of other items: (i) revise the term and termination rights; (ii) fix the percentage used to calculate the base fee thereunder at 0.70% per annum; (iii) update the list of peer group members; (iv) suspend the requirement that Ashford Trust maintain a minimum Consolidated Tangible Net Worth (as defined in the Second Amended and Restated Advisory Agreement) until the first fiscal quarter beginning after June 30, 2023; and (v) revise the criteria that would constitute a Company Change of Control (as defined in the Second Amended and Restated Advisory Agreement) in order to provide Ashford Trust additional flexibility to dispose of underperforming assets. In connection with the transactions contemplated by the Oaktree Credit Agreement on January 15, 2021, we entered into a Subordination and Non-Disturbance Agreement with Ashford Trust and Oaktree pursuant to which Ashford Trust agreed to subordinate to the prior repayment in full of all obligations under the Oaktree Credit Agreement: (1) prior to the later of: (i) the second anniversary of the Oaktree Credit Agreement; and (ii) the date accrued interest “in kind” is paid in full, advisory fees (other than reimbursable expenses) in excess of 80% of such fees paid during the fiscal year ended December 31, 2019; (2) any termination fee or liquidated damages amounts under the advisory agreement, or any amount owed under the enhanced return funding program in connection with the termination of the advisory agreement or sale or foreclosure of assets financed thereunder; and (3) any payments to Lismore in connection with the transactions contemplated by the Oaktree Credit Agreement.
On March 15, 2022, the Company entered into a Limited Waiver Under Advisory Agreement (the “Ashford Trust 2022 Limited Waiver”) with Ashford Trust, AHLP, Ashford TRS and Ashford LLC. As previously disclosed, the Company, Ashford Trust, AHLP, Ashford TRS and Ashford LLC are parties to the Second Amended and Restated Advisory Agreement, which (i) allocates responsibility for certain employee costs between the Company, Ashford LLC and Ashford Trust and (ii) permits Ashford Trust’s board of directors to issue annual equity awards in Ashford Trust or AHLP to employees and other representatives of the Company and Ashford LLC based on achievement by Ashford Trust of certain financial or other objectives or otherwise as Ashford Trust’s board of directors sees fit. Pursuant to the Ashford Trust 2022 Limited Waiver, the Company, Ashford Trust, AHLP, Ashford TRS and Ashford LLC waived the operation of any provision in the advisory agreement that would otherwise limit Ashford Trust’s ability, in its discretion and at its cost and expense, to award during the first and second fiscal quarters of calendar year 2022 cash incentive compensation to employees and other representatives of the Company and Ashford LLC; provided that such awarded cash incentive compensation does not exceed $8.5 million, in the aggregate, during the waiver period.
On March 2, 2023, the Company entered into a Limited Waiver Under Advisory Agreement (the “Ashford Trust 2023 Limited Waiver”) with Ashford Trust, AHLP, Ashford TRS and Ashford LLC. Pursuant to the Ashford Trust 2023 Limited Waiver, the parties to the Second Amended and Restated Advisory Agreement with Ashford Trust waive the operation of any provision of such agreement that would otherwise limit the ability of Ashford Trust in its discretion, at its cost and expense, to award during the first and second fiscal quarters of calendar year 2023 cash incentive compensation to employees and other representatives of the Company; provided that, pursuant to the Ashford Trust 2023 Limited Waiver, such awarded cash incentive compensation does not exceed $13.1 million, in the aggregate, during the waiver period.
On March 11, 2024, the Company entered into a Limited Waiver Under Advisory Agreement (the “Ashford Trust 2024 Limited Waiver”) with Ashford Trust, AHLP, Ashford TRS and Ashford LLC. Pursuant to the Ashford Trust Limited Waiver, the parties to the Second Amended and Restated Advisory Agreement with Ashford Trust waive the operation of any provision of such agreement that would otherwise limit the ability of Ashford Trust in its discretion, at its cost and expense, to award during calendar year 2024 cash incentive compensation to employees and other representatives of the Company; provided that, pursuant to the Ashford Trust 2024 Limited Waiver, such awarded cash incentive compensation does not exceed $14.9 million, in the aggregate, during the waiver period.
On March 12, 2024, we entered into the Third Amended and Restated Advisory Agreement with Ashford Trust (the “Third Amended and Restated Advisory Agreement”). The Third Amended and Restated Advisory Agreement amends and restates the terms of the Second Amended and Restated Advisory Agreement, dated January 14, 2021, to, among other items: (i) require Ashford Trust pay the advisor the Portfolio Company Fee (as defined in the Third Amended and Restated Advisory Agreement) upon certain specified defaults under Ashford Trust’s loan agreements resulting in the foreclosure of Ashford Trust’s hotel properties, (ii) provide that there shall be no additional payments to the advisor from the amendments to the master hotel management agreement between Ashford Trust and Remington Hospitality and the master project management agreement between Ashford Trust
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and Premier until Ashford Trust’s Oaktree Credit Agreement is paid in full, and limits, for a period of two years thereafter, the incremental financial impact to no more than $2 million per year in additional payments to the advisor from such amendments, (iii) reduce the Consolidated Tangible Net Worth covenant (as defined in the Third Amended and Restated Advisory Agreement) to $750 million (plus 75% of net equity proceeds received) from $1 billion (plus 75% of net equity proceeds received), (iv) revise the criteria that would constitute a Company Change of Control (as defined in the Third Amended and Restated Advisory Agreement), (v) revise the definition of termination fee to provide for a minimum amount of such termination fee and (vi) revise the criteria that would constitute a voting control event.
Enhanced Return Funding Program Agreement with Ashford Trust
On June 26, 2018, the Company entered into the Ashford Trust ERFP Agreement. The independent members of the board of directors of each of the Company and Ashford Trust, with the assistance of separate and independent legal counsel, engaged to negotiate the Ashford Trust ERFP Agreement on behalf of the Company and Ashford Trust, respectively. Under the Ashford Trust ERFP Agreement, the Company agreed to provide $50 million (the “Ashford Trust Aggregate ERFP Amount”) to Ashford Trust in connection with Ashford Trust’s acquisition of hotels recommended by us, with the option to increase the Ashford Trust Aggregate ERFP Amount to up to $100 million upon mutual agreement by the parties. Under the Ashford Trust ERFP Agreement, the Company pays Ashford Trust 10% of each acquired hotel’s purchase price in exchange for FF&E, which is subsequently leased to Ashford Trust rent-free. The Ashford Trust ERFP Agreement requires that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of Ashford Trust acquiring the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at Ashford Trust’s hotel properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company’s control that could delay the realization of any tax benefit associated with the purchase of FF&E. In connection with Ashford Trust’s acquisition of the Hilton Old Town Alexandria on June 29, 2018 and La Posada de Santa Fe on October 31, 2018, the Company was committed to provide Ashford Trust with approximately $11.1 million and $5.0 million, respectively, in exchange for FF&E at Ashford Trust properties, in each case subject to the terms of the Ashford Trust ERFP Agreement. The $16.1 million total of FF&E was purchased by us and leased by us to Ashford Trust effective December 31, 2018. As of December 31, 2018, the Company had no remaining 2018 ERFP commitments to Ashford Trust. In connection with Ashford Trust’s acquisition of The Embassy Suites New York Manhattan Times Square on January 23, 2019, and the Hilton Santa Cruz/Scotts Valley on February 26, 2019, the Company was committed to provide Ashford Trust with approximately $19.5 million and $5.0 million, respectively, in exchange for FF&E at Ashford Trust properties, in each case subject to the terms of the Ashford Trust ERFP Agreement. During the year ended December 31, 2019, $13.1 million of FF&E was purchased by us and leased by us to Ashford Trust related to Ashford Trust’s 2019 ERFP acquisitions.
Pursuant to the Extension Agreement dated March 13, 2020, the Company’s commitment to acquire $11.4 million of FF&E by January 22, 2021 was extended to December 31, 2022. On November 25, 2020, the independent members of the board of directors of Ashford Trust granted the Company, in its sole and absolute discretion, the right to set-off against the Embassy Suites New York Manhattan Times Square remaining ERFP balance, the fees pursuant to our advisory agreement and the Ashford Trust Lismore Agreement (as defined below) that have been or may be deferred by the Company. On April 20, 2021, Ashford Trust delivered written notice of its intention not to renew the ERFP Agreement. As a result, the ERFP Agreement terminated in accordance with its terms on June 26, 2021. Ashford Trust continues to be entitled to receive an additional $11.4 million from us on our 2019 ERFP commitments to Ashford Trust.
Although the Ashford Trust ERFP Agreement terminated in accordance with its terms on June 26, 2021, certain obligations of the parties survived. Ashford LLC remained obligated to provide Ashford TRS with approximately $11,400,000 related to Ashford Trust’s acquisition of the Embassy Suites Manhattan hotel (the “ES Manhattan ERFP Balance”), which such hotel constituted an Enhanced Return Hotel Asset (as defined in the ERFP Agreement). On December 16, 2022, the Company and Ashford LLC entered into a Side Letter (the “Side Letter”) with AHLP, Ashford TRS and Ashford Trust, pursuant to which the parties agreed that the Company would transfer to Ashford Trust all right, title and interest held by the Company and its subsidiaries in the Hilton Atlanta/Marietta Hotel and Conference Center (the “Marietta Hotel”) and, in exchange therefor, Ashford Trust would forgive, cancel and discharge in full the outstanding ES Manhattan ERFP Balance. On December 16, 2022, the AHLP, a subsidiary of Ashford Trust, entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with Ashford LLC, pursuant to which, effective as of December 16, 2022, AHLP acquired one hundred percent (100%) of the equity interests in (i) Marietta Leasehold LP (the “Lessee”), the lessee of the Marietta Hotel, and (ii) Marietta Leasehold GP LLC, the sole general partner of the Lessee (collectively, the “Equity Interests”) and, in exchange therefor, Ashford Trust forgave, cancelled and discharged in full the outstanding ES Manhattan ERFP Balance.
Additionally, in the first quarter of 2023, Ashford Trust purchased FF&E with a net book value of $1.5 million from the Company at the fair market value of $450,000 upon expiration of the underlying leases of the FF&E under the Ashford Trust ERFP Agreement. In the fourth quarter of 2023, the Company entered into a new lease agreement with Ashford Trust wherein the Company purchased FF&E of $450,000 from Ashford Trust equal to the fair market value of the FF&E sold to Ashford Trust under the ERFP Agreement. The FF&E was leased back to Ashford Trust rent-free.

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In the fourth quarter of 2023, Ashford Trust purchased FF&E with a net book value of $2.4 million from the Company at the fair market value of $630,000 upon expiration of the underlying leases of the FF&E under the Ashford Trust ERFP Agreement.
As of December 31, 2023 and 2022, the Company had no remaining ERFP commitments to Ashford Trust under the Ashford Trust ERFP Agreement.
Lismore Agreement with Ashford Trust

On March 20, 2020, Lismore Capital II LLC (“Lismore”), a subsidiary of Ashford Inc., entered into an agreement with Ashford Trust to seek modifications, forbearances or refinancings of Ashford Trust’s loans (the “Ashford Trust Lismore Agreement”). Pursuant to the Ashford Trust Lismore Agreement, Lismore shall, during the agreement term, negotiate the refinancing, modification or forbearance of the existing mortgage debt on Ashford Trust’s hotels. For the purposes of the Ashford Trust Lismore Agreement, financing shall include, without limitation, senior or subordinate loan financing, provided in any single transaction or a combination of transactions, including, mortgage loan financing, mezzanine loan financing, or subordinate loan financing encumbering the applicable hotel or unsecured loan financing.
On July 1, 2020, Ashford Trust amended and restated the Ashford Trust Lismore Agreement with an effective date of April 6, 2020 (the “Amended and Restated Ashford Trust Lismore Agreement”). Pursuant to the Amended and Restated Ashford Trust Lismore Agreement, the term of the Ashford Trust Lismore Agreement was extended to 24 months following the commencement date. In connection with the services provided by Lismore under Amended and Restated Ashford Trust Lismore Agreement, Lismore is entitled to receive a fee of approximately $2.6 million in three equal installments of approximately $857,000 per month beginning July 20, 2020, and ending on September 20, 2020. Lismore is also entitled to receive a fee that is calculated and payable as follows: (i) a fee equal to 25 basis points (0.25%) of the amount of a loan, payable upon the acceptance by the applicable lender of any forbearance or extension of such loan, or in the case where a third-party agent or contractor engaged by Ashford Trust has secured an extension of the maturity date equal to or greater than 12 months of any such loan, then the amount payable to Lismore shall be reduced to 10 basis points (0.10%); (ii) a fee equal to 75 basis points (0.75%) of the amount of any principal reduction of a loan upon the acceptance by any lender of any principal reduction of such loan; and (iii) a fee equal to 150 basis points (1.50%) of the implied conversion value (but in any case, no less than 50% percent of the face value of such loan or loans) of a loan upon the acceptance by any lender of any debt to equity conversion of such loan.
At the time of the Ashford Trust Amended and Restated Lismore Agreement, Ashford Trust had paid Lismore approximately $8.3 million, in the aggregate, pursuant to the Ashford Trust Lismore Agreement. Under the Amended and Restated Ashford Trust Lismore Agreement, Ashford Trust is still entitled, in the event that Ashford Trust does not complete, for any reason, extensions or forbearances during the term of the agreement equal to or greater than approximately $4.1 billion, to offset, against any fees Ashford Trust or its affiliates owe pursuant to the advisory agreement, a portion of the fee previously paid by Ashford Trust to Lismore equal to the product of (x) approximately $4.1 billion minus the amount of extensions or forbearances completed during the term of the agreement multiplied by (y) 0.125%. Upon entering into the Amended and Restated Ashford Trust Lismore Agreement, Ashford Trust made a payment of $5.1 million. No amounts under this payment can be clawed back. As of December 31, 2022, Ashford Trust has also paid $9.6 million of fees all of which have been expensed in accordance with the agreement. As of December 31, 2022, $655,000 was clawed back by Ashford Trust, as provided under the Amended and Restated Ashford Trust Lismore Agreement, for a total net payment of $9.0 million and no amounts remain eligible for claw back. Further, Ashford Trust has incurred $8.8 million in success fees all of which have been expensed in connection with each signed forbearance or other agreement, of which no amounts are available for claw back. As of December 31, 2023 and 2022, Ashford Trust had paid all fees related to the Amended and Restated Ashford Trust Lismore Agreement.
From October 16, 2020 through January 11, 2021, the independent members of our Board provided Ashford Trust deferrals of the base advisory fees and any Lismore success fees for the months of October 2020, November 2020, December 2020 and January 2021 that were previously deferred such that all such fees would be due and payable on the earlier of (x) January 18, 2021 and (y) immediately prior to the closing of the senior secured credit facility by and among Ashford Trust and certain of its affiliates and certain affiliates of Oaktree Capital Management, L.P. (“Oaktree”). Additionally, the independent members of our Board waived any claim against Ashford Trust and Ashford Trust’s affiliates and each of their officers and directors for breach of the advisory agreement and the Amended and Restated Ashford Trust Lismore Agreement or any damages that may have arisen in absence of such fee deferral.
In accordance with the terms of such deferrals, Ashford Trust paid us $14,411,432 immediately prior to the closing of the senior secured credit facility with lending entities managed by Oaktree.
On May 26, 2021, Ashford Trust entered into an agreement with Real Estate Advisory Holdings LLC (“REA Holdings”) to negotiate, on Ashford Trust’s behalf, a refinancing of the existing mortgage loan on Ashford Trust’s Hilton Boston Back Bay in Boston, Massachusetts. The amount of the refinanced mortgage loan was approximately $97 million. Upon closing of the refinancing on August 25, 2021, Ashford Trust paid REA Holdings a fee of $784,000. The Company indirectly owns a 30% non-controlling equity interest in REA Holdings.
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Additionally, during the year ended December 31, 2023, Lismore entered into various 12-month agreements with Ashford Trust to seek modifications or refinancings of certain mortgage loans held by Ashford Trust. For the year ended December 31, 2023, Lismore recognized approximately $748,000 in revenue under the agreement. As of December 31, 2023, the Company had $183,000 of deferred income recorded related to these agreements.
Project Management Agreement with Ashford Trust
In connection with our August 8, 2018 acquisition of Remington Lodging’s project management business, Premier, our indirect subsidiary, entered into a project management agreement with Ashford Trust, pursuant to which Premier provides project management services to our hotels, including construction management, interior design, architectural services, and the purchasing, freight management, and supervision of installation of furniture, fixtures and equipment, and related services. Pursuant to the project management agreement, Ashford Trust pays Premier: (a) project management fees of up to 4% of project costs; (b) construction management fees of up to 10% of construction costs; (c) interior design and architectural services fees of up to 6.5% of construction costs; and (d) FF&E purchasing, expediting/freight management, warehousing, installation and supervision fees of between 6% - 8% of the cost of FF&E. As of December 2023, the Stirling Operating Partnership (as defined below) and certain of its affiliates became party to the project management agreement. The amount of project management and market service fees incurred by Ashford Trust to Premier for 2023 and 2022 was approximately $15.9 million and $11.6 million, respectively. In March 2024 and 2023, Ashford Trust awarded deferred cash grants to Premier’s employees valued at approximately $552,000 and $518,000, respectively.
On March 12, 2024, Premier entered into an Amended and Restated Master Project Management Agreement with Ashford Hospitality Limited Partnership (the “A&R PMA”). The provisions of the A&R PMA are substantially the same as the Master Project Management Agreement, dated as of August 8, 2018. The A&R PMA provides for an initial term of ten years as to each hotel governed by the A&R PMA. The term may be renewed by Premier, at its option, for three successive periods of seven years each, and, thereafter, a final term of four years, provided that at the time the option to renew is exercised, Premier is not then in default under the A&R PMA. The A&R PMA also (i) provides that fees will be payable monthly as the service is delivered based on percentage completion; (ii) allows a project management fee to be paid on a development, together with (and not in lieu of) the development fee; and (iii) fixes the fees for FF&E purchasing, expediting, freight management and warehousing at 8%.
Project Management Mutual Exclusivity Agreement with Ashford Trust and AHLP
Also, in connection with our August 8, 2018 acquisition of Remington Lodging’s project management business, Premier entered into a mutual exclusivity agreement with Ashford Trust and Ashford Hospitality Limited Partnership (“AHLP”), its operating partnership, pursuant to which Ashford Trust has agreed to hire Premier or its affiliates for the development and construction, capital improvement, refurbishment, and/or project management or other services in connection with any acquisition or investment by Ashford Trust in a hotel, unless Ashford Trust’s independent directors either (i) unanimously vote not to engage Premier, or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Premier because they have determined, in their reasonable business judgment, that it would be in Ashford Trust’s best interest not to engage Premier or that another manager or developer could perform the duties materially better. Pursuant to the mutual exclusivity agreement, Ashford Trust has a first right of refusal to purchase lodging investments identified by Premier and any of its affiliates that meet Ashford Trust’s investment criteria.
Hotel Management Agreement with AHLP
AHLP previously entered into a master hotel management agreement with Remington Lodging, pursuant to which Remington Lodging provided Ashford Trust with hotel management services and project management services with respect to hotels owned or leased by us. In connection with our August 8, 2018 acquisition of Premier, AHLP and Remington Lodging entered into an amended and restated hotel management agreement, pursuant to which Remington Lodging provides hotel management services to a significant number of Ashford Trust’s hotels, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures) and related services. In connection with our November 6, 2019 acquisition of Remington Lodging’s hotel management business, Remington became a subsidiary of Ashford Inc., and the master hotel management agreement between Ashford Trust’s operating partnership and Remington remains in effect. From and after November 6, 2019, pursuant to the hotel management agreement, Ashford Trust paid Remington hotel management fees and other fees. Under the original terms of the hotel management agreement, Ashford Trust paid us on the fifth day of each month for the base fees in the preceding month. Pursuant to the terms of a letter agreement dated March 13, 2020, in order to allow us to better manage our corporate working capital and to ensure the continued efficient operation of Ashford Trust’s hotels, Ashford Trust agreed to pay the base fee and to reimburse all expenses on a weekly basis for the preceding week, rather than on a monthly basis. This letter agreement will continue until terminated by Ashford Trust.
Ashford Trust pays a monthly hotel management fee equal to the greater of approximately $17,000 per hotel (increased annually based on consumer price index adjustments) or 3% of gross revenue (the “base fee”) as well as annual incentive hotel management fees, if certain operational criteria are met, and other general and administrative expense reimbursements. Ashford Trust pays the base fee and reimburses all expenses for Remington-managed hotels on a weekly basis for the preceding week.

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On March 12, 2024, Remington entered into a Second Consolidated, Amended and Restated Hotel Master Management Agreement with Ashford TRS Corporation (the “Second A&R HMA”). The provisions of the Second A&R HMA are substantially the same as in the Amended and Restated Hotel Master Management Agreement, dated as of August 8, 2018. The Second A&R HMA provides for an initial term of ten years as to each hotel governed by the Second A&R HMA. The term may be renewed by Remington, at its option, for three successive periods of seven years each, and, thereafter, a final term of four years, provided that at the time the option to renew is exercised, Remington is not then in default under the Second A&R HMA. The Second A&R HMA also provides that Remington may charge market premiums for its self-insured health plans to its hotel employees, the cost of which is an operating expense of the hotel properties.
The amount of hotel management fees incurred by Ashford Trust to Remington for the fiscal years ended December 31, 2023 and 2022 was approximately $30.4 million and $29.9 million, respectively. In March 2024 and 2023, Ashford Trust awarded deferred cash grants to Remington’s employees valued at approximately $878,000 and $741,000, respectively.
Hotel Management Mutual Exclusivity Agreement with Ashford Trust and AHLP
Ashford Trust and AHLP have an amended and restated mutual exclusivity agreement with Remington and Remington Holdings, L.P. (“Remington Holdings”) and our Chairman, Mr. Monty J. Bennett, and his father, Ashford Trust’s Chairman Emeritus, Mr. Archie Bennett, Jr., pursuant to which Ashford Trust has a first right of refusal to purchase lodging investments identified by Remington that do not meet the investment criteria of Braemar. Ashford Trust also agreed to hire Remington or its affiliates for the management of any hotel which is part of an investment Ashford Trust elects to pursue, unless Ashford Trust’s independent directors either (i) unanimously vote not to engage Remington, or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in Ashford Trust’s best interest not to engage Remington or that another manager or developer could perform the duties materially better. In connection with our November 6, 2019 acquisition of Remington Lodging’s hotel management business, Remington became a subsidiary of Ashford Inc., and the master hotel management agreement between Ashford Trust’s operating partnership and Remington remains in effect.
Rebate Arrangements with Ashford Trust
From time to time, we or our subsidiaries, including Premier, may be able to negotiate particularly advantageous terms for Ashford Trust from unaffiliated third parties who provide products or services to Ashford Trust and other clients of ours. Our extensive negotiations with third party vendors as well as our deep experience in the lodging industry and our ability to purchase products and services in large volume often results in superior service and pricing for those products and services for Ashford Trust. In such cases, we or our subsidiaries may receive a rebate from the third party vendor. In 2023, Premier received approximately $215,000 in rebates from third party vendors to Ashford Trust.
Chairman Emeritus Stipend
As previously disclosed, we pay for the costs associated with Ashford Trust’s Chairman Emeritus, which includes a $700,000 annual stipend and the cost of all benefits currently available to him, as well as reimbursement for reasonable expenses incurred by him in connection with his service to Ashford Trust. A copy of the full agreement is available as Exhibit 10.1 of the Form 8-K filed by Ashford Trust with the SEC on January 9, 2013 (File No. 00131775). Currently, Ashford Trust’s Chairman Emeritus is Mr. Archie Bennett, Jr., the father of Mr. Monty J. Bennett, our Chief Executive Officer and Chairman. The approximate dollar amount involved in the transaction and Mr. Archie Bennett, Jr.’s interest is $700,000 per year for as long as Mr. Archie Bennett, Jr. continues to serve as Chairman Emeritus pursuant to the terms of his agreement.

Loan with BP Annex Dev LLC

We hold a note receivable from BP Annex Dev LLC, a subsidiary of Ashford Trust. The note bears interest at 8.00% per annum, compounding annually. Interest is paid in-kind and added to the outstanding principal balance until the note maturity date of November 11, 2026. As of the years ended December 31, 2023 and 2022, the note receivable was $1,082,000 and $535,000, respectively.

Master Services Agreement

On June 5, 2023, the board of directors unanimously approved Ashford Trust’s use of the Company's non-exclusive master services agreement partnerships with Evolution Parking and Guest Services and Parking Management Company as preferred parking vendors for Ashford Trust. The agreement has a three-year initial term with two three-year extension options. We will receive a one-time bonus of $85,000 and annual rebate of $124,000.
48 2024 Proxy Statement

Agreements Relating to Braemar
Advisory Agreement with Braemar
Our advisory agreement with Braemar has an initial 10-year term that expires on January 24, 2027 and is subject to renewal by us for up to seven additional successive 10-year terms. We are entitled to receive from Braemar, on a monthly basis, an annual base fee, in an amount equal to 1/12th of (i) 0.70% or less of Braemar’s total market capitalization plus (ii) a net asset fee adjustment (as described below), subject to a minimum monthly fee. The net asset fee adjustment is an amount equal to (i) the product of the Sold Non-ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of real property (other than any hotel assets purchased pursuant to the enhanced return funding program described below) sold or disposed of after the date of the Enhanced Return Funding Program Agreement, commencing with and including the first such sale) and 0.70% plus (ii) the product of the Sold ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of hotel assets purchased pursuant to the enhanced return funding program described below and then sold or disposed of by Braemar after the date of the Enhanced Return Funding Program Agreement, commencing with an including the first such sale) and 1.07%. As a result of these provisions, in the event that Braemar disposes of hotel properties in the future, we will continue to receive advisory fees from Braemar in respect of hotel properties that it has sold. We are also entitled to receive an incentive fee from Braemar based on its out-performance, as measured by total annual stockholder return, as compared to Braemar’s peers. For the years ended December 31, 2023 and 2022, we earned a base fee of approximately $14.0 million and $12.8 million, respectively, and an incentive fee of $268,000 each year from Braemar.
In addition, we are entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by us or our affiliates on behalf of Braemar or in connection with the services provided by us pursuant to our advisory agreement with Braemar, which includes Braemar’s pro rata share of our office overhead and administrative expenses incurred in providing our duties under the advisory agreement. For the years ended December 31, 2023 and 2022, we received reimbursable overhead and internal audit, insurance claims and advisory fees of $8.2 million and $4.5 million, respectively, from Braemar.
The board of directors of Braemar also has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by Braemar of certain financial and other hurdles established by its boards of directors. In March 2023, Braemar awarded deferred cash awards and equity grants of its performance stock units and performance LTIP units to our executives valued at approximately $10.5 million (based on the target level) and deferred cash awards to our non-executive employees valued at approximately $2.7 million. In March 2024, Braemar awarded deferred cash awards to our executives valued at approximately $8.1 million (based on the target level) and deferred cash awards to our non-executive employees valued at approximately $2.9 million.
We are also entitled to receive a termination fee from Braemar under certain circumstances upon the termination of our advisory agreement, and upon certain events that result in a change of control of Braemar, to escrow funds that belong to Braemar to secure its obligation to pay the termination fee. In the event the termination fee is payable under our advisory agreement, Braemar will be required to pay us or our subsidiaries a termination fee equal to the greater of:
•(i) 12 multiplied by (ii) the sum of (A) our net earnings for the 12-month period ending on the last day of the fiscal quarter preceding the termination date of our advisory agreement (“LTM Period”) and (B) to the extent not included in net earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement;
•(i) the quotient of (A) our total market capitalization on the trading day immediately preceding the date of payment of the termination fee, divided by (B) our Adjusted EBITDA for the LTM Period (which for purposes of this paragraph shall include the EBITDA (adjusted on a comparable basis to our Adjusted EBITDA)) for the same LTM Period of any person that we acquired a beneficial ownership interest in during the applicable measurement period, in the same proportion as our beneficial ownership of the acquired person, multiplied by (ii) net earnings for the LTM Period plus, to the extent not included in net earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement; and
•the simple average, for the three years preceding the fiscal year in which the termination fee is due, of (i) the quotient of (A) our total market capitalization on the trading day immediately preceding the date of payment of the termination fee, divided by (B) our Adjusted EBITDA for the LTM Period multiplied by (ii) net earnings for the LTM Period plus, to the extent not included in net earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement.
Additionally, pursuant to Braemar’s charter, Braemar is required to nominate persons designated by Ashford LLC as candidates for election as directors at any stockholders meeting at which directors are to be elected, such that Ashford LLC’s designees constitute as nearly as possible 29% of the board of directors of Braemar, in all cases rounding to the next larger whole number, for so long as the advisory agreement is in effect.

2024 Proxy Statement 49

On March 10, 2022, the Company entered into a Limited Waiver Under Advisory Agreement (the “Braemar 2022 Limited Waiver”) with Braemar, Braemar OP, Braemar TRS and Ashford LLC. The current advisory agreement (i) allocates responsibility for certain employee costs between Braemar, the Company and Ashford LLC and (ii) permits Braemar’s board of directors to issue annual equity awards in Braemar or Braemar OP to employees and other representatives of the Company and Ashford LLC based on achievement by Braemar of certain financial or other objectives or otherwise as Braemar’s board of directors sees fit. Pursuant to the Braemar 2022 Limited Waiver, the Company, Braemar, Braemar OP, Braemar TRS and Ashford LLC waived the operation of any provision in the advisory agreement that would otherwise limit Braemar’s ability, in its discretion and at it’s cost and expense, to award during the first and second fiscal quarters of calendar year 2022 cash incentive compensation to employees and other representatives of the Company and Ashford LLC.
On March 2, 2023, the Company entered into a Limited Waiver Under Advisory Agreement (“Braemar 2023 Limited Waiver”) with Braemar, Braemar OP, Braemar TRS and Ashford LLC. Pursuant to the Braemar 2023 Limited Waiver, the parties to the Fifth Amended and Restated Advisory Agreement with Braemar waived the operation of any provision of such agreement that would otherwise limit the ability of Braemar in its discretion, at its cost and expense, to award during the first and second fiscal quarters of calendar year 2023, cash incentive compensation to employees and other representatives of the Company.
On March 11, 2024, the Company entered into a Limited Waiver Under Advisory Agreement (“Braemar 2024 Limited Waiver”) with Braemar, Braemar OP, Braemar TRS and Ashford LLC. Pursuant to the Braemar 2024 Limited Waiver, the parties to the Fifth Amended and Restated Advisory Agreement with Braemar waive the operation of any provision of such agreement that would otherwise limit the ability of Braemar in its discretion, at its cost and expense, to award during calendar year 2024, cash incentive compensation to employees and other representatives of the Company.
Agreement with Real Estate Advisory Holdings LLC
On August 26, 2021, Braemar entered into an agreement with REA Holdings to negotiate, on Braemar’s behalf, a refinancing of the existing mortgage loan on Braemar’s Park Hyatt Beaver Creek Resort & Spa in Beaver Creek, Colorado. The amount of the refinanced mortgage loan was approximately $70.5 million. Upon closing of the refinancing on February 2, 2022, Braemar paid REA Holdings a fee of $634,500. The Company indirectly owns a 30% non-controlling equity interest in REA Holdings.
Project Management Agreement with Braemar
In connection with our August 8, 2018 acquisition of Remington Lodging’s project management business, our subsidiary, Premier, entered into a project management agreement with Braemar, pursuant to which Premier provides project management services to Braemar’s hotels, including construction management, interior design, architectural services, and the purchasing, freight management, and supervision of installation of FF&E and related services. Pursuant to the project management agreement, Braemar pays Premier: (a) project management fees of up to 4% of project costs; and (b) for the following services as follows: (i) architectural (6.5% of total construction costs); (ii) construction management for projects without a general contractor (10% of total construction costs); (iii) interior design (6% of the purchase price of the FF&E designed or selected by Premier); and (iv) FF&E purchasing (8% of the purchase price of FF&E purchased by Premier; provided that if the purchase price exceeds $2.0 million for a single hotel in a calendar year, then the purchasing fee is reduced to 6% of the FF&E purchase price in excess of $2.0 million for such hotel in such calendar year). On March 20, 2020, the project management agreement was amended to provide that Premier’s fees shall be paid by Braemar to Premier upon the completion of any work provided by third party vendors to Braemar. For the years ended December 31, 2023 and 2022, the amount of project management and service fees Braemar paid to Premier was approximately $7.8 million and $7.4 million, respectively. In March 2024 and 2023, Braemar awarded deferred cash grants to Premier’s employees valued at approximately $437,000 and $478,000, respectively.
In February 2024, the project management agreement was amended to provide that Premier's fees will be payable monthly as the service is delivered based on percentage complete, as determined by Premier for each service, or payable as set forth in other agreements.
Project Management Mutual Exclusivity Agreement with Braemar and Braemar OP
Also, in connection with our August 8, 2018 acquisition of Remington Lodging’s project management business, Premier entered into a mutual exclusivity agreement with Braemar and Braemar Hospitality Limited Partnership (“Braemar OP”), pursuant to which Braemar has agreed to hire Premier or its affiliates for the development and construction, capital improvement, refurbishment, and/or project management or other services in connection with any acquisition or investment by us in a hotel, unless Braemar’s independent directors either (i) unanimously vote not to engage Premier, or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Premier because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Premier or that another manager or developer could perform the duties materially better. Pursuant to the mutual exclusivity agreement, Braemar has a first right of refusal to purchase lodging investments identified by Premier and any of its affiliates that meet Braemar’s investment criteria.
50 2024 Proxy Statement

Hotel Management Agreement with Braemar OP
Braemar OP previously entered into a master management agreement with Remington Lodging, pursuant to which Remington Lodging provided Braemar with hotel management services and project management services with respect to hotels owned or leased by Braemar. In connection with our August 8, 2018 acquisition of Premier, Braemar OP and Remington Lodging entered into an amended and restated hotel management agreement with respect to hotel management. Under Braemar OP’s amended and restated hotel management agreement with Remington Lodging, Remington Lodging provides hotel management services to a number of Braemar’s hotels, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures) and related services. In connection with our November 6, 2019 acquisition of Remington Lodging’s hotel management business, Remington became a subsidiary of Ashford Inc., and the master hotel management agreement between Braemar OP and Remington remains in effect.
Braemar pays a monthly hotel management fee equal to the greater of approximately $17,000 per hotel (increased annually based on consumer price index adjustments) or 3% of gross revenue (the “base fee”) as well as annual incentive hotel management fees, if certain operational criteria are met, and other general and administrative expense reimbursements. Braemar pays the base fee and reimburses all expenses for Remington-managed hotels on a weekly basis for the preceding week.
The amount of hotel management fees incurred by Braemar to Remington for the years ended December 31, 2023 and 2022, was approximately $2.5 million and $3.7 million, respectively. In March 2024 and 2023, Braemar awarded deferred cash grants to Remington’s employees valued at approximately $695,000 and $683,000, respectively.
Hotel Management Mutual Exclusivity Agreement with Braemar and Braemar OP
Further, Braemar and Braemar OP have an amended and restated mutual exclusivity agreement with Remington and our Chairman and Chief Executive Officer, Mr. Monty J. Bennett, and his father, Mr. Archie Bennett, Jr., pursuant to which Braemar has a first right of refusal to purchase lodging investments identified by Remington that do not meet the investment criteria of Ashford Trust. Braemar also agreed to hire Remington or its affiliates for the management of any hotel which is part of an investment Braemar elects to pursue, unless Braemar’s independent directors either (i) unanimously vote not to engage Remington, or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in Braemar’s best interest not to engage Remington or that another manager or developer could perform the duties materially better.
Rebate Arrangements with Braemar
From time to time, we or our subsidiaries, including Premier, may be able to negotiate particularly advantageous terms for Braemar from unaffiliated third parties who provide products or services to Braemar and other clients of ours. Our extensive negotiations with third party vendors as well as our deep experience in the lodging industry and our ability to purchase products and services in large volume often results in superior service and pricing for those products and services for Braemar. In such cases, we or our subsidiaries may receive a rebate from the third party vendor. In 2023, Premier received approximately $57,000 in rebates from third party vendors to Braemar.

Master Services Agreement

On June 5, 2023, the board of directors unanimously approved Braemar's use of the Company's non-exclusive master services agreement partnerships with Evolution Parking and Guest Services and Parking Management Company as preferred parking vendors for Braemar. The agreement has a three-year initial term with two three-year extension options. We will receive a one-time bonus of $85,000 and annual rebate of $54,000.
Other Agreements with Ashford Trust and Braemar
Contribution Agreement with Ashford Trust and Braemar to fund Ashford Securities
On September 25, 2019, we announced the formation of Ashford Securities LLC (“Ashford Securities”) to raise retail capital in order to grow our existing and future advised platforms. Ashford Securities is a dedicated capital raising platform to fund investment opportunities sponsored and asset-managed by us. Types of capital raised may include, but are not limited to, preferred equity, convertible preferred equity, mezzanine debt, or non-traded REIT common equity for future platforms. Ashford Securities is not raising common equity for us nor for our existing advised platforms Ashford Trust and Braemar.
In conjunction with the formation of Ashford Securities, Ashford Trust and Braemar entered into a contribution agreement (the “Initial Contribution Agreement”) with us in which Ashford Trust and Braemar agreed to contribute funds to operate Ashford Securities.

2024 Proxy Statement 51

On December 31, 2020, we entered into an Amended and Restated Contribution Agreement (the “Amended and Restated Contribution Agreement”) with Ashford Trust and Braemar with respect to the funding of certain expenses of Ashford Securities. Beginning on the effective date of the Amended and Restated Contribution Agreement, costs were allocated 50% to Ashford Inc., 0% to Ashford Trust and 50% to Braemar. Upon reaching the earlier of $400 million in aggregate preferred equity offerings raised, or June 10, 2023, there will be a true up (the “Amended and Restated True-up Date”) among Ashford Inc., Ashford Trust and Braemar whereby the actual amount contributed by each company will be based on the actual amount of capital raised by Ashford Inc., Ashford Trust and Braemar, respectively, through Ashford Securities (the resulting ratio of contributions among the Parties, the “Initial True-up Ratio”). On January 27, 2022, Ashford Trust, Braemar and Ashford Inc. entered into a Second Amended and Restated Contribution Agreement which provided for an additional $18 million in expenses to be reimbursed with all expenses allocated 45% to Ashford Trust, 45% to Braemar and 10% to Ashford Inc.
On February 1, 2023, we entered into a Third Amended and Restated Contribution Agreement with Ashford Trust and Braemar. The Third Amended and Restated Contribution Agreement states that after the Amended and Restated True-Up Date occurs, capital contributions for the remainder of fiscal year 2023 will be divided between each party based on the Initial True-Up Ratio. Thereafter on a yearly basis at year-end, starting with the year-end of 2023, there will be a true-up between the parties whereby there will be adjustments so that the capital contributions made by each party will be based on the cumulative amount of capital raised by each party through Ashford Securities as a percentage of the total amount raised by the parties collectively through Ashford Securities since June 10, 2019 (the resulting ratio of capital contributions among Ashford Inc., Ashford Trust and Braemar following this true-up, the “Cumulative Ratio”). Thereafter, the capital contributions will be divided among each party in accordance with the Cumulative Ratio, as recalculated at the end of each year.
Effective January 1, 2024, we entered into a Fourth Amended and Restated Contribution Agreement with Ashford Trust and Braemar which states that, notwithstanding anything in the prior contribution agreements: (1) the parties equally split responsibility for all aggregate contributions made by them to Ashford Securities through September 30, 2021 and (2) thereafter, their contributions for each quarter will be based on the ratio of the amounts raised by each party through Ashford Securities the prior quarter compared to the total aggregate amount raised by the parties through Ashford Securities the prior quarter. To the extent contributions made by any of the parties through December 31, 2023 differed from the amounts owed pursuant to the foregoing, the parties shall make true up payments to each other to settle the difference.
As of December 31, 2022, Ashford Trust and Braemar have funded approximately $6.2 million and $5.6 million, respectively, pursuant to the contribution agreements for Ashford Securities. As of December 31, 2023, Ashford Trust and Braemar have funded approximately $179,000 and $20.9 million, respectively, pursuant to the contribution agreements for Ashford Securities.
Cash Management Strategy with Ashford Trust and Braemar
In the third quarter of 2022, given the recent increases in the federal funds rate and interest rates on short-term U.S. Treasury securities, the independent members of the respective boards of directors of Ashford Trust and Braemar approved the engagement of the Company to actively manage and invest each of Ashford Trust’s and Braemar’s excess cash in short-term U.S. Treasury securities (the “Cash Management Strategy”). As consideration for the Company’s services under the respective engagements, (i) Ashford Trust will pay the Company an annual fee equal to 20 basis points (0.20%) of the average daily balance of Ashford Trust’s excess cash invested by the Company; and (ii) Braemar will pay the Company an annual fee equal to the lesser of (a) 20 basis points (0.20%) of the average daily balance of Braemar’s excess cash invested by the Company and (b) the actual rate of return realized by the Cash Management Strategy; provided that in no event will the Cash Management Fee be less than zero (such respective fees, the “Cash Management Fees”). The Cash Management Fees will be calculated and payable monthly in arrears. Investment of Ashford Trust’s and Braemar’s excess cash pursuant to the Cash Management Strategy commenced in October 2022.

Agreement with Warwick Insurance Company
On December 19, 2023, we incorporated our insurance subsidiary Warwick Insurance Company, LLC ("Warwick"), which is licensed by the Texas Department of Insurance. Effective December 19, 2023, Ashford Inc. and Warwick entered into a loss portfolio transfer agreement whereby Ashford Inc. agreed to transfer the existing cash reserves and liabilities for Ashford Trust and Braemar’s general liability and workers’ compensation policies from January 1, 2014 through December 31, 2023 to Warwick pursuant to approvals obtained from the independent members of the boards of directors of Ashford Trust and Braemar. On the same date, Ashford Inc. and Remington entered into general liability and workers’ compensation insurance policies, respectively, with Warwick with agreed upon annual premiums of $4.7 million and $6.0 million, respectively, for a coverage period of one year. Additionally, Ashford Trust and Braemar were approved by their respective boards of directors to procure casualty insurance from Warwick, effective beginning December 19, 2023.
52 2024 Proxy Statement

Service Providers to Ashford Trust and Braemar
In accordance with our advisory agreements, we, or entities in which we have an interest, have a right to provide products or services to hotels owned by Ashford Trust and Braemar or their affiliates at market rates, provided such transactions are evaluated and approved by the independent directors of Ashford Trust and Braemar. Our relationships with such product and service providers often result in preferred pricing, premium service, and other benefits for Ashford Trust and Braemar hotels. We also anticipate that this arrangement will facilitate better long term quality control and accountability.
If our independent directors request performance of services outside the scope of the advisory agreement, Ashford Trust and Braemar are obligated to pay for such services separately and in addition to the other fees charged by us under the applicable advisory agreement.
The table below sets forth entities in which we had an interest as of December 31, 2023 with which some of Ashford Trust’s hotels and Braemar’s hotels contracted for products and services (other than advisory services pursuant to the respective advisory agreements), the approximate amounts paid by or retained by affiliates of Ashford Trust or Braemar for those services, our interests in such entities (excluding the impact of the 0.5% minority interest in Ashford Hospitality Holdings LLC, a subsidiary of Ashford Inc., not held by Ashford Inc.), and the number of board seats we have on such companies’ boards, such board seats being filled by directors, officers or employees of Ashford Inc.

Company	Product or Services	Amounts Paid by / (Retained by) Ashford Trust for Product or Service in 2023	Amounts Paid by / (Retained by) Braemar for Product or Service in 2023	Ashford Inc. Interest	Ashford Inc. Board Seats / Board Seats Available
OpenKey(1)	Mobile key app	$119,000	$38,000	76.8%	1/3
Pure Wellness(2)	Hypoallergenic premium rooms	$1,442,000	$211,000	70%	2/3
Lismore Capital(3)	Debt placement and related services	$2,261,000	$2,373,000	100%	N/A
INSPIRE(4)	Audio visual services	$(9,841,000)	$(4,371,000)	100%	N/A
Ashford LLC	Insurance claims services	$9,000	$3,000	100%	N/A
Ashford LLC(5)	Cash management services	$139,000	$117,000	100%	N/A
Premier(6)	Design and construction services	$22,961,000	$12,652,000	100%	N/A
RED Hospitality & Leisure(7)	Watersports, ferry and excursion services	$117,000	$2,356,000	100%	2/3
Remington(8)	Hotel management services	$282,533,000	$27,577,000	100%	N/A
Ashford Securities LLC(9)	Broker-dealer and dealer manager services	$5,120,000	$6,385,000	100%	2/2
Ashford LLC (10)	Casualty Insurance	$142,000	$21,000	100%	N/A
(1)    We provide mobile room keys and keyless entry solutions to Ashford Trust and Braemar, as well as to third-party clients, through our subsidiary, OpenKey, Inc. (“OpenKey”). OpenKey generates revenue from Ashford Trust, Braemar and third-party clients in various forms depending on the particular product or service provided and the generally accepted market conditions for pricing such products or services. As of December 31, 2023, Ashford Trust held a 15.1% noncontrolling interest in OpenKey, and Braemar held an 7.9% noncontrolling interest in OpenKey. Ashford Inc., Ashford Trust, and Braemar loaned $2.9 million, $0 and $238,000, respectively, to OpenKey during the year ended December 31, 2023.
(2)    We provide hypoallergenic premium room products and services to Ashford Trust, Braemar and third-party clients through our subsidiary, PRE Opco, LLC (“Pure Wellness”). Pure Wellness generates revenue from Ashford Trust, Braemar and third-party clients in various forms depending on the particular product or service provided and the generally accepted market conditions for pricing such products or services.
(3)    We provide debt placement and related services to Ashford Trust and Braemar through our subsidiary, Lismore Capital II LLC (“Lismore”). In our debt placement and related services business, Lismore typically earns a fee equal to a percentage of the amount of debt sourced by Lismore.
(4)    Our subsidiary, Inspire Event Technologies, LLC (“INSPIRE”), provides an integrated suite of audio-visual services, including event, hospitality, and creative services to third-party clients and, as of December 31, 2023, has contracts in place as the exclusive in-house provider of event technology and audio visual services at 24 hotels owned by Ashford Trust and nine hotels owned by Braemar. INSPIRE primarily contracts directly with third-party customers to whom it provides audio visual services. The gross revenue from these customers is generally collected by the hotels and the hotels retain an agreed commission and then remit the balance to INSPIRE. The amount above reflects the commission “retained by” Ashford Trust and Braemar hotels.
(5)    In the third quarter of 2022, given the recent increases in the federal funds rate and interest rates on short-term U.S. Treasury securities, the independent members of the respective boards of directors of Ashford Trust and Braemar approved the engagement of the Company to actively manage and invest each of Ashford Trust’s and Braemar’s excess cash in short-term U.S. Treasury securities (the “Cash Management Strategy”). As consideration for the Company’s services under the respective engagements, (i) Ashford Trust will pay the Company an annual fee equal to 20 basis points (0.20%) of the average daily balance of Ashford Trust’s excess cash invested by the Company; and (ii) Braemar will pay the Company an annual fee equal to the lesser of (a) 20 basis points (0.20%) of the average daily balance of Braemar’s excess cash invested by the Company and (b) the actual rate of return realized by the Cash Management Strategy; provided that in no event will the Cash Management Fee be less than zero (such respective fees, the “Cash Management

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Fees”). The Cash Management Fees will be calculated and payable monthly in arrears. Investment of Ashford Trust’s and Braemar’s excess cash pursuant to the Cash Management Strategy commenced in October 2022.
(6)    We provide comprehensive solutions for renovations and construction to substantially all of the hotels owned by Ashford Trust and Braemar and also to third-party clients through our subsidiary, Premier Project Management LLC (“Premier”). Services provided by Premier consist of construction management, interior design, architecture, and the purchasing, expediting, warehousing, freight management, installation and supervision of property and equipment and related services. For these services, Premier receives fees based upon the applicable rate stated in the respective project management agreement with Ashford Trust and Braemar or the applicable agreement with third-party clients. The $23.0 million and $12.7 million amounts disclosed above include design and construction fees of $15.9 million and $7.8 million, respectively, and cost reimbursement revenue of $7.1 million and $4.9 million, respectively, for Ashford Trust and Braemar.
(7)    We provide watersports, travel, concierge and transportation services to Ashford Trust and Braemar, as well as to third-party clients, through our subsidiary, RED Hospitality & Leisure LLC (“RED”). RED generates revenue from Ashford Trust, Braemar and third-party clients in various forms depending on the particular product or service provided and the generally accepted market conditions for pricing such products or services.
(8)    As of December 31, 2023, we provide hotel management services to 61 properties for Ashford Trust, four properties for Braemar and three properties for Stirling through our subsidiary, Remington Lodging & Hospitality, LLC (“Remington”). Hotel management services consist of hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures) and related services. In our hotel management business, Remington receives a base management fee based on gross revenues for each hotel, subject to a specified floor (which is subject to increase annually based on increases in the consumer price index) and an incentive fee if a hotel meets and exceeds various thresholds based on hotel revenues and certain profitability targets. Additionally, Remington receives from certain third-party owned properties fixed monthly accounting fees and fees for revenue management services. The $282.5 million and $27.6 million disclosed above include hotel management service fees of $30.4 million and $2.5 million, respectively, and cost reimbursement revenue of $252.1 million and $25.1 million, respectively, from Ashford Trust and Braemar.
(9)    We provide wholesaler, dealer manager and other broker-dealer services to Braemar, Ashford Trust and one or more subsidiaries of the Company through our subsidiary, Ashford Securities LLC (“Ashford Securities”). Ashford Securities generates revenue in various forms depending on the particular product or service provided and the generally accepted market conditions for pricing such products or services. The Company, Ashford Trust and Braemar fund certain Ashford Securities’ expenses pursuant to the terms of the Contribution Agreement (defined below), as amended, among the Company, Ashford Trust and Braemar. On January 27, 2022 the Company, Ashford Trust and Braemar entered into a Second Amended and Restated Contribution Agreement which provided for an additional $18 million in expenses to be reimbursed (of which 10% is allocated to the Company, 45% is allocated to Braemar and 45% is allocated to Ashford Trust). As of December 31, 2023, Ashford Trust and Braemar have each funded approximately $179,000 and $20.9 million, respectively. Contributions are allocated among the Company, Ashford Trust and Braemar quarterly based upon management’s estimate of the actual capital that will be raised through Ashford Securities upon the earlier of $400 million in aggregate non-listed preferred equity offerings or other debt or equity offerings through Ashford Securities or June 10, 2023. In February 2023, we entered into the Third Amended and Restated Contribution Agreement with Ashford Trust and Braemar with respect to the funding of certain expenses of Ashford Securities. As of December 31, 2023, Ashford Inc. has funded approximately $15,000.
10)    Ashford LLC provides insurance policies covering general liability, workers’ compensation, business automobile claims and insurance claims services to Ashford Trust, Braemar and third-party clients through our subsidiary, Warwick Insurance Company, LLC (“Warwick”). Through these arrangements, revenue is generated from Ashford Trust, Braemar and third-party clients in various forms depending on the particular service provided and the generally accepted market conditions for pricing such services.
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Our Relationship and Agreement with Stirling
We serve as a sponsor to Stirling, which invests in a diverse portfolio of stabilized income-producing hotels and resorts across all chain scales primarily located in the United States. Our wholly owned subsidiary, Stirling REIT Advisors, LLC (the “Stirling Advisor”), serves as an external advisor to Stirling pursuant to an Advisory Agreement, dated December 6, 2023, by and among Stirling, Stirling REIT OP, LP (the “Stirling Operating Partnership”), Stirling TRS Corporation and the Stirling Advisor (the “Stirling Advisory Agreement”). All of our executive officers are executive officers of Stirling (with the exception of Mr. J. Robison Hays, III, our Senior Managing Director, who is not an executive officer of Stirling), and we have one common director with Stirling, Mr. Monty J. Bennett, Chairman of our Board of Directors and member of the board of directors of Stirling. As of March 14, 2024, our directors and executive officers and their immediate family members (including Mr. Archie Bennett, Jr., who is Mr. Monty J. Bennett’s father) collectively may be deemed to beneficially own 0.0 shares of Stirling’s common stock. In accordance with SEC rules, our directors and executive officers and their immediate family members may be deemed to beneficially own approximately 0.0% of Stirling’s common stock.
To the extent any of our directors and executive officers and their immediate family members are stockholders of Stirling, they will benefit to the extent we make payments or give other benefits to Stirling or its subsidiaries pursuant to the Stirling Advisory Agreement described below.
Advisory Agreement with Stirling
Pursuant to the Stirling Advisory Agreement, the Stirling Advisor has contractual responsibilities to Stirling and will be responsible for sourcing, evaluating, and monitoring Stirling’s investment opportunities and making decisions related to the acquisition, management, financing and disposition of Stirling’s assets, in accordance with Stirling’s investment objectives, guidelines, policies and limitations, subject to oversight by Stirling’s board of directors. Stirling’s board of directors will at all times have oversight and policy-making authority, including responsibility for governance, financial controls, compliance and disclosure with respect to Stirling and the Stirling Operating Partnership.
Services. Pursuant to the terms of the Stirling Advisory Agreement, the Stirling Advisor is responsible for, among other things: (i) serving as the advisor to Stirling and the Stirling Operating Partnership with respect to the establishment and periodic review of Stirling’s investment guidelines and Stirling and the Stirling Operating Partnership’s investments, financing activities and operations; (ii) sourcing, evaluating and monitoring Stirling and the Stirling Operating Partnership’s investment opportunities and executing the acquisition, management, financing and disposition of Stirling and the Stirling Operating Partnership’s assets, in accordance with Stirling’s investment objectives, guidelines, policies and limitations, subject to oversight by Stirling’s board of directors; (iii) with respect to prospective acquisitions, purchases, sales, exchanges or other dispositions of investments, conducting negotiations on Stirling and the Stirling Operating Partnership’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions; (iv) providing Stirling with portfolio management and other related services; (v) serving as Stirling’s advisor with respect to decisions regarding any of its financings, hedging activities or borrowings; and (vi) engaging and supervising, on Stirling and the Stirling Operating Partnership’s behalf and at their expense, various service providers.
Term and Termination Rights. The initial term of the Stirling Advisory Agreement is for one year from the effective date of the agreement, subject to automatic renewals thereafter for an unlimited number of successive one-year periods unless terminated by Stirling’s board of directors or the Stirling Advisor. Stirling’s independent directors will evaluate the performance of the Stirling Advisor and the terms of the Stirling Advisory Agreement annually in connection with the automatic renewal of the Stirling Advisory Agreement. The Stirling Advisory Agreement may be terminated: (i) immediately by Stirling for “cause,” a material breach of the Stirling Advisory Agreement or upon the bankruptcy of the Stirling Advisor; (ii) upon 60 days’ written notice by Stirling without cause or penalty upon the vote of a majority of its independent directors; or (iii) upon 60 days’ written notice by the Stirling Advisor.
In the event the Stirling Advisory Agreement is terminated, the Stirling Advisor will be entitled to receive its prorated management fee through the date of termination. In addition, upon the termination or expiration of the Stirling Advisory Agreement, the Stirling Advisor will cooperate with Stirling and take all reasonable steps requested to assist Stirling’s board of directors in making an orderly transition of the advisory function, provided that the Stirling Advisor and its affiliates shall be reimbursed for all internal and third-party expenses incurred in connection with providing such transition (including salaries, benefits and overhead of personnel).
Management Fee. As compensation for its services provided pursuant to the Stirling Advisory Agreement, Stirling pays the Stirling Advisor an annual management fee (payable monthly in arrears) of up to 1.25% of the aggregate net asset value (“NAV”) represented by each class of Stirling’s common stock and Stirling Operating Partnership units not held by Stirling. The management fee may be paid, at the Stirling Advisor’s election, in cash, shares of Stirling common stock or units of the Stirling Operating Partnership. If the Stirling Advisor elects to receive any portion of its management fee in shares or units of the Stirling Operating Partnership, Stirling may be obligated to repurchase such shares or units from the Stirling Advisor at a later date. Repurchases of these shares or units will not be subject to the repurchase limits of its share repurchase plan or any reduced repurchase price for shares outstanding less than one year.

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Performance Participation. So long as the Stirling Advisory Agreement has not been terminated, Stirling REIT Special Limited Partner LLC, a Delaware limited partnership and our affiliate (the “Special Limited Partner”), will hold a performance participation interest in the Stirling Operating Partnership that entitles it to receive an allocation from the Stirling Operating Partnership equal to 12.5% of the total return on certain classes of Stirling Operating Partnership units, subject to certain terms described in Stirling’s Private Placement Memorandum. Such allocation will be measured on a calendar year basis, made quarterly and accrued monthly. We may allocate up to 50% of the performance participation interest to our employees.
Expense Reimbursement. Subject certain limitations, the Stirling Advisor is entitled to reimbursement of all costs and expenses incurred by it or its affiliates on Stirling’s behalf, provided that the Stirling Advisor is responsible for the expenses related to any and all personnel of the Stirling Advisor who provide investment advisory services to Stirling pursuant to the Stirling Advisory Agreement (including, without limitation, each of Stirling’s executive officers), including, without limitation, salaries, bonuses and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. Without limiting the generality of the foregoing, costs eligible for reimbursement include out-of-pocket costs and expenses the Stirling Advisor incurs in connection with the services it provides to Stirling related to (1) organization and offering expenses, but excluding upfront selling commissions, dealer manager fees and distribution fees; (2) the actual cost of goods and services used by Stirling and obtained from third parties, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments; (3) expenses of managing and operating Stirling’s properties, whether payable to an affiliate or a non-affiliated person; (4) expenses related to personnel of the Stirling Advisor performing services for Stirling other than those who provide investment advisory services or serve as Stirling’s executive officers; and (5) out-of-pocket expenses in connection with the selection and acquisition of properties and real estate debt, whether or not such investments are acquired. Such out-of-pocket costs and expenses will include expenses relating to compliance-related matters and regulatory filings relating to Stirling’s activities conducted by the Stirling Advisor on Stirling’s behalf pursuant to the Stirling Advisory Agreement. Stirling may change the expense reimbursement arrangements with the Stirling Advisor in the future.
Subject to certain limitations, the Stirling Advisor may require Stirling to reimburse it for any organization and offering expenses associated with Stirling’s offering of securities that it incurs on Stirling’s behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, reasonable bona fide due diligence expenses of selected dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of Stirling’s escrow agent and transfer agent, fees to attend retail seminars sponsored by selected dealers and reimbursements to selected dealers for customary travel, lodging, and meals, but excluding upfront selling commissions, dealer manager fees and distribution fees) as and when incurred. After the termination of the primary offering and again after termination of the offering under Stirling’s distribution reinvestment plan, the Stirling Advisor has agreed to reimburse Stirling to the extent that the organization and offering expenses that Stirling incurs exceed 15% of its gross proceeds from the applicable offering.
Advisor Support. The Stirling Advisor will advance on Stirling’s behalf certain of its organizational and offering expenses and general and administrative expenses through December 31, 2024, at which point Stirling will reimburse the Stirling Advisor for all such advanced expenses ratably over the 60 months following such date.
Independent Directors’ Review of Compensation. The related party transactions committee of Stirling’s board of directors, which is composed of all Stirling’s independent directors, will annually review and evaluate the performance of the Stirling Advisor and the terms of the Stirling Advisory Agreement.
Indemnification. In addition to the management fee, performance participation and expense reimbursements, Stirling has agreed to indemnify and hold harmless the Stirling Advisor and its affiliates performing services for Stirling from specific claims and liabilities arising out of the performance of their obligations under the Stirling Advisory Agreement, subject to certain limitations.
Our Relationship and Agreements with the Bennetts
From the period of January 1, 2019 to November 6, 2019, Remington Holdings, which wholly-owned Remington Lodging, was owned by Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. and, as a result, Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. benefited from Remington Lodging’s transactions with us, including in connection with the receipt of hotel management fees by Remington Lodging from Ashford Trust and Braemar. On May 31, 2019, we signed a definitive agreement to acquire, directly or indirectly, all of the general partnership interests and limited partnership interests in Remington Lodging. The transaction closed on November 6, 2019 and the hotel management agreements and hotel management mutual exclusivity agreements with Ashford Trust and Braemar remained in place. Thus, for the period from November 7, 2019 to present, the services provided under those agreements were provided by our subsidiary, Remington.
Investor Rights Agreement
In connection with our November 6, 2019 acquisition of Remington Lodging’s hotel management business, the Company, Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., MJB Investments, LP, Mr. James L. Cowen, Mr. Jeremy J.
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Welter, Mr. Mark A. Sharkey, Ms. Marissa A. Bennett and other related parties entered into an investor rights agreement governing the relationship of such parties subsequent to such closing. The investor rights agreement supersedes and replaces the previously existing investor rights agreement, dated August 8, 2018, in all respects.
Board Designation Rights. For so long as the holders of Series D Convertible Preferred Stock (together with each person that succeeds to their respective interests as the result of a transfer permitted under the investor rights agreement, the “Covered Investors”) beneficially own no less than 20% of the issued and outstanding shares of our common stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis), Mr. Monty J. Bennett, during his lifetime, and the Covered Investors holding 55% of the common stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis held by all Covered Investors) thereafter, will be entitled to nominate one individual (other than Mr. Archie Bennett, Jr.), and Mr. Archie Bennett, Jr., during his lifetime, and the Covered Investors holding 55% of the common stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis held by all Covered Investors) thereafter, will be entitled to nominate one individual (other than Mr. Archie Bennett, Jr.) for election as a member of our board of directors of (each, a “Seller Nominee”). Initially, Mr. Monty J. Bennett will serve as the Seller Nominee of Mr. Monty J. Bennett, and Mr. W. Michael Murphy will serve as the Seller Nominee of Mr. Archie Bennett, Jr.
In the event we fail to pay the accrued preferred dividends on the Series D Convertible Preferred Stock for two consecutive quarterly periods, the Covered Investors agree that one of the two additional board designation rights arising under the Certificate of Designation (as defined below) shall be vested in Mr. Archie Bennett, Jr., during his lifetime, and the other such board designation right shall be vested in Mr. Monty J. Bennett, during his lifetime. In furtherance of the foregoing, each Covered Investor agrees that it will vote all of such Covered Investor’s Series D Convertible Preferred Stock, and consent to any action by the holders of the Series D Convertible Preferred Stock without a meeting as permitted under appropriate state law, as may be directed Mr. Archie Bennett, Jr., or Mr. Monty J. Bennett, respectively, in connection with their designation of the individuals to fill such board seats.
Transfer Restrictions. For five years after the closing of the transactions contemplated by the combination agreement, each of the Covered Investors are prohibited from transferring our common stock or Series D Convertible Preferred Stock to any person that is or would become, together with such person’s affiliates and associates, a beneficial owner of 10% or more of the then outstanding shares of our common stock, taking into account the Series D Convertible Preferred Stock on an as converted basis, except (i) to family members and in connection with estate planning, (ii) as a result of any voting agreement between Mr. Monty J. Bennett and Mr. Archie Bennett, Jr., (iii) transfers in which no transferee (or group of affiliated or associated transferees) would purchase or receive 2% or more of the outstanding voting shares of the Company, (iv) in connection with any widespread public distribution of shares of our common stock or Series D Convertible Preferred Stock registered under the Securities Act, or (v) a transfer to any transferee that would beneficially own more than 50% of our outstanding common stock and Series D Convertible Preferred Stock without any transfer from a Covered Investor, unless such transfer restrictions have been waived by the affirmative vote of the majority of our stockholders that are not affiliates or associates of the Covered Investors.
Voting Limitations. The Holder Group Investors (as defined below) will not, subject to certain exceptions and until the aggregate voting power of the Holder Group Investors is less than 25% of the combined voting power of all of the outstanding voting securities of the Company on any given matter, until the fifth anniversary of the closing of the transactions contemplated by the combination agreement: (i) take any action, vote such Holder Group Investor’s securities, or into any transaction, including by acting in consent with another person, that would result in the Company being treated as a “controlled company” under the applicable rules of the NYSE American nor (ii) take any action, vote such Holder Group Investor’s securities, or into any transaction, including by acting in concert with another person, that results in the Company engaging in a Rule 13e-3 Transaction (as defined in the rules and regulations issued by the SEC under the Exchange Act), provided, that the restriction set forth in this clause (ii) may be waived by the affirmative vote of a majority of the issued and outstanding shares of our voting stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by the Holder Group Investors (provided that, for purposes of clause (ii), our voting stock that is owned of record by Ashford Trust or Braemar shall not be deemed to be beneficially owned by the Holder Group Investors so long as the decision to vote such shares on such waiver is solely determined by a majority of the members of the board of directors of the applicable entity who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which our voting stock is then listed) and do not have a material financial interest in such Rule 13e-3 Transaction (or a duly appointed board committee consisting only of such independent and disinterested board members)).
Put Option. Each Covered Investor has the option, exercisable with respect to each and every Change of Control (defined below) that may occur following the date of the Investor Rights Agreement, to sell to the Company all or any portion of the Series D Convertible Preferred Stock then owned by such Covered Investor (the “Change of Control Put Option”) at any time during the ten business day consecutive period following the consummation of a Change of Control. “Change of Control” means, with respect to any Covered Investor, any of the following, in each case that was not voted for or consented to by such Covered Investor solely in its capacity as a stockholder of the Company (but not in any other capacity): (i) any person (other than Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., MJB Investments, LP their controlled affiliates, any trust or other estate in which any of them has a substantial beneficial interest or as to which any of them serves as trustee or in a similar fiduciary capacity, any immediate family member of Mr. Monty J. Bennett or Mr. Archie Bennett, Jr., or any group (as defined in Rule 13d-5(b) under the Exchange Act)) acquires beneficial ownership of securities of the Company that, together with

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the securities of the Company previously beneficially owned by the first such person, constitutes more than 50% of the total voting power of our outstanding securities, or (ii) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of our (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled affiliate of the Company.
In the event that a Covered Investor exercises the Change of Control Put Option, the price to be paid by the Company to such exercising Covered Investor will be an amount, payable in cash or our common stock (at the election of such Covered Investor), equal to (i) $25.125, plus (ii) all accrued and unpaid dividends, plus (iii) in the event that a Change of Control Put Option is exercised prior to June 30, 2026, an additional amount equal to, initially, 24% of $25 until the first anniversary of the closing of the transactions contemplated by the combination agreement, with such percentage reduced by (A) 4% for each year thereafter, inclusive of the year in which the Change of Control Put Option is exercised, until the fourth anniversary of the closing of the transactions contemplated by the combination agreement and (B) 3% for each year thereafter until the sixth anniversary of the closing of the transactions contemplated by the combination agreement, at which time such percentage shall be 3% until June 30, 2026.
Preemptive Rights. The Investor Rights Agreement also provides that, except for issuances contemplated by the transaction documents entered into under the Combination Agreement, we will not issue any equity securities, rights to acquire equity securities of the Company or debt convertible into equity securities of the Company (collectively, the “New Securities”), unless we give the Bennetts and each person that succeeds to the interests of the Bennetts and certain permitted transferees (“Holder Group Investors”) notice of its respective intention to issue New Securities and the right of such Holder Group Investor to acquire such Holder Group Investor’s pro rata share of the New Securities.
Termination. The Investor Rights Agreement terminates by its terms on the earliest of (i) the written agreement of the Company and the Covered Investors holding in the aggregate 55% of the total number of shares of our common stock (taking into account the Series D Convertible Preferred Stock on an as converted basis) and (ii) the date on which the Covered Investors no longer own any of our common stock or Series D Convertible Preferred Stock; provided certain specified provisions will last for the time periods provided by their terms, and others will last indefinitely.
A Covered Investor will automatically cease to be bound by the Investor Rights Agreement solely in its capacity as a Covered Investor at such time as such Covered Investor no longer owns any of our common stock or any Series D Convertible Preferred Stock.
Merger and Registration Rights Agreement
In connection with our November 6, 2019 acquisition of Remington Lodging’s hotel management business, the Company, Ashford Merger Sub Inc., the Bennetts and the Covered Investors entered into a merger and registration rights agreement. Pursuant to the merger and registration rights agreement, the Company was required, no later than 120 days following the effective time of the merger, file a registration statement under the Securities Act to permit the resale of the Series D Convertible Preferred Stock and our common stock into which the Series D Convertible Preferred Stock is convertible. We were required to use our commercially reasonable efforts to cause the registration statement to become effective and remain available for the resale of the securities covered by the registration statements. In certain circumstances, including at any time that we are in possession of material nonpublic information, we will have the right to suspend sales under the registration statement. On March 5, 2020 we filed a registration statement on Form S-3 with the SEC to register the resale of the Series D Convertible Preferred Stock and our common stock into which the Series D Convertible Preferred Stock is convertible. That registration statement was declared effective by the SEC on March 12, 2020.
Non-Competition Agreement
In connection with our November 6, 2019 acquisition of Remington Lodging’s hotel management business, the Company and the Bennetts entered into a non-competition agreement. Subject to certain exclusions, the noncompetition agreement provides that for a period of the later of five years following the closing of the transactions contemplated by the combination agreement, or three years following the date on which Mr. Monty J. Bennett is no longer our principal executive officer, each of Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. will not, and will cause its controlled affiliates not to, directly or indirectly (i) engage in, or have an interest in a person that engages directly or indirectly in, (a) the hotel management business conducted by Remington and its subsidiaries within the lodging industry, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures) and related services conducted by Remington and its subsidiaries or (b) the project management business conducted by Premier, within the lodging industry, including construction management, interior design, architecture, and the purchasing, expediting, warehousing, freight management, installation and supervision of property and equipment, and related services, in each case in clause (a) or (b) anywhere in the United States (excluding certain passive investments and existing relationships); or (ii) intentionally interfere in any material respect with the business relationships between Remington, Premier and their respective customers, clients or vendors. Notwithstanding the foregoing, each of the Bennetts may, among other things, (A) freely pursue any opportunity to acquire ownership, directly or indirectly, in any interests in real properties in the lodging industry if such opportunity has been presented to the
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board of each of the Company, Ashford Trust and Braemar and none of the foregoing elect to pursue or participate in such opportunity and (B) with respect to any hotel properties in which the Bennetts, or any of their controlled affiliates, own, directly or indirectly (other than through their ownership interests in Ashford Trust or Braemar), in the aggregate at least a 5% interest (such hotel properties, “Bennett-Owned Properties”), each Bennett, and any of his controlled affiliates, directly or indirectly: (x) may self-manage the provision of hotel management business services or project management business services to such Bennett-Owned Properties, but may not provide any such services to any other hotels not constituting Bennett-Owned Properties, or (y) may require that the Company provide hotel management business services and project management business services pursuant to the terms of the hotel services agreement (as described below).
Transition Cost Sharing Agreement
In connection with our November 6, 2019 acquisition of Remington Lodging’s hotel management business, the Bennetts entered into a transition cost sharing agreement with us, pursuant to which the Company and Remington will provide the Bennetts with family office related services, including accounting, tax, legal and general office and administrative support services (collectively, the “Services”) generally in accordance with Remington Lodging’s past practice prior to the closing. The Bennetts will pay to the Company and Remington the actual costs incurred by the Company and Remington, including salaries, employment taxes and benefits applicable to the employees of the Company and Remington providing the Services, based on the percentage of time spent by such employees in providing the Services, relative to the time spent by such employees on matters not related to the Services, plus applicable allocated overhead and other expenses incurred, in each case without mark-up. Subject to certain exceptions, the Services are required to be provided by the Company and Remington until the last to occur of: (i) the tenth anniversary of the date of the transition cost sharing agreement; (ii) the death of Mr. Archie Bennett, Jr. and (iii) 30 days following the date on which Mr. Monty J. Bennett is no longer employed by us as our Chief Executive Officer, or substantially similar executive position, or ceases to serve as a member of our Board of Directors.
Hotel Services Agreement
In connection with our November 6, 2019 acquisition of Remington Lodging’s hotel management business, the Bennetts entered into a hotel services agreement with us, pursuant to which we will provide specified hotel project management and hotel management services to any hotel in which the Bennetts, in the aggregate, directly or indirectly (other than through their ownership of interests in Ashford Trust and Braemar) own at least a 5% interest, in exchange for fees in an amount equal to the cost of such services provided plus 5%, until the last to occur of: (i) the tenth anniversary of the commencement of services or (ii) the death of Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett.
Remington Hotel Corporation
On January 3, 2023, the Company acquired Remington Hotel Corporation, an affiliate owned by the Bennetts, from which the Company leases the offices for its corporate headquarters in Dallas, Texas. The purchase price paid was de minimis.

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OTHER PROPOSALS
The proxies intend to exercise their discretionary authority to vote on any stockholder proposals submitted at the Annual Meeting as permitted by Rule 14a-4(c) promulgated under the Exchange Act and not included in this proxy statement. For a stockholder proposal to be considered for inclusion in the company’s proxy statement for the 2025 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal office no later than the close of business on November 28, 2024. Such proposals also must comply with Exchange Act Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations, Ashford Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.
Any proposal that a stockholder intends to present at the 2025 annual meeting of stockholders other than by inclusion in our proxy statement pursuant to Rule 14a-8 must be received by us no earlier than November 28, 2024 and no later than December 28, 2024. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to the Corporate Secretary, Ashford Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254.
In addition to the notice and informational requirements contained in our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees for the 2025 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2025.
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GENERAL INFORMATION ABOUT VOTING
Solicitation of Proxies
This proxy is solicited by and on behalf of the Board of Directors. Our directors, officers and other employees of Ashford may solicit the return of proxies by personal interview, mail, telephone, e-mail or facsimile. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out of pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the Annual Meeting, including the cost of mailing.
Electronic Availability of Proxy Materials
To expedite delivery, reduce our costs and decrease the environmental impact of printing and mailing our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide these materials to our stockholders over the Internet. On or about March 28, 2024, we sent a Notice of Internet Availability of Proxy Materials to certain of our stockholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a paper or email copy on a one-time or ongoing basis. Stockholders who do not receive the Notice will continue to receive either a paper or electronic copy of this proxy statement and our 2024 Annual Report to Stockholders, which will be sent on or about March 28, 2024.
Voting Securities
Our outstanding voting equity securities are shares of our common stock and Series D Convertible Preferred Stock. Each share of common stock entitles the holder to one vote, and each share of Series D Convertible Preferred Stock is entitled to vote with the common stock on an as-converted basis. As of March 14, 2024, there were 3,206,307 shares of common stock outstanding and entitled to vote and 19,120,000 shares of Series D Convertible Preferred Stock, along with all unpaid accrued and accumulated dividends thereon, outstanding and entitled to vote (which shares are convertible, in the aggregate, into 4,313,662 shares of common stock). The Series D Convertible Preferred Stock will vote together with the holders of our common stock as a single class on all matters, with the number of votes attributable to each share of Series D Convertible Preferred Stock determined on an as-converted basis. Only stockholders of record at the close of business on March 14, 2024 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the Annual Meeting.
Voting
If you hold your common stock or Series D Convertible Preferred Stock in your own name as a holder of record, you may instruct the proxies to vote your common stock or Series D Convertible Preferred Stock by signing, dating and mailing the proxy card. You may also vote your common stock or Series D Convertible Preferred Stock in person at the Annual Meeting, by telephone or electronically. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
If your common stock or Series D Convertible Preferred Stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock or Series D Convertible Preferred Stock voted at the Annual Meeting.
Counting of Votes
A quorum will be present at the Annual Meeting if the holders of a majority in voting power of the outstanding shares entitled to vote are present in person or by proxy. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the Chairman of the meeting or by a vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

The affirmative vote of a plurality of all of the votes cast for and against each nominee will be required to elect each nominee to the Board of Directors (Proposal One). The affirmative vote of a majority of all of the votes cast at the annual meeting will be required for approval, on an advisory basis, of the company’s executive compensation (Proposal Two). The affirmative vote of a majority of all of the votes cast on such proposal will be

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required to ratify the appointment of BDO USA, P.C. as our independent auditor for the year ending December 31, 2024 (Proposal Three), for approval of Amendment No. 2 to the Ashford Inc. 2014 Incentive Plan (Proposal Four) and for any other matter that may properly come before the stockholders at the Annual Meeting.
If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” The election of directors (Proposal One) and the advisory compensation proposals (Proposal Two) are non-discretionary items under the rules of the NYSE American and may not be voted by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted for purposes of Proposals One, Two and Four. The ratification of the appointment of BDO USA, P.C. as our independent auditor (Proposal Three) is a discretionary item, and as such, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.
Abstentions and broker non-votes are included in determining whether a quorum is present, as they are considered present and entitled to cast a vote (even if, in the case of broker non-votes, they are only entitled to vote on Proposal Three). Abstentions and broker non-votes, if any, will not be included in vote totals, and will not be considered “votes cast”, and accordingly will have no effect on the outcome of, Proposals One through Four.
If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with the Board’s recommendations.
Right To Revoke Proxy
If you hold shares of common stock or Series D Convertible Preferred Stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:
•notify our Corporate Secretary in writing before your shares of common stock or Series D Convertible Preferred Stock have been voted at the Annual Meeting;
•sign, date and mail a new proxy card to Broadridge; or
•attend the Annual Meeting and vote your shares of common stock and Series D Convertible Preferred Stock in person.
You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information.
If shares of common stock or Series D Convertible Preferred Stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.
Multiple Stockholders Sharing the Same Address
The SEC rules allow for the delivery of a single copy of an annual report and proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request separate copies of our annual report and proxy statement to a stockholder at a shared address to which a single copy was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed to Ashford Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 or by calling (972) 490-9600. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the previous sentence. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold shares of common stock or Series D Convertible Preferred Stock in your own name as a holder of record, householding will not apply to your shares.
If you wish to request extra copies, free of charge, of any annual report, proxy statement or information statement, please send your request to Ashford Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 or call (972) 490-9600. You can also obtain copies from our website at www.ashfordinc.com. The information contained on our website is expressly not incorporated by reference into this proxy statement.
Annual Report
Stockholders may request a free copy of our 2023 Annual Report, which includes our 2023 Form 10-K, by writing to the Corporate Secretary, Ashford Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254. Alternatively, stockholders may access our 2023 Annual Report on our website at www.ashfordinc.com. We will also furnish any exhibit to our 2023 Form 10-K if specifically requested. The information contained on our website is expressly not incorporated by reference into this proxy statement.
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Other Matters
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
About this Proxy Statement
We are a “smaller reporting company” under the rules of the SEC and as such are not required to include certain information in this proxy statement that companies that are not “smaller reporting companies” must include, including a compensation discussion and analysis, certain compensation tables and related narrative information and pay ratio disclosure. We have elected to take advantage of such lesser disclosure requirements in presenting information in this proxy statement.

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ADDITIONAL INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC at 100 F Street N.E., Washington, D.C. 20549-1090. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. We make available on our website at www.ashfordinc.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our Board, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and other Company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to Ashford Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 or by calling (972) 490-9600.
Any statement contained in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.
You should rely only on the information contained in this proxy statement to vote on each of the proposals submitted for stockholder vote. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 28, 2024. You should not assume that the information contained in this proxy statement is accurate as of any later date.
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ANNEX A—INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
In the section of this proxy statement captioned “Executive Compensation ” we disclose our Adjusted EBITDA for the year ended December 31, 2023 (our “2023 Adjusted EBITDA”) and our Adjusted Net Income (Loss) for the year ended December 31, 2023 (our “2023 Adjusted Net Income (Loss)”). Those financial measures are considered non-GAAP financial measures under the SEC’s rules because they are calculated by excluding or including amounts that are included or excluded in the calculation of comparable measures calculated and presented in accordance with GAAP.
Below, we tell you briefly how we calculate those non-GAAP financial measures (the “Non-GAAP Financial Measures”), disclose the financial measures calculated and presented in accordance with GAAP or using only measures calculated and presented in accordance with GAAP that we believe is most directly comparable to each Non-GAAP Measure (each, a “Comparable GAAP Measure”), disclose the reasons why we think the Non-GAAP Measures provide our stockholders with useful information about our financial condition and results of operations and provide a reconciliation of each Non-GAAP Measure with its Comparable GAAP Measure.
When we refer below to a financial measure as being a “reported” financial measure, we are referring to a GAAP financial measure calculated in accordance with GAAP that was presented in our consolidated statement of operations for the year ended December 31, 2023.
Our net income (loss) for the year ended December 31, 2023 (which we refer to as our “2023 Net Loss”) and our net income (loss) per share for the year ended December 31, 2023 are each calculated and presented in accordance with GAAP and appear or are derived from our consolidated statement of operations for the year ended December 31, 2023.
2023 Adjusted EBITDA and Adjusted Net Income (Loss)
Non-GAAP Measures: We calculate Adjusted EBITDA by subtracting or adding to net income (loss): interest expense, income taxes, depreciation, amortization, net income (loss) to noncontrolling interests, transaction costs, and other expenses. We calculate Adjusted Net Income by subtracting or adding to net income (loss): net income (loss) to noncontrolling interests, transaction costs, and other expenses. We exclude items from Adjusted EBITDA and Adjusted Net Income (Loss) that are either non-cash or are not part of our core operations in order to provide a period-over-period comparison of our operating results. Adjusted Net Income (Loss) per share is calculated as our Adjusted Net Income (Loss) divided by our weighted average diluted shares for the year. Our methodology for calculating Adjusted EBITDA and Adjusted Net Income (Loss) may differ from the methodologies used by other comparable companies, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Neither Adjusted EBITDA nor Adjusted Net Income (Loss) represents cash generated from operating activities as determined by GAAP and should not be considered as an alternative to (a) GAAP net income (loss) as an indication of our financial performance or (b) GAAP cash flows from operating activities as a measure of our liquidity nor are such measures indicative of funds available to satisfy our cash needs, including our ability to make cash distributions. However, to facilitate a clear understanding of our historical operating results, we believe that Adjusted EBITDA and Adjusted Net Income (Loss) should be considered along with our net income or loss and cash flows reported in the consolidated financial statements.
Comparable GAAP Measure: Our 2023 Net Loss as reported.
Why the Non-GAAP Measure is Useful Information to Investors: We consider Adjusted EBITDA and Adjusted Net Income (Loss) to be appropriate measures of our ongoing normalized operating performance We present Adjusted EBITDA and Adjusted Net Income (Loss) because we believe these measurements (i) more accurately reflect the Company’s ongoing operating performance, (ii) provide more useful information to investors as indicators of our ability to meet our future debt payment and working capital requirements and (iii) provide an overall evaluation of our financial condition and profitability.

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2023 Adjusted EBITDA
Reconciliation: The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA (in thousands) (unaudited):

Net income (loss)	$(5,007)
Net (income) loss from consolidated entities attributable to noncontrolling interests	880
Net (income) loss attributable to redeemable noncontrolling interests	(501)
Net income (loss) attributable to the company	(4,628)
Interest expense	14,223
Amortization of loan costs	1,051
Depreciation and amortization	35,443
Income tax expense (benefit)	(544)
Net income (loss) attributable to unitholders redeemable noncontrolling interests	501
EBITDA	46,046
Deferred compensation plans	(1,959)
Stock/unit-based compensation	2,406
Change in contingent consideration fair value	600
Transaction costs	3,047
Loss on disposal of assets	3,141
Reimbursed software costs, net	(74)
Legal, advisory and settlement costs	1,171
Severance and executive recruiting costs	4,655
Amortization of hotel signing fees and lock subsidies	1,200
Other (gain) loss	176
Adjusted EBITDA	$60,409
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2023 Adjusted Net Income (Loss)
Reconciliation: The following table reconciles net income (loss) to Adjusted Net Income (Loss) (in thousands) (unaudited):

Net income (loss)	$(5,007)
Net (income) loss from consolidated entities attributable to noncontrolling interests	880
Net (income) loss attributable to redeemable noncontrolling interests	(501)
Preferred dividends, declared and undeclared	(36,193)
Net income (loss) attributable to common stockholders	(40,821)
Amortization of loan costs	1,051
Depreciation and amortization	35,443
Net income (loss) attributable to unitholders redeemable noncontrolling interests	501
Preferred dividends, declared and undeclared	36,193
Deferred compensation plans	(1,959)
Stock/unit-based compensation	2,406
Change in contingent consideration fair value	600
Transaction costs	3,047
Loss on disposal of assets	3,141
Reimbursed software costs, net	(74)
Legal, advisory and settlement costs	1,171
Severance and executive recruiting costs	4,655
Amortization of hotel signing fees and lock subsidies	1,200
Other (gain) loss	176
GAAP income tax expense (benefit)	(544)
Adjusted income tax (expense) benefit	(3,737)
Adjusted net income available to common stockholders, unitholders and Series D convertible preferred stockholders on an “as converted” basis	$42,449
Adjusted net income per diluted share available to common stockholders, unitholders and Series D convertible preferred stockholders on an “as converted” basis	$5.20
Weighted average diluted shares	8,170

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ANNEX B

ASHFORD INC. 2014 INCENTIVE PLAN AS PROPOSED TO BE AMENDED BY AMENDMENT NO. 2

Article I
INTRODUCTION

1.1 Purpose. The Ashford Inc. 2014 Incentive Plan (the “Plan”) is intended to promote the interests of Ashford Inc., a Maryland corporation (the “Company”), and its stockholders by encouraging Employees, Consultants and Non-Employee Directors of the Company, the Advisor and each of their respective Affiliates (each term as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the “Board”) also contemplates that through the Plan, the Company, the Advisor and each of their respective Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company.

The Plan shall not constitute any “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

The Plan is intended to comply with Section 162(m) of the Code during the “transition period” under Treasury Regulation Section 1.162-27(f)(4)(iii). Following the transition period, any Award granted under the Plan that is intended to be “performance-based compensation” under Section 162(m) of the Code (“Performance-Based Compensation”) shall be subject to the approval of the material terms of the Plan by a majority of the stockholders of the Company in accordance with Section 162(m) of the Code and Treasury Regulation Section 1.162-27(f)(4)(iii).

1.2 Shares Subject to the Plan. Subject to this Section 1.2, the aggregate number of shares of Common Stock, $0.01 par value per share, of the Company (“Common Stock”) that may be issued under the Plan commencing on November 12, 2014, shall not exceed 420,000 shares of outstanding Common Stock (“Share Limit”). Notwithstanding the foregoing, the Share Limit shall be increased on the first day of each calendar year beginning in calendar year 2015 by a number of shares of Common Stock equal to the amount (if any) by which:

(i) 15% of the sum of (a) the number of outstanding shares of Common Stock on a fully converted and diluted basis and (b) the number of shares of Common Stock reserved for issuance under the Company’s deferred compensation plan, in each case on the last day of the immediately preceding calendar year exceeds

(ii) the number of shares of Common Stock that are available for new Awards under the Plan as of that date (with the number of shares available for new Awards being equal to the annual Share Limit reduced by Plan shares issued during the preceding calendar year and shares underlying outstanding Awards granted during the preceding calendar year). In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall be ratably adjusted by the Committee (as defined below), whose determination shall be final and binding upon the Company and all other interested persons. In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason whatsoever or in the event any Award granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Plan for the grant of additional Awards. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable.

1.3 Administration of the Plan. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall interpret the Plan and all Awards under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee
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pursuant to this and the other paragraphs of the Plan shall be final, binding and conclusive on all parties. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the Committee.

1.4 Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan; provided, however, no amendment, suspension or termination of the Plan may, without the consent of the holder of an Award, terminate such Award or adversely affect such holder’s rights with respect to such Award in any material respect; provided further, however, that any amendment which would constitute a “material amendment” of the Plan (as that term is used in the rules of the NYSE American LLC, or any successor exchange on which the Company’s equity securities are listed.

1.5 Granting of Awards. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Consultants and Non-Employee Directors as may be selected by it on the terms and conditions hereinafter set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Committee may consider any factors that it may deem relevant.

1.6 Term of Plan. The Plan, as amended and restated herein, shall be effective as of May 15, 2024 (the “Effective Date”), the date of its approval by the stockholders of the Company. The provisions of the Plan are applicable to all Awards granted on or after the Effective Date. If not sooner terminated under the provisions of Section 1.4, the Plan shall terminate upon, and no further Awards shall be made, after March 25, 2034, the tenth anniversary of its adoption by the Board subject to stockholder approval. Notwithstanding the foregoing, following the transition period with respect to any Award granted that is intended to be “Performance-Based Compensation”, no such Awards shall be granted except in accordance with the shareholder disclosure and approval requirements set forth under Treasury Regulation Section 1.162-27(e)(4)(vi).

1.7 Leave of Absence. If an employee of the Company, the Advisor or one of their respective Affiliates is on military, sick leave or other bona fide leave of absence, such person shall be considered an “Employee” for purposes of an outstanding Award during the period of such leave provided it does not exceed ninety (90) days, or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds ninety (90) days, such person shall be deemed to no longer be an “Employee” for purposes of an outstanding Award on the 91st day of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

1.8 Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Advisor” means Ashford Hospitality Advisors LLC, a Delaware limited liability company, together with any successors and assigns.

“Affiliate” means (i) Remington, (ii) any entity in which the Company, the Advisor or Remington, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (iii) any “parent corporation” of the Company, the Advisor or Remington (as defined in Section 424(e) of the Code), (iv) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company, the Advisor or Remington and (v) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company, the Advisor or Remington.

“Awards” means, collectively, Options, Purchased Stock, Bonus Stock, Stock Appreciation Rights, Phantom Stock, Restricted Stock or Other Awards.

“Bonus Stock” is defined in Article V.

“Cause” for termination of any Participant who is a party to an agreement of employment with or services to the Company or the Advisor shall mean termination for “Cause” as such term is defined in such agreement, the relevant portions of which are incorporated herein by reference. If such agreement does not define “Cause” or if a Participant is not a party to such an agreement, “Cause” means (i) the willful commission by a Participant of a criminal or other act that causes or is likely to cause substantial economic damage to the Company, the Advisor or one of their respective Affiliates or substantial injury to the business reputation of the Company, the Advisor or one of their respective Affiliates; (ii) the commission by a Participant of an act of fraud in the performance of such

2024 Proxy Statement A-5

Participant’s duties on behalf of the Company, the Advisor or one of their respective Affiliates; or (iii) the continuing willful failure of a Participant to perform the duties of such Participant to the Company, the Advisor or one of their respective Affiliates (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Participant by the Committee. For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company, the Advisor or one of their respective Affiliates, as the case may be.

“Change of Control” shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the 1934 Act, and as modified in Section 13(d) and 14(d) of the 1934 Act) other than (A) the Company or any of its subsidiaries or any of its officers or directors, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) Remington or any of its Affiliates, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding; provided, however, that an initial public offering of Common Stock shall not constitute a Change of Control;

(ii) the consummation of any merger, organization, business combination or consolidation of the Company, its operating company Ashford Hospitality Advisors LLC (“Ashford LLC”) or one of the subsidiaries of the Company or Ashford LLC with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company or Ashford LLC, as applicable, outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company, Ashford LLC or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or (iv) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved or recommended to stockholders of the Company by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Further, in the case of any item of income under an Award to which the foregoing definition would otherwise apply with the effect that the income tax under Section 409A of the Code would apply or be imposed on income under that Award, but where such tax would not apply or be imposed if the meaning of the term “Change of Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change of Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change of Control” (as defined above) and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” means the compensation committee appointed by the Board to administer the Plan or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be “performance-based compensation” as described in Section 162(m) of the Code, the Committee shall consist solely of two or more members of the Board, each of whom qualifies as (i) an “outside director” as described in Section 162(m) of the Code, (ii) a “non-employee director” within the meaning of Section 16b-3 under
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the 1934 Act, and (iii) as “independent directors” under the rules of any national securities exchange or national securities association, as applicable, that such Common Stock is traded on.

“Consultant” means any individual, other than a Director or an Employee, who renders consulting or advisory services to the Company, the Advisor or any of their respective Affiliates.

“Covered Employee” shall mean those employees of the Company who are “covered employees” as defined in Section 162(m) of the Code.

“Disability” means an inability to perform the Participant’s material services for the Company, the Advisor or any of their respective Affiliates, as applicable, for a period of ninety (90) consecutive days or a total of one hundred eighty (180) days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Participant (or his guardian) and the Company, provided that if the Participant (or his guardian) and the Company do not agree on a physician, the Participant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. Eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company, the Advisor or any of their respective affiliates shall conclusively establish the Participant’s disability. If a Disability constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A, then, to the extent required to comply with Section 409A, the Participant must also be considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

“Employee” means any employee of the Company, the Advisor or any of their respective Affiliates.

“Employment” includes any period in which a Participant is an Employee or a paid Consultant to the Company, the Advisor or any of their respective Affiliates.

“Fair Market Value” or “FMV Per Share”. The Fair Market Value or FMV Per Share of the Common Stock shall be the closing price on the NYSE MKT Exchange, or other national securities exchange or over-the-counter market, if applicable, for the date of the determination or, if no trade of the Common Stock shall have been reported for such date, the closing sales price quoted on such exchange for the most recent trade prior to the determination date. If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the determination date, the FMV Per Share shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

“Good Reason” means termination of employment by an Employee, termination of service by a Consultant or resignation from the Board of a Non-Employee Director under any of the following circumstances:

(i) if such Employee, Consultant or Non-Employee Director is a party to an agreement for employment with or service to the Company, the Advisor or any of their respective Affiliates, which agreement includes a definition of “Good Reason” for termination of employment with or service to the Company, the Advisor or any of their respective Affiliates, “Good Reason” shall have the same definition for purposes of the Plan as is set forth in such agreement, the relevant portions of which are incorporated herein by reference.

(ii) if such Employee, Consultant or Non-Employee Director is not a party to an agreement with the Company, the Advisor or any of their respective Affiliates that defines the term “Good Reason,” such term shall mean termination of employment or service under any of the following circumstances, if the Company, the Advisor or any of their respective Affiliates, as applicable, fails to cure such circumstances within thirty (30) days after receipt of written notice from the Participant setting forth a description of such Good Reason:
(a) the removal from or failure to re-elect the Participant to the office or position in which he or she last served;

(b) any material diminishment, on a cumulative basis, of the Participant’s overall duties, responsibilities, or status, including the assignment to the Participant of any duties, responsibilities, or reporting requirements materially inconsistent with his or her position with the Company, the Advisor or one of their respective Affiliates, as applicable;

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(c) a material reduction by the Company, the Advisor or one of their respective Affiliates in the Participant’s fees, compensation, or benefits that is not part of a reduction affecting all members of the management team or Board; or

(d) the requirement by the Company, the Advisor or one of their respective Affiliates that the principal place of business at which the Participant performs his or her duties be changed to a location more than fifty (50) miles from downtown Dallas, Texas.

“Incentive Option” means any option which satisfies the requirements of Section 422 of the Code and is granted pursuant to Article III of the Plan.

“Non-Employee Director” means persons who are members of the Board but who are neither Employees nor Consultants of the Company, the Advisor or any of their respective Affiliates.

“Non-Qualified Option” shall mean an option not intended to satisfy the requirements of Section 422 of the Code and which is granted pursuant to Article II of the Plan.

“Option” means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Option or a Non-Qualified Option, or both, as applicable.

“Optionee” means a Participant who has received or will receive an Option.

“Option Expiration Date” means the date determined by Committee which shall not be more than ten (10) years after the date of grant of an Option.

“Other Award” means an award granted pursuant to Article IX of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or cash, as are deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment and/or settlement contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the value of Common Stock or the value of securities of or the performance of specified subsidiaries.

“Outstanding Company Common Stock” means, as of any date of determination, the then outstanding shares of Common Stock of the Company.

“Outstanding Company Voting Securities” means, as of any date of determination, the combined voting power of the then outstanding voting securities of the Company entitled to vote generally on the election of directors.

“Participant” means any Employee, Consultant or Non-Employee Director granted an Award under the Plan.

“Phantom Stock” means an Award of the right to receive cash equal to the Fair Market Value of a specified number of shares of Common Stock at the end of a specified deferral period which is granted pursuant to Article VI of the Plan.

“Purchased Stock” is defined in Section 4.1.

“Remington” means Remington Lodging & Hospitality LLC, a Delaware limited liability company, and its affiliates.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” shall mean any share of Common Stock, prior to the lapse of restrictions thereon, granted under Article VII of the Plan.

“Stock Appreciation Rights” means an Award granted pursuant to Article VI of the Plan.
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Article II
OPTIONS

2.1 Grants. The Committee may grant Options to purchase shares of Common Stock to any Employee, Consultant or Non-Employee Director of the Company according to the terms set forth below. Options which are intended to comply with Treasury Regulation Section 1.409A-1(b)(5)(i)(A) or any successor regulation, may be granted only to Employees, Consultants or Non-Employee Directors of the Company or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Company and ending with the corporation or other entity for which such Employee, Consultant or Non-Employee Director performs services. For these purposes, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; or (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate. The Committee may grant Options that are otherwise exempt from or compliant with Code Section 409A to any eligible Employee, Consultant or Non-Employee Director.

2.2 Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Option granted under this Article II shall not be less than the FMV Per Share on the date of grant of such Option. The exercise price for each Option granted under Article II shall be subject to adjustment as provided in Section 2.3(d).

2.3 Terms and Conditions of Options. Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

(a) Option Period and Conditions and Limitations on Exercise. No Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Option shall be exercisable at such time or times as the Committee in its discretion may determine at the time such Option is granted.

(b) Manner of Exercise. In order to exercise an Option, the Participant entitled to exercise it shall deliver to the Company payment in full for the shares being purchased, together with any required withholding taxes. The payment of the exercise price for each Option shall either be (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the Participant for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, (iii) subject to such conditions and requirements as the Committee may specify, at the written request of the Participant, by the Company’s withholding from shares otherwise deliverable pursuant to the exercise of the Option shares of Common Stock having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iv) subject to such instructions as the Committee may specify, at the Participant’s written request the Company may deliver certificates for the shares of Common Stock for which the Option is being exercised to a broker for sale on behalf of the Participant, provided that the Participant has irrevocably instructed such broker to remit directly to the Company on the Participant’s behalf the full amount of the exercise price from the proceeds of such sale. In the event that the Participant elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the Participant owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the Participant (or not require surrender of) the certificate for the shares being tendered upon the exercise. If the Committee so requires, such Participant shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

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(c) Options not Transferable. Except as provided below, no Non-Qualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during the lifetime of the Participant to whom any such Option is granted, and it shall be exercisable only by the Participant (or his or her guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Option with respect to the shares involved in such attempt. With respect to a specific Non-Qualified Option, the Participant (or his or her guardian) may transfer, for estate planning purposes, all or part of such Option to one or more immediate family members or related family trusts or partnerships or similar entities.

(d) Adjustment of Options. In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares as to which all outstanding Options granted, or portions thereof then unexercised, shall be exercisable, to the end that after such event the shares subject to the Plan and each Participant’s proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in an outstanding Option shall be made without change in the total price applicable to the Option or the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in exercise price per share. Any such adjustment made by the Committee shall be final and binding upon all Participants, the Company and all other interested persons.

(e) Listing and Registration of Shares. Each Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

2.4 Amendment. The Committee may, without the consent of the Participant or Participants entitled to exercise any outstanding Option, amend, modify or terminate such Option; provided, however, such amendment, modification or termination shall not, without such Participant’s consent, reduce or diminish the value of such Option determined as if the Option had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Committee may at any time or from time to time, in its discretion, in the case of any Option which is not then immediately exercisable in full, accelerate the time or times at which such Option may be exercised to any earlier time or times.

2.5 Acceleration of Vesting. Any Option granted hereunder which is not otherwise vested shall vest (unless specifically provided to the contrary by the Committee in the document or instrument evidencing an Option granted hereunder) upon (i) termination or removal of an Employee, Consultant or Non-Employee Director without Cause or termination by or resignation of an Employee, Consultant or Non-Employee Director with Good Reason; (ii) termination, removal or resignation of an Employee, Consultant or Non-Employee Director for any reason within one (1) year from the effective date of the Change of Control; or death or Disability of the Participant.

2.6 Other Provisions.

(a) A Participant entitled to exercise, or who has exercised, an Option shall not be entitled to any rights as a stockholder of the Company with respect to any shares subject to such Option until he or she shall have become the holder of record of such shares.

(b) No Option granted hereunder shall be construed as limiting any right which the Company, the Advisor or any of their respective Affiliates may have to terminate at any time, with or without Cause, the employment or service of any Participant to whom such Option has been granted.

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(c) Notwithstanding any provision of the Plan or the terms of any Option, the Company shall not be required to issue any shares hereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state or federal law or of the rules or regulations of any governmental regulatory body.

2.7 Option Repricing. With stockholder approval only, the Committee, in its absolute discretion, may grant to holders of outstanding Non-Qualified Options, in exchange for the surrender and cancellation of such Non-Qualified Options, new Non-Qualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Non-Qualified Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

2.8 Share Limitation. The maximum number of shares of Common Stock with respect to which Options may be granted under the Plan to any individual Covered Employee during any calendar year (whether such Options are intended to be Incentive Options or not), is 210,000 shares of Common Stock.

Article III
INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all the provisions of Article II shall be applicable to Incentive Options. Options which are specifically designated as Non-Qualified Options shall not be subject to the terms of this Article III.

3.1 Eligibility. Incentive Options may only be granted to Employees of the Company.

3.2 Exercise Price. The exercise price per Share shall not be less than one hundred percent (100%) of the FMV Per Share on the option grant date.

3.3 Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company, or any parent or subsidiary thereof) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

3.4 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the FMV Per Share on the option grant date and the option term shall not exceed five (5) years measured from the option grant date.

3.5 Options Not Transferable. No Incentive Option granted hereunder shall be transferable other than by will or by the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by such Optionee.

3.6 Compliance with Section 422 of the Code. All Options that are intended to be Incentive Options shall be designated as such in the Option grant and in all respects shall be issued in compliance with Section 422 of the Code.

3.7 Limitations on Exercise. No Incentive Option shall be exercisable more than three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability.

3.8 Share Limitation. The maximum number of shares of Common Stock with respect to which Incentive Options may be granted under the Plan is 210,000 shares of Common Stock.

Article IV
PURCHASED STOCK

4.1 Eligible Persons. The Committee shall have the authority to authorize the sale of shares of Common Stock (“Purchased Stock”) to such Employees, Consultants and Non-Employee Directors of the Company, the Advisor or their respective Affiliates as may be selected by it, on such terms and conditions as it may establish,

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subject to the further provisions of this Article IV. Each issuance and sale of Purchased Stock under this Plan shall be evidenced by an agreement which shall be subject to applicable provisions of this Plan and to such other provisions not inconsistent with this Plan as the Committee may approve for the particular sale transaction.

4.2 Purchase Price. The price per share of Purchased Stock under this Plan shall be determined in the sole discretion of the Committee, and may be less than, but shall not be greater than, the FMV Per Share at the time of purchase.

4.3 Payment of Purchase Price. Payment of the purchase price for Purchased Stock under this Plan shall be made in full in cash or by check payable and acceptable to the Company.

4.4 Share Limitation. The maximum number of shares of Purchased Stock that may be granted under the Plan to any individual Covered Employee during any calendar year is 210,000 shares of Common Stock.

Article V
BONUS STOCK

5.1 Eligible Persons. The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Bonus Stock to Employees, Consultants or Non-Employee Directors of the Company, the Advisor or any of their respective Affiliates. “Bonus Stock” shall be shares of Common Stock that are not subject to a Restricted Period under Article VII.

5.2 Share Limitation. The maximum number of shares of Bonus Stock that may be granted under the Plan to any individual Covered Employee during any calendar year is 210,000 shares of Common Stock.

Article VI
STOCK APPRECIATION RIGHTS AND PHANTOM STOCK

6.1 Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Employees, Consultants or Non-Employee Directors of the Company on the following terms and conditions. Stock Appreciation Rights which are intended to comply with Treasury Regulation Section 1.409A-1(b)(5)(i)(B) or any successor regulation, may be granted only to Employees, Consultants or Non-Employee Directors of the Company or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Company and ending with the corporation or other entity for which such Employee, Consultant or Non-Employee Director performs services. For these purposes, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; or (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate. The Committee may grant Stock Appreciation Rights that are otherwise exempt from or compliant with Code Section 409A to any eligible Employee, Consultant or Non-Employee Director.

(a) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the FMV Per Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee.

(b) Rights Related to Options. A Stock Appreciation Right granted in connection with an Option shall entitle a Participant, upon exercise thereof, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Section 6.1(a). That Option shall then cease to be exercisable to the extent surrendered. A Stock Appreciation Right granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable (other than by will or the laws of descent and distribution) except to the extent that the related Option is transferable.

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(c) Right Without Option. A Stock Appreciation Right granted independent of an Option shall be exercisable as determined by the Committee and set forth in the Award agreement governing the Stock Appreciation Right.

(d) Terms. The Committee shall determine at the date of grant the time or times at which, and the circumstances under which, a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. The grant price per each Stock Appreciation Right granted hereunder shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.

(e) Share Limitation. The maximum number of shares of Common Stock with respect to which Stock Appreciation Rights that may be granted under the Plan to any individual Covered Employee during any calendar year is 210,000 shares of Common Stock.

6.2 Phantom Stock Awards. The Committee is authorized to grant Phantom Stock to the Participants, which are rights to receive cash equal to the Fair Market Value of a specified number of shares of Common Stock at the end of a specified deferral period, subject to the following terms and conditions:

(a) Award and Restrictions. Satisfaction of Phantom Stock shall occur upon expiration of the deferral period specified for such Phantom Stock by the Committee or, if permitted by the Committee, as elected by the Participant. In addition, Phantom Stock shall be subject to such restrictions (which may include a risk of forfeiture), if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, installments or otherwise, as the Committee may determine.

(b) Forfeiture. Except as otherwise determined by the Committee or as may be set forth in any Award, employment or other agreement pertaining to awards of Phantom Stock, upon termination of employment or services during the applicable deferral period or portion thereof to which forfeiture conditions apply, all Phantom Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Phantom Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Phantom Stock.

(c) Performance Goals. To the extent the Committee determines that Phantom Stock granted pursuant to this Article VI shall constitute performance-based compensation for purposes of Section 162(m) of the Code, the grant or settlement of Phantom Stock shall, in the Committee’s discretion, be subject to the achievement of performance goals determined and applied in a manner consistent with Article VIII.

(d) Share Limits. The maximum number of shares of Phantom Stock that may be granted to any individual Covered Employee during any calendar year is 210,000 shares.

Article VII
RESTRICTED STOCK

7.1 Eligible Persons. All Employees, Consultants and Non-Employee Directors shall be eligible for grants of Restricted Stock.

7.2 Restricted Period and Vesting.

(a) Unless the Award specifically provides otherwise, Restricted Stock shall be subject to restrictions on transfer by the Participant and repurchase by the Company such that the Participant shall not be permitted to transfer such shares and the Company shall have the right to repurchase or recover such shares for the lesser of the FMV Per Share on the forfeiture day or the amount of cash paid therefor, if any, if the Participant shall terminate employment from or services to the Company, the Advisor or any of their respective Affiliates, as applicable, provided that such transfer and repurchase restrictions shall lapse with respect to 33.33% of such initial shares on the first anniversary of the date of grant and on each subsequent anniversary of the date of grant

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that the Participant shall remain continuously as an Employee, Non-Employee Director or Consultant of the Company, the Advisor or any of their respective Affiliates, as applicable; subject to Section 7.2(b) below.

(b) Notwithstanding the foregoing, unless the Award specifically provides otherwise, all Restricted Stock not otherwise vested shall vest upon (i) termination or removal of an Employee, Consultant or Non-Employee Director without Cause; (ii) termination by or resignation of an Employee, Consultant or Non-Employee Director with Good Reason; (iii) termination, resignation or removal of an Employee, Consultant or Non-Employee Director for any reason within one (1) year from the effective date of a Change of Control; or (iv) death or Disability of the Participant.

(c) Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period, shall be left in deposit with the Company and a stock power endorsed in blank. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the Ashford Inc. 2014 Incentive Plan and Grant of Restricted Stock dated ________________, 20____ and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such plan or grant.
(d) Share Limits. The maximum number of shares of Restricted Stock that may be granted to any individual Covered Employee during any calendar year is 210,000 shares of Common Stock.

Article VIII
PERFORMANCE-BASED COMPENSATION

8.1 Eligible Persons. All Covered Employees shall be eligible for grants of Awards that are intended to be Performance-Based Compensation.

8.2 Performance-Based Compensation. The Committee may grant Awards that are intended and designated by the Committee to be Performance-Based Compensation. Other than awards of Options and Stock Appreciation Rights granted to a Covered Employee, such Awards shall specify performance goals based on performance criteria measured over a period of not less than one (1) year and not more than three (3) years. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions, except as limited under Section 8.3 in the case of an Award granted to a Covered Employee.

8.3 Performance Goals. The grant and/or settlement of an Award designated as Performance-Based Compensation shall be contingent upon terms set forth in this Section 8.3.

(a) General. The performance goals for Awards intended to qualify as Performance-Based Compensation shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee which are intended to comply with Section 162(m) of the Code, performance goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation Section 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Awards. Performance goals may differ among Awards granted to any one Participant or for such Awards granted to different Participants.

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Awards intended to qualify as Performance-Based Compensation granted to a Participant: (A) operating income; (B) return on net assets; (C) return on assets; (D) return on investment; (E)
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return on equity; (F) pretax earnings; (G) pretax earnings before interest, depreciation and amortization; (H) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (I) total stockholder return; (J) earnings per share; (K) increase in revenues; (L) increase in cash flow; (M) increase in cash flow return; (N) economic value added; (O) gross margin; (P) net income; (Q) debt reduction; (R) credit status; (S) stock price; and (T) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

(c) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Awards intended to qualify as Performance-Based Compensation shall be measured over a performance period of not less than one (1) year and not more than three (3) years, as specified by the Committee. Performance goals in the case of any Award granted to a Covered Employee shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Settlement of Awards Intended to Qualify as Performance-Based Compensation; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Awards intended to qualify as Performance-Based Compensation payable to each Covered Employee based upon achievement of business criteria over a performance period. The Committee may not exercise discretion to increase any such amount payable in respect of any such Award designed to comply with Section 162(m) of the Code. Subject to Treasury Regulation Section 1.162-27(e)(2)(v), the Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of such Awards.

(e) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Awards intended to qualify as Performance-Based Compensation, and the achievement of performance goals relating to such Awards shall be made in writing in the case of any Award granted to a Covered Employee. The Committee may not delegate any responsibility relating to such Awards.

Article IX
OTHER AWARDS

9.1 Eligible Persons. The Committee is hereby authorized to grant to Employees, Non-Employee Directors and Consultants of the Company, the Advisor or any of their respective Affiliates Other Awards, which shall consist of a right which (i) is not an Award described in any other Article and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) or cash as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Award.

9.2 Limits. The maximum number of shares of Common Stock or the value for which Other Awards may be granted to any individual Covered Employee during any calendar year is 210,000 shares of Common Stock, if the Award is in shares of Common Stock, or $8,000,000, if the Award is denominated in dollars.

Article X
CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

10.1 General. Awards may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. Notwithstanding the foregoing, the Committee may amend any Award without the consent of the holder if the Committee deems it necessary to avoid adverse tax consequences to the holder under Section 409A of the Code. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have discretion to accelerate or waive any term or condition of an Award (i) if such discretion would cause the Award to have adverse tax consequences to the Participant under Section 409A of the Code, or (ii) if the Award is intended to qualify as “performance-based compensation” for purposes of Section

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162(m) of the Code and such discretion would cause the Award not to so qualify. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Maryland General Corporation Law, no consideration other than services may be required for the grant of any Award.

10.2 Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 2.7, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, the Advisor, any of their respective Affiliates, or any business entity to be acquired by the Company, the Advisor or any of their respective Affiliates, or any other right of a Participant to receive payment from the Company, the Advisor or any of their respective Affiliates. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company, the Advisor or any of their respective Affiliates.

10.3 Term of Awards. The term or Restricted Period of each Award that is an Option, Stock Appreciation Right, Phantom Stock or Restricted Stock shall be for such period as may be determined by the Committee; provided that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter terms as may be require in respect of an Incentive Stock Option under Section 422 of the Code).

10.4 Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award, or settlement of an Award may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Award agreement, be accelerated and cash paid in lieu of shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that such discretion may not be exercised by the Committee if the exercise of such discretion would result in adverse tax consequences to the Participant under Section 409A of the Code. In the discretion of the Committee, Awards granted pursuant to Article VI or VIII of the Plan may be payable in shares to the extent permitted by the terms of the applicable Award agreement. Installment or deferred payments may be required by the Committee (subject to Section 1.4 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee; provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of amounts in respect of installment or deferred payments denominated in shares. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company.

10.5 Vested and Unvested Awards. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award of (i) Restricted Stock, a certificate, without the legend set forth in Section 7.2(c), for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Participant, (ii) Phantom Stock, to the extent not paid in cash, a certificate for the number of shares equal to the number of shares of Phantom Stock earned, and (iii) Stock Appreciation Rights, cash and/or a certificate for the number of shares equal in value to the number of Stock Appreciation Rights vested shall be delivered to the Participant. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Phantom Stock, Stock Appreciation Rights or Other Awards, as the case may be, shall either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

10.6 Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the 1934 Act shall be exempt from Section 16(b) of the 1934 Act pursuant to an applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall
A-16 2024 Proxy Statement

be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the 1934 Act.

10.7 Other Provisions. No grant of any Award shall be construed as limiting any right which the Company, the Advisor or any of their respective Affiliates may have to terminate at any time, with or without cause, the employment of any person to whom such Award has been granted.

10.8 Change of Control. In the event of a Change of Control, the following provisions shall apply.

(a) General. Unless otherwise provided in the Award, in connection with a Change of Control, the Board shall have the authority in its sole discretion to take any one or more of the following actions with respect to the Awards:
(i) the Board may accelerate vesting of all Awards and, with respect to Options and Stock Appreciation Rights, the time at which all Options and Stock Appreciation Rights then outstanding may be exercised or paid so that all Awards may be fully vested and exercised or paid in full for a limited period of time on or before a specified date fixed by the Board or the Committee, after which specified date all unexercised Awards, if any, and all rights of the Participants thereunder shall terminate, or the Board or the Committee may accelerate vesting or payment and the time at which such Awards may be exercised or paid so that such Awards may be exercised or paid in full for their then remaining term;

(ii) the Board may waive, alter and/or amend the performance goals and other restrictions and conditions of Awards then outstanding, with the result that the affected Awards may be deemed vested, and the Restricted Period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the Change of Control or such other date as may be determined by the Board;

(iii) the Board may cause the acquirer to assume the Plan and the Awards or exchange the Awards for awards for the acquirer’s stock;

(iv) the Board may terminate the Plan; and

(v) the Board may terminate and cancel all outstanding unvested or unexercised Awards as of the date of the Change of Control on such terms and conditions as it deems appropriate.

Notwithstanding the above provisions of this Section 10.8(a), the Board shall not be required to take any action described in the preceding provisions of this Section 10.8(a), and any decision made by the Board, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 10.8(a) shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b) Right to Cash-Out. The Board shall, in connection with a Change of Control, have the right to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the Cash Value (as defined below) of the Awards. Such right shall be exercised by written notice to all affected Participants. The amount payable to each Participant by the Company shall be in cash or by certified check paid within five (5) days following the transfer and delivery of such Award (but in no event later than fifty (50) days following the date of the Change of Control) and shall be reduced by any taxes required to be withheld. “Cash Value” of an Award means the sum of (i) in the case of any Award which is not an Option or an Award of Restricted Stock, the value of all benefits to which the Participant would be entitled as if the Award were vested and settled or exercised and (ii) (A) in the case of any Award that is an Option, the excess of the FMV Per Share over the exercise price or (B) in the case of an Award of Restricted Stock, the FMV Per Share of Restricted Stock, multiplied by the number of shares subject to such Award, all as determined by the Board as of the date of the Change of Control or such other date as may be determined by the Board.

Article XI
WITHHOLDING FOR TAXES

Any issuance of Common Stock pursuant to the exercise of an Option or payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. Such arrangements may, at the discretion of the Committee, include allowing the

2024 Proxy Statement A-17

person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company the person is an officer or individual subject to Rule 16b‑3, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of shares of Common Stock (at the tax rate required by the Code) from such Award payment or exercise.

Article XII
MISCELLANEOUS

12.1 No Rights to Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

12.2 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, the Advisor or any of their respective Affiliates. Further, the Company, the Advisor or any of their respective Affiliates may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

12.3 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Maryland, without regard to any principles of conflicts of law.

12.4 Severability. If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

12.5 Other Laws. The Committee may refuse to issue or transfer any shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such shares or such other consideration might violate any applicable law.

12.6 Stockholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ agreement in such form as approved from time to time by the Board.

12.7 No Guarantee of Tax Consequences. Each Participant shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of his or her participation in the Plan. None of the Board, the Company or the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the Participants.

12.8 Compliance with Section 409A of the Code. Certain items of compensation paid pursuant to this Plan are or may be subject to Section 409A of the Code. In such instances, this Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Subject to any other restrictions or limitations contained herein, in the event that a “specified employee” (as defined under Section 409A of the Code) becomes entitled to a payment under the Plan that is subject to Section 409A of the Code on account of a “separation from service” (as defined under Section 409A of the Code), such payment shall not occur until the date that is six months plus one (1) day from the date of such “separation from service.” In the event that a Participant becomes
A-18 2024 Proxy Statement

entitled to a payment under the Plan that is subject to Section 409A of the Code on account of a termination of employment, such termination of employment must also constitute a “separation from service” (as defined under Section 409A of the Code).

12.9 Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, the Advisor or any Affiliate, as applicable, including, without limitation, any claw-back policy adopted to comply with the requirements of any federal or state laws and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award agreement.

2024 Proxy Statement A-19

ASHFORD INC
ATTN: ALEX ROSE
14185 DALLAS PARKWAY
SUITE 1200
DALLAS, TX 75254

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42110-P04063

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASHFORD INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Monty J. Bennett
02) Dinesh P. Chandiramani
03) Darrell T. Hail
04) Uno Immanivong
05) W. Michael Murphy
06) Brian Wheeler

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To obtain advisory approval of the Company's executive compensation.	☐	☐	☐
3. To ratify the appointment of BDO USA, P.C., a national public accounting firm, as the Company's independent auditors for the fiscal year ending December 31, 2024.	☐	☐	☐
4. To approve Amendment No. 2 to the Ashford Inc. 2014 Incentive Plan.	☐	☐	☐

Note: To transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date